  As filed with the Securities and Exchange Commission on August 19, 1999
                                                      Registration No. 333-80581

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                 -------------

                              Amendment No. 3
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                                LOOKSMART, LTD.
             (Exact name of Registrant as specified in its charter)

             Delaware                              7373                             13-3904355
  (State or other jurisdiction of      (Primary Standard Industrial              (I.R.S. Employer
  incorporation or organization)            Identification No.)               Classification Number)

                                LookSmart, Ltd.
                               487 Bryant Street
                          San Francisco, CA 94107-1316
                                 (415) 597-4850
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                 -------------

                                 Evan Thornley
                            Chief Executive Officer
                                LookSmart, Ltd.
                               487 Bryant Street
                          San Francisco, CA 94107-1316
                                 (415) 597-4850
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -------------

                                   Copies to:

                Hank V. Barry, Esq.                               William H. Hinman, Jr., Esq.
                Gail C. Husick, Esq.                                 Danielle Carbone, Esq.
             Kelly Ames Morehead, Esq.                                Shearman & Sterling
          Wilson Sonsini Goodrich & Rosati                            1550 El Camino Real
                 650 Page Mill Road                               Menlo Park, California 94025
            Palo Alto, California 94304                                  (650) 330-2200
                   (650) 493-9300

                                 -------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.

                                 -------------

   If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                      CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                           Proposed
                                           Maximum        Proposed
 Title of Each Class of                   Aggregate       Maximum      Amount of
    Securities to be      Amount to be  Offering Price   Aggregate    Registration
       Registered         Registered(1)   Per Share    Offering Price    Fee(2)
----------------------------------------------------------------------------------
Common Stock ($0.001 par
 value)................    10,350,000       $13.00      $134,550,000    $37,405

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 1,350,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.

(2) This amount was previously paid. Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a) under the Securities Act.

                                 -------------

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said
Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

               Subject to Completion. Dated August 19, 1999.

                             9,000,000 Shares

[LOGO OF LOOKSMART(SM) APPEARS HERE]
                                LookSmart, Ltd.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of LookSmart, Ltd. All of the 9,000,000 shares of common stock are being sold by LookSmart.

  Prior to this offering, there has been no public market for the common stock. LookSmart expects that the initial public offering price will be between $11.00 and $13.00. The common stock has been approved for quotation on the Nasdaq National Market under the symbol "LOOK", subject to notice of issuance.

  See "Risk Factors" on page 7 to read about certain factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                          Per Share    Total
                                                          ---------    -----
Initial public offering price............................  $        $
Underwriting discount....................................  $        $
Proceeds, before expenses, to LookSmart..................  $        $

  To the extent that the underwriters sell more than 9,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 1,350,000 shares from LookSmart at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares on   , 1999.

Goldman, Sachs & Co.

                         BancBoston Robertson Stephens

                                                              Hambrecht & Quist

                                  -----------

                     Prospectus dated              , 1999.

                             DESCRIPTION OF ARTWORK

   [LookSmart logo.]

   [The gatefold includes a centered picture of a screen shot of LookSmart's homepage with the heading, "a better way to look." On either side of the picture are captioned statements and graphics illustrating LookSmart's features. To the left of the centered picture, the captioned statements and graphics are as follows]:

   Find exactly what you're looking for: LookSmart's Categories contain 800,000 quality websites, and grow larger each day. Our staff of professional editors scours the Internet for the best websites, then sorts them into a logical, easy-to-use format. Our goal is to provide "all the good stuff on the Internet, with none of the bad." Together, LookSmart Search, LookSmart Categories, and LookSmart Live! ensure that one way or another your search will be successful.

   [Picture of a screenshot of a link from LookSmart's homepage.]

   Easy, intuitive, helpful categories: Even more impressive than the size and quality of our directory is its clear, explicit organization. LookSmart Categories make it easier to find the "best stuff." Our cascading menus help quickly narrow your search. Plus you can see the path you've taken at any point along the way.

   [Boxed representation of editor web site summaries.]

   Our editors help summarize each site: Most search engines deliver hundreds (sometimes thousands) of website listings. With LookSmart, our editors actually review the content of each selected website. This means every LookSmart result comes with a succinct summary, so you can find what you're looking for quicker.

   [To the right of the centered picture, the captioned statements and graphics are as follows]:

   What advertisers are looking for: A new study reveals that women are now the driving force in the growth of Internet buying.* Users of looksmart.com skew 61% female.** That translates into a highly attractive audience for advertisers, and a strong potential source of revenues for LookSmart.
* Nielsen/CommerceNet, April, 1999. ** NPD research, Winter, 1999.

   [Picture of a screenshot of a link from LookSmart's homepage.]

   An industry first--a personalized response: LookSmart Live! is the first online search service of its kind. Now you can ask a very specific question, and get a personalized answer via email. Each question is handled individually by one of our search editors. It's people helping people find things on the Internet.

   Heading: looksmart Radio.

   The talk of the Internet: looksmart Radio provides highly differentiated, educational content focused on the daily Internet needs and interests of the "New Media Family." Subjects include news, search tips, interviews with celebrities and lifestyle experts, Internet stock reports, horoscopes, website reviews and more. All in an easy to access, "always on" audio format.

                               PROSPECTUS SUMMARY

   This summary does not contain all of the information that you should consider before investing in our common stock. You should read the following summary together with the more detailed information regarding LookSmart and the common stock being sold in this offering and our financial statements and notes to those statements appearing elsewhere in this prospectus. Except as stated in the financial statements or as specified in this prospectus, the presentation of information in this prospectus reflects a three-for-two split of the outstanding shares of common and preferred stock completed in July 1999, assumes the conversion of all LookSmart's preferred stock into common stock as of the date of closing of this offering and assumes that the underwriters do not exercise the option issued to them by us to purchase additional shares in the offering.

                                   LookSmart

Our Business

   We are a leading category-based Internet directory provider that has assembled what we believe to be the largest collection of high-quality, granular content on the Internet. Our LookSmart directory contains over 800,000 unique URLs in over 60,000 categories. Our directory is organized in an easy-to-navigate format that is designed to appeal to both novice and sophisticated Internet users. Additionally, we are an Internet navigation service provider that chooses not to list pornographic or hate material.

   We distribute our proprietary directory to a large number of Internet users through LookSmart-owned Internet properties and through our strategic alliances. Our Internet properties, including looksmart.com, target the rapidly emerging user demographic of female household purchase decision-makers that we call the New Media Family, and generate advertising and electronic commerce revenues. We broaden the reach of the LookSmart directory through syndication and licensing of our content. We currently provide our directory to leading Internet portals, including The Microsoft Network, Netscape Netcenter, Excite@Home and Alta Vista, and 220 Internet service providers, including IBM.net and NetZero. In addition, users can access our content and services through a network of over 600,000 websites. In May 1999, more than 43 million individual Internet users accessed looksmart.com and the websites of our licensing and syndication affiliates, according to Media Metrix.

Our Market Opportunity

   As the amount of content on the Internet grows, users, advertisers, content providers, navigation services, and on-line businesses face a growing challenge of finding an organizing layer that can successfully match content producers with end users. Our business provides solutions to the specific challenges of each of these constituencies.

  The Navigation Solution. Our category-based Internet directory helps users find what they need by organizing what we believe to be the largest collection of high-quality, granular content into an easy-to-use navigation format.

  The Audience and Advertising Solution. Through looksmart.com, we seek to package the LookSmart directory with other appropriate content and functionality to provide a simple, compelling experience for the New Media Family. Looksmart.com's benefits include intuitive navigation, an inoffensive content environment and differentiated visual design, content, commerce and community functionality. By targeting the New Media Family, we offer advertisers a unique opportunity to reach female household purchase decision-makers. In addition, we offer advertisers the ability to place their advertisements on category and key word search results pages.

  The Business Solution. We offer content providers, navigation services and online businesses a variety of solutions.

  . We leverage our database by syndicating, licensing and distributing our proprietary content to leading Internet portals, websites and other media companies, and we provide Internet service providers with a full content solution for their users.

  . We offer services that help both new and existing businesses optimize their online presence, including website enhancement services for webmasters and seminars and services that enable small and mid-size business owners to sell their products and services over the Internet.

  . We offer a variety of websites that allow buyers and sellers to find each other. These websites include rewardmall.com, an affinity Internet shopping mall site, and "Buy it On the Web", an Internet shopping website that promotes and sells over 20 "As Seen on TV" products.

Our Strategy

   Our strategy is to be the leading category-based Internet directory service for global and local information on the Internet and to derive multiple revenue streams by leveraging our directory asset. Key elements to our growth strategy include:

  Expand Collection of High-Quality, Granular Content. We intend to expand both the number of high-quality URLs included in our directory, as well as the number of categories into which we classify the URLs by continually adding new websites, communities and ecommerce environments, deleting outdated links and updating editorial annotations.

  Build the LookSmart Brand and Audience. To enhance business and consumer awareness of our brand, we plan to pursue an extensive brand development initiative through mass market and targeted advertising. Our consumer branding investments will focus specifically on reaching our target New Media Family audience.

  Utilize LookSmart Content to Drive Multiple Revenue Streams. We intend to leverage our unique assets--the LookSmart directory and the people and processes that create it--and monetize them by generating revenues through online advertising, syndication and licensing, Internet outsourcing and ecommerce.

  Pursue Strategic Acquisitions and Alliances. We plan to pursue acquisitions and alliances to strengthen our technology, broaden our audience reach and capture new distribution channels or open new revenue streams.

  Expand into Select International Markets. As one of only a few companies that have created a significant presence in the United States Internet market with beginnings outside the United States, we believe we are well positioned to enter major international markets in a locally-relevant, culturally-sensitive manner.

Corporate Information

   We are a Delaware corporation with our principal executive offices located at 487 Bryant Street, San Francisco, CA 94107-1316. Our telephone number is
(415) 597-4850. Our fiscal year ends on December 31. We maintain a world wide website at www.looksmart.com. The reference to our world wide web address does not constitute incorporation by reference of the information contained at this website. The LookSmart logo is a registered trademark of LookSmart, and LookSmart Live! and New Media Family are service marks of LookSmart. All other brand names and trademarks appearing in this prospectus are the property of their respective holders.

                                  The Offering

 Shares offered by LookSmart................ 9,000,000 shares
 Shares outstanding after this offering(1).. 85,359,138 shares
 Nasdaq National Market Symbol.............. "LOOK"
 Use of proceeds............................ General corporate purposes, including working capital,
                                             marketing and promotional
                                             activities, new product
                                             development, increased personnel
                                             and potential acquisitions.

--------

(1) Based on shares outstanding as of June 30, 1999, including 12,478,673 shares of common stock expected to be issued upon exercise of outstanding warrants immediately prior to the closing of this offering. The following shares are excluded from this number: 12,126,253 shares of common stock issuable upon the exercise of options outstanding under our 1998 Stock Plan and 3,516,661 shares of common stock issuable upon exercise and conversion of outstanding warrants.

                   Summary Consolidated Financial Information
                    (in thousands, except per share amounts)

                                                                            Pro Forma
                              Fiscal Year Ended     Six Months  Pro Forma   Six Months
                          -------------------------   Ended     Year Ended    Ended
                          December 31, December 31,  June 30,  December 31,  June 30,
                              1997         1998        1999      1998(1)     1999(1)
                          ------------ ------------ ---------- ------------ ----------
Consolidated Statement
 of
Operations Data:
Revenues................    $   949      $  8,785    $ 17,070    $ 24,184    $ 20,797
Loss from operations....     (7,329)      (11,898)    (19,911)    (14,639)    (22,652)
Net loss................     (7,514)      (12,858)    (19,374)    (15,601)    (22,115)
Net loss per share,
  basic and diluted.....    $ (0.08)     $  (0.68)   $  (0.91)   $  (0.73)   $  (0.93)
Weighted average shares,
 basic and diluted......     91,589        18,790      21,265      21,340      23,815
Pro forma net loss per
 share,
  basic and diluted.....                 $  (0.31)   $  (0.35)   $  (0.34)   $  (0.40)
Pro forma weighted
 average shares, basic
 and diluted............                   41,080      55,496      45,947      55,496

                                                           At June 30, 1999
                                                        ----------------------
                                                                  Pro Forma
                                                        Actual  As Adjusted(2)
Consolidated Balance Sheet Data:                        ------- --------------
Cash and cash equivalents.............................. $42,731    $143,708
Working capital........................................  26,262     127,239
Total assets...........................................  90,086     191,063
Long-term debt and capital lease obligations, net of
 current portion.......................................     322         322
Total stockholders' equity............................. $58,838    $159,815

--------
(1) Pro forma financial information reflects the acquisition of BeSeen.com, Inc. and the asset purchase transactions with Guthy-Renker Internet, LLC and ITW NewCorp, Inc. See the unaudited pro forma combined financial information and the notes thereto included elsewhere in this prospectus.

(2) As adjusted to reflect the sale of 9,000,000 shares of our common stock at an assumed offering price of $12.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

                                  RISK FACTORS

   You should carefully consider the risks described below before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you could lose all or part of your investment.

                         Risks Related to Our Business

We have a history of net losses and expect to continue to incur net losses

   We have incurred net losses since our inception, including a net loss of approximately $19.4 million for the six months ended June 30, 1999. As of June 30, 1999, we had an accumulated deficit of approximately $42.6 million. We expect to have increasing net losses and negative cash flow for the foreseeable future. The size of these net losses will depend, in part, on the rate of growth in our advertising, syndication and licensing revenues and on the level of our expenses. We expect to spend significant amounts to build our brand awareness through marketing and promotion, develop our international business, fund new product development and enhance the content and features of our website. As a result, we expect that our operating expenses will increase significantly in the near term and, consequently, we will need to generate significant additional revenues to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our quarterly revenues and operating results may fluctuate due to the timing of delivery of URLs under our Microsoft contract and other factors, which may negatively affect our stock price

   The terms of our agreement with Microsoft Corporation could cause our quarterly revenues and operating results to fluctuate significantly. Under this agreement, we license our database to Microsoft and we are obligated to increase the number of unique URLs included in our database every six months by pre-defined amounts. Microsoft has the right to determine the criteria for a portion of these URLs. We recognize quarterly revenues under this agreement based on the number of URLs added to our database during the quarter relative to the total number of URLs we are required to add to our database during the relevant six-month period. As a result, to the extent that we satisfy our database update obligations unevenly, the revenues we recognize may be skewed on a quarter-to-quarter basis. Because the six-month contractual measurement periods end on June 5 and December 5 of each year, our second and fourth quarters may include revenues from more than one six-month contractual measurement period. This may result in additional quarter-to-quarter fluctuations in revenues.

   Our quarterly operating results may also fluctuate significantly as a result of a variety of other factors that could affect our revenues or expenses in any particular quarter. These factors include:

  . the level of user traffic on our website and the demand for our Internet navigation services;

  . the level of demand for Internet advertising and changes in the advertising rates we charge;

  .  the level and timing of our licensing and syndication activities;

  . seasonality of our advertising revenues, as Internet usage is typically lower in the first and third quarters of the year;

  .  timing of revenues recognition under long-term contracts;

  .  technical difficulties and systems downtime or failures; and

  . costs related to acquisitions and integration of technologies or businesses.

   We may, from time to time, make pricing, service or marketing decisions that may adversely affect our profitability in a given quarterly or annual period. Our expense levels are based in part on expectations of future revenues and, to a large extent, are fixed. We may be unable to adjust spending quickly enough to compensate for any unexpected revenues shortfall. In addition, we generate a significant portion of our revenues from our contracts with advertisers, which generally range from one to three months.

   Due to the above factors, we believe that period-to-period comparisons of our operating results are not necessarily meaningful. You should not rely on period-to-period comparisons as indicators of our future performance. If our operating results in any future period fall below the expectations of securities analysts and investors, the market price of our securities would likely decline.

We may need additional capital in the future to support our growth and such additional financing may not be available to us

   We do not expect net proceeds from this offering to be sufficient to meet all of our long-term business development requirements. Although we believe that the net proceeds from this offering, together with our current cash balance, will provide adequate liquidity to fund our operations and meet our other cash requirements for at least two years following this offering, unanticipated developments in the short-term may also require additional financing. We may seek to raise additional funds through public or private debt or equity financings in order to:

  . take advantage of favorable business opportunities, including geographic expansion or acquisitions of complementary businesses or technologies;

  .  develop and upgrade our technology infrastructure;

  .  develop new service offerings;

  .  respond to competitive pressures; or

  .  take advantage of current favorable market conditions.

   We cannot assure you that any additional financing we may need will be available on terms favorable to us, or at all.

Our management and internal systems may be inadequate to handle the growth of our business

   Since January 1, 1998, our workforce has grown substantially, from 55 employees at that date to 465 employees on June 30, 1999. In addition, many members of our management team have only recently been hired, including our Chief Financial Officer, our Senior Vice President of Business Development and our Senior Vice President of Marketing. These individuals do not have significant experience working with LookSmart or the rest of our management team. We anticipate that our Senior Vice President of Engineering will resign prior to the end of 1999, and as a result, we will need to hire a replacement. Implementation of our growth strategy requires that we hire additional highly-qualified personnel in the near term, particularly in our engineering, product development and sales operations.

   Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management, our engineering and product development staff, and our internal accounting, operational and administrative systems. To manage future growth, we must continue to improve these systems and expand, train, retain and manage our employee base. If our systems, procedures and controls are inadequate to support our operations, our expansion could be slowed. We cannot assure you that we will be able to manage our growth effectively, and any failure to do so could harm our business.

A failure to manage and integrate businesses we acquire could divert management's attention and harm our operations, and acquisitions may result in dilution to our existing stockholders

   If we are presented with appropriate opportunities, we intend to make additional acquisitions of, or significant investments in, complementary companies, products or technologies to increase our technological capabilities and expand our service offerings. Acquisitions may divert the attention of management from the day-to-day operations of LookSmart. In addition, integration of recently acquired companies and future acquisitions into LookSmart could be expensive, time consuming and may strain our resources. In particular, retaining key management and technical personnel during the transition period following an acquisition may be difficult. For these reasons, we may not be successful in integrating any acquired businesses or technologies and may not achieve anticipated revenues and cost benefits.

   Acquisitions may also result in dilution to our existing stockholders if we issue additional equity securities and may increase our debt. We may also be required to amortize significant amounts of goodwill or other intangible assets in connection with future acquisitions, which would adversely affect our operating results.

We derive a significant amount of our revenues from Microsoft, and if our relationship with Microsoft suffers, our business could be harmed

   We derive a significant amount of our revenues under an agreement with Microsoft Corporation, and after June 8, 2000, either party may terminate the agreement for any reason on six months' notice. In December 1998, we entered into the agreement with Microsoft for the licensing of our database content, including regular database updates. For the six months ended June 30, 1999, revenues from Microsoft under this agreement accounted for 56.4% of our total revenues. A portion of the revenues we receive under this agreement is subject to refund if we fail to provide the stated number of URLs. Microsoft has the right to use our database during the term of the agreement and, after the agreement is terminated, to continue to use the content we delivered during the term of the agreement. Microsoft also has the right to sublicense these rights to others, both during and for up to two years after the term. Microsoft may not sublicense its rights to a specified group of companies. We believe that this specified group includes all of our current competitors.

Our revenues and income potential are unproven and our business model is continuing to evolve

   We were formed in July 1996 and launched looksmart.com in October 1996. Because of our limited operating history, it is extremely difficult to evaluate our business and prospects. You should evaluate our business in light of the risks, uncertainties, expenses, delays and difficulties associated with starting a new business, many of which may be beyond our control. In addition, we compete in the relatively new and rapidly evolving Internet navigation market, which presents many uncertainties that could require us to further refine or change our business model.

   Our success will depend on many factors, including our ability to:

  .  build and maintain brand awareness;

  .  increase the amount of traffic to looksmart.com;

  . establish and maintain syndication and licensing relationships without jeopardizing the LookSmart brand;

  . attract and retain a large number of advertisers from a variety of industries; and

  .  expand our service offerings, including ecommerce and LookSmart Live!SM.

   Our failure to succeed in one or more of these areas may harm our business, results of operations and financial condition.

We may be unable to address capacity constraints on our software and infrastructure systems in a timely manner

   We have developed custom, proprietary software for use by our editors to create the LookSmart directory and we also use proprietary software and software developed by others to distribute the LookSmart directory and associated pages, and to serve advertising to those pages. This software may contain undetected errors, defects or bugs or may fail to operate with other software applications. Demands on our software and infrastructure systems resulting from substantial increases in editorial activity or the number of URLs in our directory, customization of the database for syndication, substantially increased traffic and the addition of new features or changes in our directory structure could result in temporary capacity constraints and technical difficulties with our website or with the websites of our syndication partners. If we fail to address these constraints and difficulties in a timely manner, our advertising, syndication and other revenues will decline and our business will suffer.

   We have developed a new structure for the presentation of data from the LookSmart directory, and a new design for our website, which we introduced in June 1999. This new software may have unforeseen errors, and users of the website may interact with the directory in ways we have not anticipated, causing fewer advertisements to be displayed or fewer clickthroughs on advertisements that are displayed.

   In addition, as we expand our service offerings and enter into new business areas such as ecommerce, we may be required to significantly modify, enhance and expand our software and infrastructure systems. If we fail to accomplish these tasks in a timely manner, our business will suffer.

The operating performance of our systems is critical to our business and reputation

   Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in the responsiveness of our website could result in reduced user traffic, a decline in revenues and damage to our reputation and brand name. In addition, our users and customers depend on Internet Service Providers, or ISPs, online service providers and other website operators for access to the LookSmart directories. Each of these service providers has experienced significant outages in the past and could experience outages, delays and other operating difficulties in the future due to system failures.

   In February 1999, we entered into an agreement with Frontier GlobalCenter to house our hardware equipment at Frontier's Santa Clara, California facility. We do not presently maintain fully redundant systems at separate locations, so our operations depend on Frontier's ability to protect the systems in its data center from earthquake, fire, power loss, water damage, telecommunications failure, vandalism and similar events. Although Frontier provides comprehensive facilities management services, Frontier does not guarantee that our Internet access will be uninterrupted, error-free or secure. We have not developed a disaster recovery plan to respond to system failures. We maintain property insurance for our equipment, but do not maintain business interruption insurance. We can not guarantee that our insurance will be adequate to compensate us for all losses that may occur as a result of any system failure.

If our branding strategy is unsuccessful, we may be unable to increase future revenues

   We believe that increasing the recognition of the LookSmart brand is critical to our success. We intend to invest a significant amount of our resources to increase brand awareness, brand loyalty and brand equity through various media. We cannot assure you that our brand awareness strategy will be successful or that our strategy of licensing or syndicating all or part of our directory to others will not undermine our efforts to establish the LookSmart brand.

We face risks related to expanding into new services and business areas, particularly LookSmart Live! and ecommerce

   To increase our revenues, we will need to expand our operations by promoting new or complementary products and services and by expanding into new business areas. In July 1999, we introduced an interactive Internet navigation assistance service called LookSmart Live!, and we are continuing to develop and implement various ecommerce services, including facilitating transactions and providing ecommerce solutions for small to mid-sized businesses. These products and services will require both modification of existing software and systems and the creation or acquisition of new software and systems. We may lack the managerial, editorial and technical resources necessary to expand our service offerings. These initiatives may not generate sufficient revenues to offset their cost. In addition, as we continue to expand our offerings in these and other markets, we will require significant additional managerial and financial resources that may strain our existing resources.

   LookSmart Live! is capital and human resource intensive, which may make it difficult for us to scale that service quickly. If we are unable for any reason to expand the service in line with consumer demand, our reputation and business could suffer. The costs of providing our LookSmart Live! service may exceed the incremental advertising revenues, if any, that it generates. In addition, the market for ecommerce is extremely competitive and we have limited experience in this market.

If we are unable to compete effectively in the Internet navigation market, our business and profitability will suffer

   We compete in the Internet navigation market, which is relatively new and highly competitive. We expect competition to intensify as the market evolves. Many of our competitors have longer operating histories, larger user bases, longer relationships with consumers, greater brand or name recognition and significantly greater financial, technical and marketing resources than we do. As a result of their greater resources, our competitors may be in a position to respond more quickly to new or emerging technologies and changes in consumer requirements and to develop and promote their products and services more effectively than we do.

   The barriers to entry into some segments of the Internet navigation market are relatively low. As a result, new market entrants pose a threat to our business. We do not own any patented technology that precludes or inhibits competitors from entering the Internet navigation market. Existing or future competitors may develop or offer technologies or services that are comparable or superior to ours, which could harm our business.

   We currently face direct competition from companies that provide directory content, search algorithms, content aggregation and licensing, demographically and content-targeted advertising, Internet outsourcing, and services that enable online ecommerce capabilities. As we expand the scope of our Internet services, we will compete directly with a greater number of websites and other media companies across a wide range of different online services, including:

  . subject-specific websites where competitors may have advantages in expertise and brand recognition;

  . services and software applications that allow a user to search the databases of several directories and catalogs simultaneously;

  . database vendors that offer information search and retrieval capabilities with their core database products;

  .  online merchant hosting services; and

  .  Internet-based email and instant messaging services.

   To date, the Internet navigation market has been characterized by competition for consumer traffic. One aspect of this competition has been the payment of consumer referral fees to Internet browser companies and other frequently used websites such as portals and ISPs. If these companies fail to provide these referrals, or the market for these referrals becomes more competitive so that navigation companies are required to pay more for these referrals, our business and profitability could be harmed.

Recent acquisitions and strategic alliances involving our competitors could reduce traffic to our website

   Recently, a number of significant acquisitions and strategic alliances have been completed or announced in the Internet navigation market involving some of our competitors, including:

  .  Yahoo, Inc.'s acquisition of GeoCities;

  . The Walt Disney Company's acquisition of a significant interest in Infoseek Corporation;

  .  America OnLine, Inc.'s acquisition of Netscape Communications
     Corporation;

  .  @Home Network's acquisition of Excite, Inc.;

  . NBC Internet Inc.'s acquisition of an interest in Snap! LLC, a subsidiary of CNET, and proposed merger with XOOM, Inc.; and

  .  CMGI's control of Alta Vista Company.

   Although the effect of these acquisitions and strategic alliances on our business cannot be predicted with certainty, these transactions could provide our competitors with significant opportunities to increase traffic on their websites and expand their service offerings, which could drive down traffic for us. In addition, these transactions align some of our competitors with companies, including television networks, that are significantly larger and have substantially greater marketing and technical resources and name recognition than LookSmart. As a result, these competitors may be in a position to respond more quickly to new or emerging technologies and changes in consumer requirements and to develop and promote their products and services more effectively than we do.

The success of our business will depend, in part, on our ability to sell advertising on our looksmart.com website and on the ability of our affiliates to generate traffic

   For the year ended December 31, 1998 and the six months ended June 30, 1999, advertising and syndication revenues accounted for 63.3% and 33.0% of our total revenues. We expect that revenues from advertising and syndication will continue to represent a significant portion of our total revenues for the foreseeable future. Our ability to generate advertising revenues will depend on a number of factors, including:

  .  the development of the Internet as an advertising medium;

  .  the level of traffic on our looksmart.com website;

  . our ability to effectively manage our advertising inventory, particularly our category-based advertising inventory; and

  . our ability to achieve, measure and demonstrate to advertisers the unique user demographic characteristics of visitors to our website.

   In addition, our ability to earn advertising revenues depends on the number of advertising impressions per search and the number of clickthroughs. Because we believe category searches result in a greater number of advertising impressions per search and a higher number of click-throughs than are characteristic of keyword searches, if users decide to use keyword searches more frequently than category searches, our advertising revenues could decline.

We may be unable to execute our business model in international markets

   A key component of our strategy is to expand our operations into selected international markets, including Europe, Australia, Asia and Latin America. To date, we have limited experience in developing and syndicating localized versions of our service offerings in international markets, and we may be unable to execute our business model in these markets. In addition, international markets have experienced lower levels of Internet usage and advertising compared to the United States. In pursuing our international expansion strategy, we face several additional risks, including:

  . uncertainty of market acceptance in new regions due to language, cultural or other factors;

  .  difficulties in staffing and managing international operations;

  . unexpected changes and differences in regulatory requirements, particularly as applied to Internet services;

  .  export controls relating to encryption technology;

  .  foreign currency fluctuations;

  .  potentially adverse tax consequences; and

  .  ability to find and develop relationships with international partners.

   Our failure to address these risks could inhibit or preclude our efforts to expand our business in international markets.

Our future success depends on our ability to attract and retain key personnel

   Our future success depends, in part, on the continued service of our key management personnel, particularly Evan Thornley, our Chairman and Chief Executive Officer, and Tracey Ellery, our President. Mr. Thornley and Ms. Ellery are husband and wife. The loss of the services of either of these individuals, or the services of other key employees, could adversely affect our business. LookSmart does not have employment agreements with Mr. Thornley and Ms. Ellery.

   Our success also depends on our ability to identify, attract, retain and motivate highly skilled technical, editorial and marketing personnel. In particular, we are currently conducting a search for a senior technology executive. Competition for such personnel, particularly in the San Francisco Bay area, is intense, and we cannot assure you that we will be able to retain our key employees or that we can identify, attract and retain highly skilled personnel in the future.

Many of our customers are emerging Internet companies that represent credit risks

   We expect to derive an increasingly significant portion of our revenues from the sale of advertising and other services and the syndication of our directory and navigation services to other Internet companies, including website owners, Internet portals and regional ISPs. In addition, we are targeting some of our Internet and ecommerce enabling services to small and medium-sized businesses. Many of these companies have limited operating histories, are operating at a loss and have limited access to capital. If our customer base experiences financial difficulties or fails to experience commercial success, our business will suffer.

Our business would suffer if we were held liable for information made available on our website

   We make information available on our looksmart.com website and on the websites of our affiliates, including through our syndication and licensing activities. The availability of this content through our website or other websites linked from our website could subject us to claims for defamation, negligence, copyright or trademark infringement or other theories based on the nature and content of the information made available. These types of claims have been brought, sometimes successfully, against online service providers in the past. Even if such claims do not result in liability to us, we could incur significant costs in investigating and defending against them and in implementing measures to reduce our exposure to this kind of liability. Our insurance may not cover potential claims of this type or may not be adequate to cover all costs incurred in defense of potential claims or to indemnify us for all liability that may be imposed.

The Year 2000 Problem could significantly disrupt our operations, causing a decline in revenues and cash flow and other difficulties

   Many currently installed computer systems and software products are unable to distinguish between twentieth century dates and twenty-first century dates. As a result, many companies' software and computer systems may need to be upgraded or replaced to comply with these Year 2000 requirements. Our business is dependent on the operation of numerous systems that could potentially be impacted by Year 2000 related problems. If our vendors' systems, including those of our hosting services provider, are not Year 2000 compliant, or if our efforts to make our systems Year 2000 compliant are not successful or if our contingency plan fails, then our critical systems will fail and our business will be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Readiness Disclosure".

Our results will be negatively affected if we fail to adapt to rapid technological change and evolving industry standards

   To be successful, we must adapt to rapidly changing Internet technologies and evolving industry standards. The introduction of new technologies, including new or superior Internet navigation methods, or the emergence of new industry standards and practices could render our systems and proprietary software obsolete and unmarketable or require us to make significant unanticipated investments to adapt to these changes. We must also enhance our existing service offerings and introduce new products and services to address the changing needs and demands of Internet users and our customers. If we are unable to respond to any of these developments on a timely and cost-effective basis, our business will be adversely affected.

We may face intellectual property infringement claims that may be costly to resolve

   The services we provide include custom-developed software and software developed by others. Although we do not believe that our services infringe on any proprietary rights of others, we cannot assure you that others will not assert claims against us in the future or that these claims will not be successful. We could incur substantial costs and diversion of management resources to defend any claims relating to proprietary rights. These costs and diversions could harm our business. In addition, we are obligated under some agreements to indemnify other parties as a result of claims that we infringe on the proprietary rights of others. If we are required to indemnify parties under these agreements, our business could be harmed. If any party asserts a claim against us relating to proprietary technology or information, we may be forced to seek licenses to this intellectual property. We cannot assure you, however, that we will be able to obtain licenses on commercially reasonable terms, or at all. Any failure to obtain the necessary licenses or other rights could harm our business.

The anti-takeover provisions of Delaware's general corporation law and provisions of our charter and bylaws may discourage a takeover attempt

   Our Restated Certificate of Incorporation, Amended and Restated Bylaws and provisions of Delaware law may deter or prevent a takeover attempt, including an attempt that might result in a premium over the market price for our common stock. See "Description of Capital Stock--Effect of Provisions of the Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute".

                         Risks Related to Our Industry

Our business prospects depend on the use of the Internet as an advertising medium

   Many potential advertisers and advertising agencies have only limited experience advertising on the Internet and have not devoted a significant portion of their advertising expenditures to Internet advertising. We expect downward pressure on advertising prices in the industry generally due to the often increasing amount of advertising inventory coming onto the Internet from other sources. As the Internet evolves, advertisers may find Internet advertising to be a less effective means of promoting their products or services relative to traditional advertising media and may not continue to allocate funds to Internet advertising. Acceptance of the Internet among advertisers will depend, to a large extent, on the level of use of the Internet by consumers and upon growth in the commercial use of the Internet. In addition, advertising on the Internet is at an earlier stage of development in international markets compared to the United States.

   Intense competition for advertising revenues exists on high-traffic websites, which has resulted in significant price competition. Currently, a variety of pricing models for selling advertising on the Internet exists. Several of the most widely used pricing models are based on the number of impressions or clickthroughs, the duration over which the advertisement is displayed or the number of keywords to which the advertisement will be linked. It is difficult to predict which pricing model, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues that we may generate from advertising. In addition, filter software programs that limit or prevent advertising from being displayed on a user's computer are available. It is unclear whether this type of software will become widely accepted. If it does, it would negatively affect Internet-based advertising.

Our business prospects depend on the continued growth in the use of the Internet

   Our business is substantially dependent upon continued growth in the use of the Internet as a medium for obtaining information and engaging in commercial transactions. Internet usage may decline and ecommerce may be inhibited for various reasons, including:

  . user inability or frustration in locating and accessing required information;

  .  actual or perceived lack of security of information;

  . limitations of the Internet infrastructure resulting in traffic congestion, reduced reliability or increased access costs;

  .  inconsistent quality of service;

  .  governmental regulation;

  .  uncertainty regarding intellectual property ownership; and

  .  lack of appropriate communications equipment.

   We believe that capacity constraints caused by growth in the use of the Internet may, unless resolved, impede further growth in Internet use. Further, the adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon traditional means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. Companies that have already invested substantial resources to conduct commerce and exchange information through other means may be particularly reluctant or slow to adopt a new Internet-based strategy that may make their existing personnel and infrastructure obsolete. If any of the foregoing factors affects the continuing growth in the use of the Internet, our business could be harmed.

Government regulation and legal uncertainties could decrease demand for our services or increase our cost of doing business

   Any new law or regulation pertaining to the Internet, or the application or interpretation of existing laws, could decrease demand for our services, or increase our cost of doing business, or both. Currently, there are a number of laws and regulations that pertain to communications or commerce on the Internet, and it is likely that the number of such laws and regulations will increase. These laws or regulations may relate to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and the quality of products or services provided over the Internet. Moreover, the applicability to the Internet of existing laws governing intellectual property ownership and infringement, copyright, trademark and trade secret is uncertain and developing.

Privacy related regulation of the Internet could limit the ways we currently collect and use personal information which could decrease our advertising revenues or increase our costs

   Internet user privacy has become an issue both in the United States and abroad. The Federal Trade Commission and government agencies in some states and countries have been investigating some Internet companies regarding their use of personal information. Any regulations imposed to protect the privacy of Internet users may affect the way in which we currently collect and use personal information.

   The European Union has adopted a directive that imposes restrictions on the collection and use of personal data, guaranteeing citizens of European Union member states various rights, including the right of access to their data, the right to know where the data originated and the right to recourse in the event of unlawful processing. We cannot assure you that this directive will not adversely affect our activities in European Union member states.

   As is typical with most websites, our website places information, known as cookies, on a user's hard drive, generally without the user's knowledge or consent. This technology enables website operators to target specific users with a particular advertisement and to limit the number of times a user is shown a particular advertisement. Some currently available Internet browsers allow users to modify their browser settings to remove cookies at any time or to prevent cookies from being stored on their hard drives. In addition, some Internet commentators, privacy advocates and governmental bodies have suggested limiting or eliminating the use of cookies. If this technology is reduced or limited, the Internet may become less attractive to advertisers and sponsors.

   We retain information about our users. If others were able to penetrate our network security and gain access to, or in some other way misappropriate, our users' information, we could be subject to liability. These claims could result in litigation, our involvement in which, regardless of the outcome, could require us to expend significant financial resources. We could incur additional expenses if new regulations regarding the use of personal information are introduced or if any regulator chooses to investigate our privacy practices.

New tax treatment of companies engaged in Internet commerce may adversely affect the Internet industry and our company

   Tax authorities on the international, federal, state and local levels are currently reviewing the appropriate tax treatment of companies engaged in Internet commerce. New state tax regulations may subject us to additional state sales, income and other taxes. A recently passed federal law places a temporary moratorium on certain types of taxation on Internet companies. We cannot predict the effect of current attempts to impose sales, income or other taxes on commerce over the Internet; although, if imposed, such taxes would likely increase our cost of doing business and may adversely affect our business and results of operations.

                         Risks Related to this Offering

Directors, officers and significant stockholders will have substantial influence over LookSmart after this offering, which could prevent or delay a change in control

   Immediately following this offering, our executive officers, directors, and significant stockholders and the funds for whom they act as general partner, collectively will own approximately 66% of the outstanding shares of our common stock.

   If these stockholders choose to act or vote together, they will have the power to control matters requiring stockholder approval, including the election of our directors, amendments to our certificate of incorporation and approval of significant corporate transactions, including mergers or sales of all of our assets. This concentration of ownership may have the effect of discouraging others from making a tender offer or bid to acquire LookSmart at a price per share that is above the then-current market price.

Management has broad discretion in spending the proceeds of this offering and may do so in ways with which our stockholders disagree

   We have no specific allocations for the net proceeds of this offering. We intend to use the proceeds for general corporate purposes, including working capital to fund anticipated operating losses, to add engineers, editorial and marketing personnel and to expand our advertising efforts. We may also use a portion of the proceeds to acquire or invest in other complementary businesses. Consequently, management has broad discretion over the ways in which the proceeds will be used. Because of the number and variability of factors that determine our use of the net proceeds of the offering, we cannot assure you that such uses will not vary substantially from our current intentions or that stockholders will agree with the uses we have chosen.

Our stock price could be extremely volatile and investors may not be able to resell their shares at or above the initial offering price

   The stock market has experienced significant price and volume fluctuations, and the market prices of technology companies, particularly Internet-related companies, have been extremely volatile. These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. The initial public offering price for the shares is determined by negotiations between us and representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. You may not be able to sell your shares at or above the initial public offering price as a result of a number of factors including:

  .  changes in the market valuations of other Internet companies;

  .  actual or anticipated quarterly fluctuations in our operating results;

  .  changes in financial estimates by securities analysts;

  . announcements of technological innovations or new products or services by us or our competitors; or

  .  conditions or trends in the Internet.

   In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and the diversion of management's attention and resources.

Future sales of our common stock may cause our stock price to decline

   The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market after the closing of this offering, or the perception that such sales could occur. These sales or the possibility that they may occur also could make it more difficult for us to raise funds through future offerings of common stock. The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities laws. In addition, LookSmart, our executive officers and directors and all of our existing stockholders have agreed that they will not sell any shares of common stock without the consent of Goldman, Sachs & Co. for 180 days after the date of this prospectus. Goldman, Sachs & Co. may, however, in their sole discretion and without notice, release all or any portion of the shares from the restrictions in the lock-up agreements.

   After this offering, we will have 85,359,138 shares of common stock outstanding. These shares will become eligible for future sale in the public market as follows:

   Number of
     Shares                             Date Eligible for Public Resale
   ---------                            -------------------------------
    9,000,000 Date of this prospectus
    5,161,547 180 days after the date of this prospectus
   71,197,591 At various times thereafter

   We intend to register on Form S-8 registration statements under the Securities Act a total of 21,600,000 shares of common stock reserved for issuance under the 1998 Stock Plan and 1999 Employee Stock Purchase Plan. None of the shares issued under the 1998 Stock Plan may be sold for a period of 180 days after the date of this prospectus. As of June 30, 1999, there were outstanding options to purchase 12,126,253 shares of common stock, of which 1,478,951 were exercisable within 60 days of June 30, 1999. See "Management-- Employee Benefit Plans" for a more complete description of our employee benefit plans and the grants of options.

   The holders of approximately 42,208,612 shares of outstanding common stock and warrants to purchase 13,475,335 shares of common stock have rights to require us to register those shares under the Securities Act beginning six months after the closing of this offering. See "Description of Capital Stock-- Registration Rights".

You will suffer immediate and substantial dilution

   The initial public offering price per share of our common stock will significantly exceed our net tangible book value per share, or the value of our assets after deducting our liabilities. Accordingly, investors purchasing shares in this offering will suffer immediate and substantial dilution of their investment. Any additional equity financing may cause investors to experience dilution.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Discussions containing forward-looking statements may be found in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Business", as well as in the prospectus generally. We used words such as "believes", "intends", "expects", "anticipates", "plans", and similar expressions to identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risks described above and elsewhere in this prospectus.

                                USE OF PROCEEDS

   The net proceeds to us from the sale of the 9,000,000 shares of common stock are estimated to be approximately $99,140,000 at an assumed initial public offering price of $12.00 per share (approximately $114,206,000 if the underwriters' over-allotment option is exercised in full), after deducting the estimated underwriting discounts and estimated offering expenses payable by us.

   The net proceeds of this offering will be used for general corporate purposes, including working capital, marketing and promotional activities, new product development and increased personnel. In addition, we may, if appropriate opportunities arise, use a portion of the net proceeds to acquire or invest in complementary companies, product lines, products or technologies. However, we have no present understandings, commitments or agreements with respect to any potential acquisition or investment with any other party. We have not determined the amounts we plan to spend on any of the uses described above or the timing of these expenditures. Pending these uses, we will invest the net proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid cash dividends on our capital stock. We currently intend to retain all future earnings to finance the expansion of our business and do not anticipate paying cash dividends on our common stock in the near future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of June 30, 1999:

  .  on an actual basis;

  . on a pro forma basis as of such date to reflect the conversion upon the closing of this offering of all outstanding shares of preferred stock into 40,263,868 shares of common stock and the exercise of warrants to purchase 12,478,673 shares of common stock immediately prior to the closing of this offering; and

  . on a pro forma as adjusted basis to reflect the sale of the common stock in this offering at an assumed initial public offering price of $12.00 per share, after deducting the estimated underwriting discounts and offering expenses payable by us.

   This information should be read in conjunction with LookSmart's financial statements and related notes thereto included elsewhere in this prospectus.

                                                        June 30, 1999
                                                --------------------------------
                                                         (unaudited)
                                                                      Pro Forma
                                                 Actual   Pro Forma  As Adjusted
                                                --------  ---------  -----------
                                                        (in thousands)
Long-term debt and capital lease obligations,
 current portion............................... $    142  $    142    $    142
Long-term debt and capital lease obligations,
 net of current portion........................      322       322         322
Stockholders' equity:
 Preferred Stock, $0.001 par value:
 Series A, 11,888 shares authorized: 7,853
  shares issued and outstanding, actual; none
  authorized, issued and outstanding, pro
  forma and pro forma as adjusted..............        8       --
 Series B, 14,328 shares authorized: 14,328
  shares issued and outstanding, actual; none
  authorized, issued and outstanding, pro
  forma and pro forma as adjusted..............       14       --
 Series C, 12,590 shares authorized: 12,084
  issued and outstanding, actual; none
  authorized, issued and outstanding, pro
  forma and pro forma as adjusted..............       12       --
 Series 1 Junior, 6,000 shares authorized:
  6,000 shares issued and outstanding, actual;
  none authorized, issued and outstanding, pro
  forma and pro forma as adjusted..............        6       --
 Preferred Stock, $0.001 par value; 5,000
  shares authorized, pro forma as adjusted; no
  shares issued and outstanding, actual, pro
  forma and pro forma as adjusted..............                            --
 Common Stock, $0.001 par value, 105,194
  shares authorized; 23,615 issued and
  outstanding, actual; 76,359 issued and
  outstanding, pro forma; 200,000 shares
  authorized; 85,359 issued and outstanding,
  pro forma as adjusted(1).....................       24        77          86
 Additional paid-in capital....................  105,146   112,088     211,219
 Warrants......................................    7,114     1,996       1,996
 Unearned compensation.........................  (10,811)  (10,811)    (10,811)
 Cumulative translation adjustment.............      (29)      (29)        (29)
 Accumulated deficit...........................  (42,646)  (42,646)    (42,646)
                                                --------  --------    --------
   Total stockholders' equity..................   58,838    60,675     159,815
                                                --------  --------    --------
     Total capitalization...................... $ 59,302  $ 61,139    $160,279
                                                ========  ========    ========

--------

(1) The following shares at June 30, 1999 are excluded from the number:
    12,126,253 shares of common stock issuable upon exercise of outstanding options and 3,516,661 shares of common stock issuable upon the exercise of warrants. See "Management--Benefit Plans" and "Description of Capital Stocks--Warrants".

                                    DILUTION

   On a pro forma basis after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock in connection with this offering, our pro forma net tangible book value as of June 30, 1999 was $31,296,000, or $0.41 per share, of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of common stock outstanding and to be issued upon exercise of warrants upon the closing of this offering, including reflecting the conversion of all outstanding shares of preferred stock into shares of common stock upon the closing of this offering. Without taking into account any other change in our pro forma net tangible book value after June 30, 1999, other than to give effect to the sale of 9,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $12.00 per share and receipt of the estimated net proceeds therefrom, our pro forma net tangible book value as of June 30, 1999 would have been approximately $130,436,000, or $1.53 per share. This represents an immediate increase in the net tangible book value of $1.12 per share to existing stockholders and an immediate dilution of $10.47 per share to the new investors. If the initial public offering price is higher or lower, the dilution to new investors will be, respectively, greater or less. The following table illustrates this per share dilution.

   Assumed initial public offering price per share................       $12.00
     Pro forma net tangible book value per share as of June 30,
      1999,
      before this offering........................................ $0.41
     Increase per share attributable to new investors.............  1.12
                                                                   -----
   Pro forma net tangible book value per share after this
    offering......................................................         1.53
                                                                         ------
   Dilution per share to new investors............................       $10.47
                                                                         ======

   The following table summarizes, as of June 30, 1999, on a pro forma basis to reflect the adjustments described above, the differences between the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us, the total consideration paid, or to be paid, to us, and the average price per share paid, or to be paid, by existing stockholders and by new investors at the assumed initial public offering price of $12.00 per share, before deducting the estimated underwriting discounts and offering expenses payable by us:

                             Shares Purchased  Total Consideration
                            ------------------ -------------------- Average Price
                              Number   Percent    Amount    Percent   Per Share
                            ---------- ------- ------------ ------- -------------
   Existing stockholders... 76,359,138   89.5% $ 95,158,000   46.8%    $ 1.25
   New investors...........  9,000,000   10.5   108,000,000   53.2     $12.00
                            ----------  -----  ------------  -----
     Total................. 85,359,138  100.0% $203,158,000  100.0%
                            ==========  =====  ============  =====

   This table assumes that the underwriters do not exercise their over-allotment options. This table also assumes that no options or warrants were exercised after June 30, 1999. As of June 30, 1999, there were outstanding options to purchase an aggregate of 12,126,253 shares of common stock at a weighted average exercise price of $1.20 per share and warrants to purchase 3,516,661 shares of common stock at a weighted aggregate purchase price of $1.88 per share. If all of these options and warrants had been exercised on June 30, 1999, our pro forma net tangible book value on that date, adjusted for this offering, would have been $151,606,000 or $1.50 per share, the increase in net tangible book value attributable to new investors (including the holders of the options and warrants and the investors in this offering) would have been $1.09 per share and the dilution in net tangible book value to new investors would have been $10.50 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    (in thousands except per share amounts)

   The following selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the period from July 19, 1996, inception, to December 31, 1996 and for the years ended December 31, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our Consolidated Financial Statements which have been audited by PricewaterhouseCoopers LLP independent accountants, and are included elsewhere in this prospectus. The consolidated statement of operations data for the six-month period ended June 30, 1998 and 1999 and the consolidated balance sheet data as of June 30, 1999 are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

   The unaudited selected pro forma financial data of Guthy-Renker Internet, LLC, ITW NewCorp, Inc., and BeSeen.com, Inc. is derived from the unaudited consolidated pro forma combined financial statements of Guthy-Renker Internet, ITW NewCorp and BeSeen.com and should be read in conjunction with the pro forma statements and notes to those statements, which are included elsewhere in this prospectus.

   The consolidated pro forma information is presented for illustrative purposes only and is not necessarily indicative of future operating results or financial position.

                         Period from
                           July 19,
                             1996                                                                    Pro Forma
                         (Inception)         Year Ended            Six Months Ended      Pro Forma   Six Months
                              to      ------------------------- -----------------------  Year Ended    Ended
                         December 31, December 31, December 31,  June 30,    June 30,   December 31,  June 30,
                             1996         1997         1998        1998        1999       1998(1)     1999(1)
                         ------------ ------------ ------------ ----------- ----------- ------------ ----------
                                                                            (unaudited)       (unaudited)
Statement of Operations
 Data:
Revenues:
 Advertising and
  syndication...........   $      3     $   939      $  5,559     $ 1,820    $  5,624     $  6,246    $  6,016
 Licensing..............         --          10         3,226          25       9,626        3,226       9,626
 Ecommerce..............         --          --            --          --       1,820       14,712       5,155
                           --------     -------      --------     -------    --------     --------    --------
   Total Revenues.......          3         949         8,785       1,845      17,070       24,184      20,797
Cost of revenues........         90         430         1,586         495       1,878        4,164       3,177
                           --------     -------      --------     -------    --------     --------    --------
 Gross profit (loss)....        (87)        519         7,199       1,350      15,192       20,020      17,620
                           --------     -------      --------     -------    --------     --------    --------
Operating expenses:
 Sales and marketing....      1,115       3,668        10,848       3,085      17,158       18,243      19,058
 Product development....        915       2,605         4,427       1,144       9,567        4,517       9,651
 General and
  administrative........        504       1,165         2,746         886       3,666        4,535       4,180
 Amortization of
  goodwill and
  intangibles...........        205         410           605         205       1,918        6,893       4,589
 Amortization of
  unearned
  compensation..........        --          --            133         --        2,794          133       2,794
 Write-off of in-
  process research and
  development...........        --          --            338         --          --           338         --
                           --------     -------      --------     -------    --------     --------    --------
   Total operating
    expenses............      2,739       7,848        19,097       5,320      35,103       34,659      40,272
                           --------     -------      --------     -------    --------     --------    --------
Loss from operations....     (2,826)     (7,329)      (11,898)     (3,970)    (19,911)     (14,639)    (22,652)
Non-operating income
 (expense), net.........        (10)        (19)         (814)       (567)        589         (816)        589
Income taxes............        (64)       (166)         (146)        (76)        (52)        (146)        (52)
                           --------     -------      --------     -------    --------     --------    --------
Net loss................   $ (2,900)    $(7,514)     $(12,858)    $(4,613)   $(19,374)    $(15,601)   $(22,115)
                           ========     =======      ========     =======    ========     ========    ========
Basic and diluted net
 loss per share.........   $  (0.03)    $ (0.08)     $  (0.68)    $ (0.25)   $  (0.91)    $  (0.73)   $  (0.93)
                           ========     =======      ========     =======    ========     ========    ========
Weighted average shares
 outstanding used in
 computing basic and
 diluted net loss per
 share..................    115,947      91,589        18,790      18,326      21,265       21,340      23,815
                           ========     =======      ========     =======    ========     ========    ========
Unaudited pro forma
 basic and diluted net
 loss per share(2)......                             $  (0.31)               $  (0.35)    $  (0.34)   $  (0.40)
                                                     ========                ========     ========    ========
Weighted average shares
 used in computing pro
 forma basic and diluted
 net loss per share.....                               41,080                  55,496       45,947      55,496
                                                     ========                ========     ========    ========
                         December 31, December 31, December 31,  June 30,
                             1996         1997         1998        1999
                         ------------ ------------ ------------ -----------
                                                                (unaudited)
Balance Sheet Data:
Working capital
 (deficit)..............     $ (429)    $(1,125)     $ (6,507)    $26,262
Total assets............      2,825       2,275        14,090      90,086
Long-term debt and
 capital lease
 obligations, net of
 current portion........        --        1,500         1,500         322
Total stockholders'
 equity (deficit).......      2,091        (453)       (1,261)     58,838

-------
(1) Pro forma financial information reflects the acquisition of BeSeen.com and the asset purchase transactions with Guthy-Renker Internet and ITW NewCorp. See the unaudited pro forma combined financial information and the notes thereto included elsewhere in this prospectus.
(2) Unaudited pro forma net loss per share for the year ended December 31, 1998 is computed using the weighted average number of common shares outstanding, adjusted to include the pro forma effects of the conversion of preferred stock to common stock as if the conversion had occurred on January 1, 1998, or at the date of original issuance, if later.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements and the notes to those statements which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs, including without limitation forward-looking statements regarding anticipated revenue growth, trends in costs of revenues and operating expenses, international expansion and introduction of additional services. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

Overview

   LookSmart is a leading category-based Internet directory provider that has assembled what it believes to be the largest collection of high quality, granular content on the Internet. The LookSmart directory contains over 800,000 unique URLs in over 60,000 categories, organized in an easy-to-navigate format. We distribute our proprietary directory to a large number of Internet users through LookSmart-owned Internet properties and through our strategic alliances. Our Internet properties, including looksmart.com, primarily target a focused demographic of female household purchase decision-makers and generate advertising and ecommerce revenues. We broaden the reach of the LookSmart directory through syndication and licensing of our content. We currently provide our directory to leading Internet portals, such as The Microsoft Network, Netscape Netcenter, Excite@Home and Alta Vista, and to 220 ISPs, including IBM.net and NetZero. In addition, users can access our content and services through a network of over 600,000 website affiliates.

   LookSmart was formed in July 1996 as a Delaware corporation under the name of NetGet Ltd. to acquire the business and associated intellectual property of HomeBase Directories Pty Ltd., an Australian company founded by Evan Thornley and Tracey Ellery in October 1995. At that time, The Reader's Digest Association purchased approximately 85% of our outstanding common stock, an investment it held until October 1997 when it exchanged this stock for warrants to purchase 9 million shares of our common stock and a $1.5 million promissory note. We changed our name to LookSmart, Ltd. in October 1996. In July 1997, we relocated our headquarters from Australia to San Francisco, California.

   Prior to July 1997, revenues from our business were incidental and we were primarily focused on investing in editorial resources and building our Internet directory. Until October 1997, our cash requirements were satisfied primarily by funds provided by The Reader's Digest Association and, to a lesser extent, from advertising revenues from sales made through outside sales forces. Our advertising revenues continued to increase during the fourth quarter of 1997 and the first quarter of 1998.

   During 1998, we entered into several key operational relationships designed to increase traffic to our website and to expand our directory. In May 1998, we raised a total of approximately $8.3 million in our Series A and Series B preferred stock financings, marking the beginning of our strategic relationship with Cox Interactive Media in developing web directories for key local United States markets. This infusion of capital allowed us to significantly increase the resources devoted to editorial and product development, establish our own advertising sales force and significantly strengthen our management team.

   Also in May 1998, we entered into a one-year traffic contract with Netscape, which has been renewed through July 2000. Under this arrangement, Netscape periodically directs user search traffic to LookSmart for a fixed cost per thousand impressions.

   In October 1998, we acquired BeSeen.com, Inc., a leading provider of tools to webmasters, for 6 million shares of our Series 1 Junior preferred stock. The primary purpose of this transaction was to generate traffic and website relationships for LookSmart to increase advertising sales.

   In December 1998, we entered into a five-year contract with Microsoft. Under this agreement, we license our database to Microsoft, and we are obligated to increase the number of unique URLs included in our database every six months by pre-defined amounts. Microsoft has the right to determine the criteria for a portion of these URLs. Microsoft paid us an initial non-refundable license fee and committed to a fixed schedule of additional payments for updates. A portion of each update payment is subject to refund if we fail to provide the stated number of URLs. Generally, the difference between any cash received under the contract and revenues recognized is carried as deferred revenues. At June 30, 1999, deferred revenues associated with the Microsoft contract was $20.7 million. Either party may terminate the contract following the second anniversary of the contract upon six-months notice.

   The terms of our agreement with Microsoft could cause our quarterly revenues and operating results to fluctuate significantly. We recognize quarterly revenues under this agreement based on the number of URLs added to our database during the quarter relative to the total number of URLs we are required to add to our database during the relevant six-month contractual measurement period. As a result, to the extent that we satisfy our database update obligations unevenly, the revenues we recognize may be skewed on a quarter-to-quarter basis. Because the six-month contractual measurement periods end on June 5 and December 5 of each year, our second and fourth quarters may include revenues from more than one six-month contractual measurement period. This may result in additional quarter-to-quarter fluctuations in revenues.

   In March 1999, we raised approximately $60 million in our Series C preferred stock round of financing. The proceeds from this financing are being used to increase working capital, to fund operating losses and to enter into potential strategic relationships and acquisitions.

   In April 1999, we acquired lines of business and other rights from Guthy-Renker Internet, LLC as part of a strategic alliance between our two companies for $5 million in cash and 2.55 million shares of LookSmart common stock. Through the acquired business, we provide Internet development seminars and services that are targeted to small business owners. We also receive revenues from Guthy-Renker Corporation's "As Seen on TV" products that are sold online and promoted through television infomercials, and we are entitled to place LookSmart advertising on Guthy-Renker Corporation infomercials.

   On June 9, 1999, LookSmart acquired substantially all of the assets of ITW NewCorp, Inc., in exchange for $5 million in cash and warrants to purchase 420,000 shares of LookSmart common stock. Through this asset purchase, we provide Internet bulletin board services which generate advertising revenue.

   In June 1999, we entered into five agreements with three PBS-related entities under which we agreed to sponsor five programs on PBS. The programs are Mystery!, Chefs of Cucina Amore, Great Food, MasterChef USA and Sesame Street. The terms of four of the agreements are for five years, with either party having the right to terminate the agreements after three years. The term of the fifth agreement is for three years and gives LookSmart a right of first refusal for years four and five. During the terms, none of our directory competitors will have the right to sponsor any of the listed programs. LookSmart is committed to pay a total of $19.25 million during the contract periods to the PBS-related entities if all five agreements remain effective throughout their terms. These payments will be recorded as sales and marketing expense, and generally will be spread equally over the terms of the contracts. The PBS-related entities, in return, have agreed to promote LookSmart on their respective websites. Specifically, the arrangement provides that LookSmart's website is provided a direct link to the PBS website www.pbs.org. The agreements do not guarantee LookSmart a minimum number of impressions.

   In June 1999, we entered a three-year licensing agreement with Excite@Home. Under this agreement, we will license our database and share advertising revenues with Excite@Home.

Revenues

   From inception through mid-1998, we derived substantially all of our revenues from the sale of advertising on our website. In the second half of 1998, we began the licensing and syndication of our database to other Internet-based businesses. We plan to continue to seek additional sources of revenues from the use of our Internet directory, including international sources, premium usage fees and additional ecommerce activities.

   Advertising and Syndication. We generally provide advertisers with one to three-month agreements to serve a minimum number of banner impressions over the term of the agreement. In several cases, we have entered into lengthier agreements. We offer advertisers the ability to specify the category of traffic for their banner advertisements, and we are able to charge premiums on some categories based on advertisers' perception of economic value, including the placement of the advertisement on the page, the demographics of the users who view the page and the size of the audience requesting the page.

   We expect advertising revenues to continue to account for a significant portion of our revenues for the foreseeable future. Our ability to maintain current levels of advertising revenues will depend on our ability to re-sign or replace existing advertisers as their contracts expire. We expect downward pressure on advertising prices in the industry generally due to the increasing amount of advertising inventory coming onto the Internet from other sources. Therefore, we expect that any future increases in advertising revenues will depend on our ability to effectively manage our advertising inventory by leveraging our targeted category-based model to charge premium rates and on our ability to grow the inventory availability by increasing traffic to our Internet properties.

   We recognize advertising revenues as impressions are delivered over the term of the contract. Prepayments are deferred until the impressions are delivered. Because advertising revenues are often received from advertising agencies that wait until receipt of payment from their own clients before forwarding payment to LookSmart, associated cash flow may lag by as much as one quarter.

   In our limited operating history, we have experienced seasonality in advertising revenues with typically weaker demand from advertisers in the first and third quarters. We expect that advertising revenues will continue to be subject to seasonality. In particular, the rate of growth, if any, between the last quarter of one year and the first quarter of the next year tends to be less than the rate of growth experienced between other consecutive quarters. This may be due in part to the fact that the fourth quarter contains increased advertising spending in anticipation of the holiday season.

   Because advertising revenues represent a significant portion of our business, fluctuations in advertising revenues due to pricing pressures, the timing of contracts, inventory management, seasonality or other factors can be expected to have a significant effect on our overall operating results. Some of our costs are variable, and therefore would track increases or decreases in advertising revenues. However, other costs are fixed, at least in the short term, and cannot be expected to track fluctuations in advertising revenues. To the extent that costs do not track changes in advertising revenues, fluctuations from this revenues source will have a disproportionately large impact on net income.

   We generate revenues from syndication agreements by sharing with our syndication partners advertising sales revenue associated with traffic referred between the partners and LookSmart. In some cases, our syndication partner receives gross revenues from the advertiser and then makes a payment to LookSmart for our share of those revenues. In other cases, we receive the gross revenues from the advertiser, as described above, and then forward a portion of these revenues to the applicable syndication partner. We work with our ISP partners to "co-brand", or create partner-specific home pages which have the "look and feel" a partner desires and which provides the ISP subscriber fully-functional access to the LookSmart database. In these cases, LookSmart receives advertising sales revenues from the traffic generated by the ISP partner and compensates the partner, typically on a per impression basis, for this traffic referral.

   The extent to which fluctuations in syndication revenues will affect our overall operating results will depend on the magnitude of the fluctuations, their underlying cause and their size relative to other sources of revenues. For example, to the extent that such fluctuations are due to changes in the level of traffic, they may magnify the effect of fluctuations in advertising revenues, which is also dependent upon traffic levels. To the extent that they are due to other factors, such as the loss or addition of major contracts, their effect on overall operating results will depend on their timing and size relative to other sources of revenues, which is difficult to predict.

   Licensing. We license our database content to a number of parties, including Microsoft as described above and Excite@Home. We expect revenues from licensing to fluctuate from period to period because these revenues are dependent upon the particular terms of our licensing arrangements and the expiration, renewal and addition of agreements with current and future partners.

   Ecommerce. We began generating ecommerce revenues with our purchase of the business operations of Guthy-Renker Internet in April 1999. Our ecommerce revenues sources include sales of ecommerce websites, and related operational hosting service and placement on the LookSmart Choice Mall virtual shopping mall. We also receive fees from Guthy-Renker Corporation's "As Seen on TV" merchandise that is sold online. While this is a relatively new portion of our business, we expect that it may be seasonal and may fluctuate from period to period. We launched our Rewardmall service in July 1999. This Internet shopping mall features over 25 merchants. We will also offer "Reward Points" for purchases made through this service. Because ecommerce is a relatively new part of our business, we cannot yet accurately predict how fluctuations in this area will affect our overall operating results. Based on our limited experience to date, however, we expect that ecommerce activities may generate lower margins than advertising, syndication and licensing activities.

   International. To date, non-United States revenues have comprised less than 2% of our total revenues in any period. These international revenues have been derived exclusively from advertising sales, primarily in Australia and to a lesser extent the United Kingdom. To the extent that our international revenues begin to constitute a larger portion of our total revenues, our financial results may be subject to more volatility. Furthermore, we may incur substantial expenses in expanding our international operations, and increases in associated revenues, if any, may substantially lag behind such expenses.

Expenses

   Cost of Revenues. The principal components of cost of advertising and syndication revenues are agency commissions paid to outside advertising sales organizations, personnel costs of our in-house advertising operations employees, equipment depreciation and other expenses relating to hosting advertising operations. We expect these aggregate costs to increase over time in absolute dollars. Generally, we do not anticipate recurring cost of licensing revenues in connection with our licensing activities.

   The principal components of cost of ecommerce revenues are product costs paid in connection with our "As Seen on TV" merchandise sales and direct costs of activating and maintaining Choice Mall web pages discussed above. These costs will fluctuate with the level of these activities.

   Sales and Marketing. Sales and marketing expenses include salaries, commissions and associated costs of employment, overhead and facilities for our sales force, including those personnel responsible for advertising sales, ISP agreements and other business-to-business relationships. These costs are fixed in the short term. In the second and third quarters of 1998, we experienced a substantial increase in sales and marketing expenses as we began to transition from reliance on outside advertising sales forces, which are accounted for in cost of revenues, to reliance on our in-house advertising sales force, which is accounted for in sales and marketing expenses.

   Sales and marketing expenses also include payment to portals, ISP partners and other traffic providers who direct online users to our LookSmart database. Traffic payments can exhibit significant fluctuations from period to period depending on the volume of traffic purchases and the contracted rates. Further, traffic payments as a percentage of revenues can vary significantly depending on the structure of the payment arrangements between us and our affiliates. When a traffic arrangement is structured so that we simply receive a payment from our affiliate, who collects the gross advertising revenues, we record as revenues only the portion of the gross advertising revenues forwarded to us and little or no sales and marketing expense is directly associated with that revenue stream. On the other hand, when a traffic arrangement is structured so that we collect the gross advertising revenues and forward a portion to our affiliate, we record as revenues the entire amount of the gross advertising revenues, and the portion forwarded to the partner is recorded as sales and marketing expense.

   As a result of the Guthy-Renker asset purchase transaction, beginning in April 1999 our sales and marketing expenses also contain the cost of hosting ecommerce website development seminars which focus on selling web pages and related services. These cost will fluctuate from period to period based on the level of seminar activity.

   Sales and marketing expenses also include the costs of advertising, trade shows and public relations activities. Due to the one-time nature of these expenditures, sales and marketing expenses will be subject to significant fluctuations from period to period. We plan to conduct a consumer branding campaign shortly after this offering that will result in a significant increase in overall sales and marketing costs, both in absolute dollars and as a percentage of revenues. Thereafter, we expect to continue to incur sales and marketing expenses at a greatly increased level as we attempt to establish a dominant brand. Sales and marketing costs have been expensed as incurred.

   Product Development. Product development expenses include the editorial development costs of building our content database, the costs associated with the development and licensing of additional website features and engineering costs associated with activities such as improving the development environment, including our proprietary Editorial Support System tool. These costs include salaries and associated costs of employment, overhead and facilities. Software licensing and computer equipment depreciation related to supporting product development functions are also included in product development expenses. These costs are fixed in the short term. Product development costs, including Research and development costs have been expensed as incurred.

   We expect product development costs to continue to increase as we increase the size and reach of our database, add more website features and expand our international operations. We also expect that the launch and maintenance of additional services, including the recently launched LookSmart Live!, which may be significantly more resource intensive than many other aspects of our business, may result in increased product development costs.

   General and Administrative. General and administrative expenses include corporate overhead costs such as executive management, human resources, finance, legal, investor relations and facilities personnel. These costs include salaries and associated costs of employment, overhead and facilities. General and administrative expenses include consulting and professional service fees which are subject to variability over time. We expect to incur additional general and administrative expenses in the future as required to support an increasing number of employees and expanding international operations, and as a result of becoming a public company.

   Unearned Compensation. We have recorded aggregate unearned compensation of approximately $13.7 million. These amounts were booked in connection with the grant of stock options to employees and directors and represent the difference between the deemed fair value for accounting purposes of the common stock subject to the options at the dates of grant and the exercise price of the related options. The unearned compensation is amortized over the vesting period of the applicable option, typically four years. Amortization of unearned compensation was $133,000 for the year ended December 31, 1998, and $2.8 million for the six months ended June 30, 1999. We expect to amortize additional unearned compensation expenses of $3.6 million in the remainder of 1999, $4.2 million in 2000, $2.1 in 2001, $738,000 in 2002 and $60,000 in 2003.

   Amortization of Goodwill and Intangibles. We recorded goodwill of approximately $2.1 million, which primarily represented intellectual property acquired in connection with the acquisition of the predecessor company in 1996, as described above. This amount is being amortized over a five-year period on a straight-line basis. In connection with the acquisition of BeSeen.com, which was completed in the fourth quarter of 1998, we recorded goodwill and intangible assets of approximately $3.9 million. In connection with the April 1999 and June 1999 asset purchase transactions with Guthy-Renker Internet and ITW NewCorp, we booked goodwill and intangible assets of $17.2 million and $9.3 million. These amounts are being amortized over periods from one to five years. We began amortizing the BeSeen.com amount in the fourth quarter of 1998, and the Guthy-Renker Internet and ITW NewCorp amounts in the second quarter of 1999. We expect to amortize approximately $3.5 million of the remainder in 1999, $6.7 million in 2000, $6.5 million in 2001, $5.7 million in 2002, $5.5 million in 2003, and $1.5 million in 2004. Part of our growth strategy is to make additional acquisitions as we identify attractive opportunities. As a result, we expect additional amortization of goodwill and intangibles to occur in future periods.

Income Taxes

   Although we have not yet shown profitability on a consolidated basis, tax charges will be incurred in connection with our operations in foreign jurisdictions. We expect that foreign taxes will become more significant with continued overseas expansion.

Results of Operations

   The following table sets forth, for the periods indicated, line items from LookSmart's consolidated statements of operations as percentages of revenues:

                                                    Year
                                                    Ended       Six Months
                                                  December         Ended
                                                     31,         June 30,
                                                  -----------   -------------
                                                  1997   1998   1998    1999
                                                  ----   ----   -----   -----
                                                                (Unaudited)
Revenues:
  Advertising and syndication....................   99 %   63 %    99 %    33 %
  Licensing......................................    1     37       1      56
  Ecommerce......................................   --     --      --      11
                                                  ----   ----   -----   -----
    Total revenues...............................  100    100     100     100
Cost of revenues.................................   45     18      27      11
                                                  ----   ----   -----   -----
    Gross margin.................................   55     82      73      89
Operating expenses:
  Sales and marketing............................  387    123     167     101
  Product development............................  274     50      62      56
  General and administrative.....................  123     31      48      22
  Amortization of goodwill and intangibles.......   43      7      11      11
  Amortization of unearned compensation..........   --      2      --      16
  Write-off of in-process research and
   development...................................   --      4      --      --
                                                  ----   ----   -----   -----
    Total operating expenses.....................  827    217     288     206
                                                  ----   ----   -----   -----
Loss from operations............................. (772)  (135)   (215)   (117)
Non-operating income (expense), net..............   (2)   (10)    (31)      4
                                                  ----   ----   -----   -----
Loss before income taxes......................... (774)  (145)   (246)   (113)
Income taxes.....................................  (18)    (1)     (4)     --
                                                  ----   ----   -----   -----
Net loss......................................... (792)% (146)%  (250)%  (113)%
                                                  ====   ====   =====   =====

   Percentage comparisons relating to 1996 are not meaningful because operations in 1996 were focused primarily on building the database and not generating revenues.

Six Months Ended June 30, 1999 Compared to the Six Months Ended June 30, 1998

Revenues

   Our revenues increased 825% to $17.1 million in the six months ended June 30, 1999 compared to $1.8 million in the same period of 1998. The largest portion of the increase was due to new revenues of $9.6 million from licensing in the first half of 1999, principally under the Microsoft contract, and new ecommerce revenues of $1.8 million resulting from the Guthy-Renker Internet asset purchase transaction in April 1999. In the first six months of 1999, advertising and syndication revenues increased by $3.8 million, or 209%, as compared to the same period of 1998. This increase is the result of increased traffic, better inventory management and new syndication agreements.

Cost of Revenues

   Cost of revenues increased 279% to $1.9 million for the six months ended June 30, 1999 from $495,000 for the same period in 1998. The largest portion of the increase in cost of revenues for the first half of 1999 was attributable to product costs paid as a result of "As Seen on TV" merchandise sales. These costs are a result of the Guthy-Renker Internet asset purchase transaction in April 1999. There were no such costs for the comparable period in 1998. We have also invested in computer hardware and software and have hired additional advertising operations personnel to manage the traffic and the advertising serving process. The resulting depreciation on the capital expenditures as well as the salaries and benefits costs of additional employees in advertising operations have contributed to the increase in cost of advertising and syndication revenues when comparing the six months ended June 30, 1999 to the same period for 1998.

   As a percentage of revenues, cost of revenues decreased to 11% for the six months ended June 30, 1999 compared to 27% for the same period in 1998. As a percentage of advertising and syndication revenues, cost of advertising and syndication revenues decreased to 13% for the six months ended June 30, 1999 compared to 27% for the same period in 1998. This decrease can be primarily attributed to economies of scale associated with higher traffic volume and higher yields on saleable traffic. To a lesser extent, this decrease was influenced by the shift from reliance on an outside advertising sales force, which is accounted for in cost of advertising and syndication revenues, to an in-house sales force, which is accounted for as a sales and marketing expense. As a result of this shift, the overall increase in cost of advertising and syndication revenues was partially offset by a decrease in fees paid to the outside advertising agency. As a percentage of ecommerce revenues, cost of ecommerce revenues was 62% for the six months ended June 30, 1999. There were no ecommerce revenues or cost of revenues for the comparable period in 1998. As discussed above, these costs are the result of the Guthy-Renker Internet asset purchase transaction in April 1999. These activities typically operate at lower margins compared to advertising and syndication and licensing.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased 456% to $17.2 million for the six months ended June 30, 1999 from $3.1 million for the same period in 1998. As a percentage of revenues, sales and marketing expenses decreased to 101% for the six month period ended June 30, 1999 from 167% for the same period in 1998. The dollar increase in sales and marketing expenses is attributable to a number of factors. Traffic costs increased approximately $4.4 million for the first half of 1999 as compared to the same period in 1998 as the result of the growth of our ISP partner program and the impact of our May 1998 traffic agreement with Netscape. Seminar costs for the six months ended June 30, 1999 were $1.0 million as a result of the Guthy-Renker Internet asset purchase transaction in April 1999. There were no costs for the same period in 1998. Advertising sales costs contributed approximately $2 million to the increase in sales and marketing as a result of our addition of an advertising sales staff in the second half of 1998 discussed above. Additionally our industry brand marketing campaign, which focused on syndication affiliates and the advertising trade, was launched in 1999, resulting in an increase in marketing expense of approximately $3 million.

  Product Development. Product development expenses increased 736% to $9.6 million for the six months ended June 30, 1999 from $1.1 million for the same period in 1998. As a percentage of revenues, product development expenses decreased to 56% for the six month period ended June 30, 1999 from 62% for the same period in 1998. The dollar increase in product development costs is primarily due to a significant increase in editorial, engineering and product design personnel necessary to support our efforts to expand our database.

  General and Administrative. General and administrative expenses increased 314% to $3.7 million for the six months ended June 30, 1999 from $886,000 for the same period in 1998. As a percentage of revenue, general and administrative expenses decreased to 22% for the six month period ended June 30, 1999 from 48% for the same period in 1998. The dollar increase in general and administrative expenses is primarily due to additional personnel and professional services costs incurred to support the growth of the company, while the decrease as a percentage of revenue was a function of the increased revenue base.

  Amortization of Goodwill and Intangibles. We are amortizing goodwill and intangibles as a result of the purchase of intellectual property at our inception in 1996, the BeSeen.com acquisition in October 1998 and the Guthy-Renker Internet and ITW NewCorp asset purchase transactions in April 1999 and June 1999 further described above. Amortization of these assets increased 836% to $1.9 million for the six months ended June 30, 1999 from $205,000 for the same period in 1998. The dollar increase was due primarily to the fact that 1999 included the incremental impact of the BeSeen.com acquisition and the Guthy-Renker Internet and ITW NewCorp asset purchase transactions.

  Amortization of Unearned Compensation. Amortization of deferred compensation was $2.8 million for the six months ended June 30, 1999. There was no unearned compensation for the same period in 1998. We began recording unearned compensation in the second half of 1998.

  Non-operating Income (Expense), Net. Interest income (expense), net includes interest expense on our debt and capital lease obligations, net of interest income from our cash and cash equivalents. We recorded net interest income of $597,000 for the six months ended June 30, 1999 compared to net interest expense of $443,000 for the same period in 1998. The change from net interest expense to net interest income between the two periods is primarily the result of larger cash balances on hand during the six months ended June 30, 1999.

   Other income (expense), net includes foreign exchange gains and losses arising from the change in the value of foreign currencies, primarily the Australian dollar, relative to the United States dollar. We recorded other expenses, net, of $8,000 for the six months ended June 30, 1999 compared to other expenses, net, of $124,000 for the same period in 1998.

Income Taxes

   We recorded income tax expense of $52,000 for the six months ended June 30, 1999, primarily associated with our Australian operations, compared to $76,000 for the same period in 1998.

Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

Revenues

   Our revenues increased 826% to $8.8 million in the year ended December 31, 1998 from $949,000 in the same period of 1997. The largest portion of the increase was due to an increase of $4.6 million, or 492%, in advertising and syndication revenues as compared to the 1997 period. This increase was the result of increased traffic, better advertising inventory management and new syndication agreements. Also contributing significantly to the increase were new revenues of $3.2 million from licensing in the last half of 1998. Before the third quarter of 1998, database content licensing was not a significant element in our business model.

Cost of Revenues

   Cost of revenues increased 269% to $1.6 million for the year ended December 31, 1998 from $430,000 for the same period in 1997. Cost of advertising and syndication revenues increased $656,000, or 153%, for the year ended December 31, 1998 compared to the same period in 1997. Agency commissions paid to outside advertising sales organizations, costs associated with advertising operations personnel and depreciation on related ad serving software and hardware contributed to the absolute dollar increase in cost of advertising and syndication revenues. As a percentage of advertising and syndication revenues, cost of advertising and syndication revenues decreased to 20% for the year ended December 31, 1998 compared to 46% for the same period in 1997. This decrease can be attributed primarily to economies of scale associated with higher traffic volume and higher yields on saleable traffic.

   Cost of licensing revenues was $500,000 for the year ended December 31, 1998. This amount represents a one-time finder's fee related to a licensing agreement. There was no cost of licensing revenues for the comparable period in 1997.

Operating Expenses

  Sales and Marketing. Sales and marketing expenses increased 196% to $10.8 million for the year ended December 31, 1998 from $3.7 million for the same period in 1997. As a percentage of revenues, sales and marketing decreased to 123% for the year ended December 31, 1998 from 387% for the same period in 1997. The dollar increase in sales and marketing expenses is primarily attributable to a $4.9 million increase in traffic costs as a result of our agreements with Netscape and Alta Vista, which became effective in the second quarter of 1998, and the overall growth of our ISP partner program. Also contributing to this dollar increase was our addition of an advertising sales staff in the second half of 1998.

  Product Development. Product development expenses increased 70% to $4.4 million for the year ended December 31, 1998 from $2.6 million for the same period in 1997. As a percentage of revenues, product development expenses decreased to 50% for the year ended December 31, 1998 from 274% for the same period in 1997. The dollar increase in product development costs is primarily due to a significant increase in editorial and engineering personnel to accelerate the addition of URLs to our database and due to an increase in product design personnel to add features to our website. The decrease as a percentage of revenues is primarily due to the increased revenue base.


 General and Administrative. General and administrative expense increased 136% to $2.7 million for the year ended December 31, 1998 from $1.2 million for the same period in 1997. As a percentage of revenues, general and administrative expenses decreased to 31% for the year ended December 31, 1998 from 123% for the same period in 1997. The dollar increase in general and administrative expenses is primarily due to additional personnel and professional services costs incurred to support our growth.

  Amortization of Goodwill and Intangibles. Amortization increased 48% to $605,000 for the year ended December 31, 1998 from $410,000 for the same period in 1997. The dollar increase in amortization of goodwill and intangibles is the result of the amortization expenses associated with the October 1998 acquisition of BeSeen.com.

  Amortization of Unearned Compensation. Amortization of unearned compensation was $133,000 for the year ended December 31, 1998. There was no unearned compensation for 1997. We began recording unearned compensation in the second half of 1998.

  Write-off of In-process Research and Development. In connection with the BeSeen.com acquisition in October 1998, we recorded a $338,000 one-time charge representing the fair value of acquired in-process research and development.

  Non-operating Income (Expense), Net. We recorded net interest expense of $675,000 for the year ended December 31, 1998 compared to net interest expense of $16,000 for the same period in 1997. The increase in net interest expense between the two periods is primarily the result of interest expense related to the issuance of warrants with debt, and interest accruals on larger debt balances outstanding in 1998 compared to 1997.

   We recorded other expenses, net, of $139,000 for the year ended December 31, 1998 compared to other expenses, net, of $3,000 for the same period in 1997.

Income Taxes

   We recorded income tax expense of $146,000 for the year ended December 31, 1998, primarily associated with our Australian operations, compared to $166,000 for the same period in 1997.

Year Ended December 31, 1997 Compared with the Period from July 19, 1996 (inception) through December 31, 1996

Revenues

   Our revenues increased to $949,000 in the year ended December 31, 1997 from $3,000 for the period July 19, 1996 (inception) through December 31, 1996. This increase is the result of the launch of our website in late 1996 and the commencement of advertising revenues in 1997.

Cost of Revenues

   Cost of revenues increased to $430,000 for the year ended December 31, 1997 from $90,000 for the period from July 19, 1996 (inception) through December 31, 1996. Sales commissions to outside sales forces contributed to the increase in cost of revenues when comparing the year ended December 31, 1997 to the period from July 19, 1996 (inception) through December 31, 1996. This increase reflects of the commencement of advertising revenues in 1997.

Operating Expense

  Sales and Marketing. Sales and marketing expenses increased to $3.7 million for the year ended December 31, 1997 from $1.1 million for the period from July 19, 1996 (inception) through December 31, 1996. The dollar increase in sales and marketing expenses is attributable to a full year of operations in 1997 compared to approximately five months of operations in 1996, as well as increased business development expenses and traffic costs in 1997.

  Product Development. Product development expense increased to $2.6 million for the year ended December 31, 1997 from $915,000 for the period from July 19, 1996 (inception) through December 31, 1996. The dollar increase in product development expenses is attributable to a full year of operations in 1997 compared to approximately five months in 1996, as well as an increase in editorial and engineering personnel for the purpose of developing the LookSmart database.

  General and Administrative. General and administrative expenses increased to $1.2 million for the year ended December 31, 1997 from $504,000 for the period from July 19, 1996 (inception) through December 31, 1996. The dollar increase in general and administrative expenses is primarily due to a full year of operations in 1997 and additional personnel and professional services costs incurred to support the growth of the Company.

  Amortization of Goodwill and Intangibles. Amortization of goodwill and intangibles increased to $410,000 for the year ended December 31, 1997 from $205,000 for the period from July 19, 1996 (inception) through December 31, 1996. The dollar increase in amortization of goodwill and intangibles is the result of a full year of amortization in 1997 versus approximately six months of amortization in 1996.

  Non-operating Income (Expense), Net. We recorded net interest expense of $16,000 for the year ended December 31, 1997 compared to net interest income of $9,000 for the period from July 19, 1996 (inception) through December 31, 1996. We recorded other expenses, net of $3,000 for the year ended December 31, 1997 compared to other expenses, net of $19,000 for the period from July 19, 1996 (inception) through December 31, 1996.

Income Taxes

   We recorded income tax expense of $166,000 for the year ended December 31, 1997, primarily associated with our Australian operations, compared to $64,000 for the period from July 19, 1996 (inception) through December 31, 1996.

Quarterly Results of Operations

   The following table sets forth unaudited quarterly statements of operations results for each of the eight quarters ended June 30, 1999. We believe that this information reflects all adjustments consisting only of normal recurring adjustments that we consider necessary for a fair presentation of such information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.

                                                    Three Months Ended
                         ------------------------------------------------------------------------------
                                                        (unaudited)
                         Sept. 30, Dec. 31,  Mar. 31,  June 30,  Sept. 30, Dec. 31,  Mar. 31,  June 30,
                           1997      1997      1998      1998      1998      1998      1999      1999
                         --------- --------  --------  --------  --------- --------  --------  --------
                                                      (in thousands)
Revenues:
 Advertising and
  syndication...........  $   102  $   545   $   805   $ 1,015    $ 1,359  $ 2,381   $ 2,191   $  3,433
 Licensing..............       --       10        --        25        364    2,836     4,389      5,237
 Ecommerce..............       --       --        --        --         --       --        --      1,820
                          -------  -------   -------   -------    -------  -------   -------   --------
   Total revenues.......      102      555       805     1,040      1,723    5,217     6,580     10,490
Cost of revenues:
 Advertising............       93      183       250       245        226      365       318        430
 Licensing..............       --       --        --        --         --      500        --         --
 Ecommerce..............       --       --        --        --         --       --        --      1,130
                          -------  -------   -------   -------    -------  -------   -------   --------
   Total cost of
    revenues............       93      183       250       245        226      865       318      1,560
   Gross margin.........        9      372       555       795      1,497    4,352     6,262      8,930
                          -------  -------   -------   -------    -------  -------   -------   --------
Operating expenses:
 Sales and marketing....    1,067      821     1,124     1,961      3,317    4,446     6,422     10,736
 Product development....      874      478       529       615      1,186    2,097     3,884      5,683
 General and
  administrative........      323      220       362       524        671    1,189     1,615      2,051
 Amortization of
  goodwill and
  intangibles...........      103      103       103       102        103      297       395      1,523
 Amortization of
  unearned compensation
  ......................       --       --        --        --         19      114       789      2,005
 Write-off of in-
  process research and
  development...........       --       --        --        --         --      338        --         --
                          -------  -------   -------   -------    -------  -------   -------   --------
   Total operating
    expenses............    2,367    1,622     2,118     3,202      5,296    8,481    13,105     21,998
                          -------  -------   -------   -------    -------  -------   -------   --------
Loss from operations....   (2,358)  (1,250)   (1,563)   (2,407)    (3,799)  (4,129)   (6,843)   (13,068)
Non-operating income
 (expense), net.........        5      (29)      (64)     (503)        (2)    (245)       19        570
                          -------  -------   -------   -------    -------  -------   -------   --------
Loss before income
 taxes..................   (2,353)  (1,279)   (1,627)   (2,910)    (3,801)  (4,374)   (6,824)   (12,498)
Income taxes............      (41)     (30)      (45)      (31)       (18)     (52)      (52)        --
                          -------  -------   -------   -------    -------  -------   -------   --------
   Net loss.............  $(2,394) $(1,309)  $(1,672)  $(2,941)   $(3,819) $(4,426)  $(6,876)  $(12,498)
                          =======  =======   =======   =======    =======  =======   =======   ========

   Revenues increased from $1.7 million for the quarter ended September 30, 1998 to $5.2 million for the quarter ended December 31, 1998 and to $6.6 million for the quarter ended March 31, 1999. The increase is attributable to a significant database content licensing agreements that we entered into in the third and fourth quarters of 1998. Revenues increased to $10.5 million for the quarter ended June 30, 1999 as a result of continued advertising sales growth, licensing revenues and the inclusion of new ecommerce revenues from the Guthy-Renker Internet asset purchase transaction. In addition, revenues increased each quarter for the six quarters ended December 31, 1998 as a result of continuing increases in advertising and syndication revenues. Advertising revenues were higher in the fourth quarter of 1998 than the first quarter of 1999, reflecting the seasonality of our advertising sales, which are typically higher during the holiday season.

   Cost of revenues on a quarterly basis remained relatively steady throughout 1998 and the first quarter of 1999, with the exception of the quarter ended December 31, 1998, which includes a one- time finders fee associated with a major licensing agreement. The increase in cost of revenues for the quarter ended June 30, 1999 is primarily the result of the Guthy-Renker Internet asset purchase transaction. We expect cost of revenues to increase in the future with the introduction of new services.

   Sales and marketing expenses increased significantly for each of the last four quarters as we entered into traffic purchase agreements with our ISP partners and other major portals, increased our trade marketing efforts, built our sales force and continued to expand our business development team. Product development expenses increased significantly for each of the last four quarters due to significant increases in editorial and engineering personnel for the purpose of developing our databases. General and administrative expenses have continued to increase over the past four quarters due primarily to an increase in personnel and the development of a corporate infrastructure to support our growth.

   Amortization of the goodwill and intangibles increased to $297,000 for the three months ended December 31, 1998 from $103,000 for the three months ended September 30, 1998 due to the amortization of goodwill relating to the acquisition of BeSeen.com in October 1998. Amortization of goodwill and intangibles increased to $395,000 for the three months ended March 31, 1999 and to $1.5 million for the three months ended June 30, 1999 as a result of recording three full months of amortization of goodwill related to the October 1998 acquisition in the first and second quarters of 1999, and the commencement of amortization related to the Guthy-Renker Internet and ITW NewCorp asset purchase transactions in the second quarter of 1999.

   Amortization of unearned compensation increased in each of the four quarters ended June 30, 1999, primarily as a result of an increase in the number of options outstanding.

   Our quarterly operating results may fluctuate significantly in the future as a result of a variety of factors. These factors include:

  . the timing of specification of and delivery against URL targets in our agreement with Microsoft that may lead to significant variations in revenues earned;

  . the level of user traffic on our website and the demand for our Internet navigation services;

  . the level of demand for Internet advertising and changes in the advertising rates we charge;

  .  the addition or loss of relationships with advertisers;

  .  the level and timing of our licensing and syndication activities;

  . the mix of types of advertising we sell as targeted advertising generally has higher rates;

  . seasonality of our advertising revenues, as Internet usage is typically lower in the first and third quarters of the year;

  . the amount and timing of other costs relating to the expansion of our operations;

  . the capital and human resources costs of providing our recently launched interactive Internet navigation assistance service, LookSmart Live!;

  .  the introduction of new products or services by us or our competitors;

  .  technical difficulties and systems downtime or failures; and

  . costs related to acquisitions and integration of technologies or businesses.

   We may from time to time make pricing, service or marketing decisions that may adversely affect our profitability in a given quarterly or annual period. Our expense levels are based in part on expectations of future revenue and, to a large extent, are fixed. We may be unable to adjust spending quickly enough to compensate for any unexpected revenue shortfall. In addition, we generate a significant portion of our revenues from advertising once our contracts with advertisers are generally for a period of one to three months.

Liquidity and Capital Resources

   Since our inception, we have funded our cash requirements primarily through the issuance of common and convertible preferred stock and through revenues from licensing and advertising sales.

   As of June 30, 1999, we had working capital of $26.3 million. Current assets included $42.7 million in cash and cash equivalents and current liabilities included $22.5 million in deferred revenues. Deferred revenues primarily reflects payments in excess of the revenues we have recognized under our agreement with Microsoft as well as payments in excess of revenues we have recognized for Guthy-Renker website building. We have an equipment financing line of $2.0 million of which $1.5 million was available on June 30, 1999.

   Our operations used cash of $6.4 million for 1997, $1.9 million for 1998 and $5.7 million for the six months ended June 30, 1999. Net cash used in operations in 1997 was principally the result of the net loss. Net cash used in operations for 1998 and the first half of 1999 resulted primarily from the net losses for the period and increases in accounts receivable, prepaid expenses and other assets partially offset by increases in accrued liabilities and deferred revenues related to our agreement with Microsoft.

   Our investing activities used cash of $336,000, $2.5 million and $14.6 million for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1999. Investing activity in each period reflects purchases of fixed assets and, in 1998, also includes the acquisition of BeSeen.com. In 1999, investing activities includes the Guthy-Renker Internet and ITW NewCorp asset purchase transactions. We plan to consolidate our five San Francisco offices into one facility later in 1999, and will incur substantial leasehold improvement and other fixed asset outlays related to the occupancy of the new facility.

   We have entered into a lease on that facility under which we will be required to make aggregate rent payments of approximately $44.0 million over the ten year term of the lease. We have the right to sublease.

   Our financing activities provided cash of $6.5 million, $7.9 million and $59.4 million for the years ended December 31, 1997 and 1998, and for the six months ended June 30, 1999. In 1997, we received a $4.9 million cash contribution from our stockholder. In 1998, we received cash proceeds of $5.5 million from the issuance of Series B convertible preferred stock. In the first quarter of 1999, we received cash proceeds of $60.3 million from the issuance of Series C convertible preferred stock.

   Our capital requirements depend on numerous factors, including market acceptance of LookSmart services, the amount of resources we invest in directory content, site development, sales and marketing and brand promotions. We have experienced a substantial increase in expenditures since inception consistent with growth in operations and staffing. We anticipate that this will continue for the foreseeable future. Additionally, we plan to expand our sales and marketing programs, conduct more aggressive brand promotions and continue to evaluate possible investments in complementary businesses and technologies.

   We believe that the net proceeds from this offering and our current cash balance will provide adequate liquidity to meet cash requirements for at least two years following this offering. We may need to seek additional financing if investment plans for our business change. We cannot assure you that such financing will be available on reasonable terms when and if required. If we raise additional funds through the issuance of equity or convertible debt securities, our existing stockholders will experience dilution of their holdings.

Recently Issued Accounting Pronouncements

   In 1998, the Financial Accounting Standard Board issued Financial Accounting Standards No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, and No. 133, Accounting for Derivative Instruments and Hedging Activities, which are effective for the year ending December 31, 1999. We do not believe that the adoption of these pronouncements will have a material effect on our consolidated financial statements.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use (SOP 98-1), which provides guidance for determining whether computer software is internal-use software and for accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold. SOP 98-1, which is effective for the year ended December 31, 1999, also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. We do not expect the adoption of SOP 98-1 to have a material effect on our consolidated financial statements.

   In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position No. 98-5 (SOP 98-5), Reporting on the Costs of Start-Up Activities, which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Because we have not capitalized such costs, the adoption of SOP 98-5 will not have an impact on our consolidated financial statements.

Year 2000 Readiness Disclosure

  The Year 2000 problem may adversely affect our business. The Year 2000 problem is the potential for system and processing failures of date-related data arising from the use of two digits by computer-controlled systems, rather than four digits, to define the applicable year. We believe that our internal software and hardware systems will function properly with respect to dates in the year 2000 and thereafter, but we cannot assure you that this will be the case. In addition, Year 2000 problems of our suppliers or partners could affect our systems or operations.

  Year 2000 Assessment and Looksmart's State of Readiness. In 1999, we initiated a Year 2000 assessment and planning effort to review both our relevant operating, financial and administrative information technology, or IT, and non-IT systems. We also formed our Y2K Committee to plan for and supervise the remediation of those systems where necessary. We have retained outside consultants to assist us in the Y2K Committee's review of our systems and planning for remediation efforts. Our consultants have determined that due to the absence of "legacy" systems in our business, we have little remediation exposure. We have conducted tests and expect to conduct additional tests of our systems as part of our Year 2000 efforts. Our consultants have determined that our non-IT exposure is limited to parts of the physical premises of our office space. Our consultants also determined that our non-IT exposure will be eliminated by December 31, 1999.

   Our consultants will develop contingency plans for critical individual information technology systems to address Year 2000 risks as a complementary part of our Year 2000 program. We believe we will have identified all of our critical hardware and software systems and will have sought confirmations from the providers of these systems that they are Year 2000 compliant by the completion of Compliance Review Phase III.

   Our Year 2000 assessment and contingency planning effort is divided into four phases as illustrated by the following table:

             Year 2000 Tasks and Milestone Status--Relevant Systems

  Milestone Task                               Status or Estimated Completion Date

-----------------------------------------------------------------------------------------
  Discovery Phase I                            Completed June 4, 1999
  PC Desktop/Workstation System Inventory and
     Identification
   . Y2K Inventory Tool Evaluation
    Perform testing of Clicknet Y2K
     inventory software
    Make acquisition decision
   . Physical Y2K Inventory
    Acquire Clicknet Y2K software for
     enterprise
    Install and complete Y2K system
     inventory
    (All Macintosh and Intel-based
     platforms)
   . Complete inventory reporting for Y2K
     Team
-----------------------------------------------------------------------------------------
  Y2K Compliance Review--Phase I               Completed July 30, 1999
  Status Assessment and Review
   . Business Criticality (core flow
     identification)
   . COTS (commercial off-the-shelf products)
   . Internally developed/maintained systems
   . Hardware/network components
  Y2K Action Plan
  Review of Action Plan
  Finalization of Key Milestones, Timelines &
   Deliverables
-----------------------------------------------------------------------------------------
  Y2K Compliance Review--Phase II              Scheduled for completion September 1, 1999
  Y2K Detail Compliance Review
   . COTS
   . Internally developed/maintained systems
   . Business partners/interfaces
   . Hardware/network components
  Y2K Compliance Strategy
   . Product upgrades/patches
   . Product replacements
   . Internal software upgrade analysis
-----------------------------------------------------------------------------------------
  Y2K Compliance Review--Phase III             Scheduled for completion November 1, 1999
  Remediation
   . Internal Systems (scan, modify,
     component test)
   . External Systems (install, apply
     upgrades/patches component test)
  Y2K Compliance
   . Confirmation or Compliance test (end to
     end Y2K rollover and leap year tests)
  Test results signoff and Test Summary
    package
  Re-implementation of compliance upgrades

  State of Readiness of Our Vendors' and Suppliers' Systems. Our main external supplier is our internet service provider, Frontier. We are currently consulting with Frontier's senior executives to determine whether Frontier will be Year 2000 compliant. We expect to receive written assurances from Frontier as to its readiness for the Year 2000 prior to August 31, 1999.

   We have communicated with other significant suppliers and vendors to determine the extent to which they are vulnerable to Year 2000 issues. We have acquired Year 2000 readiness statements from a majority of our significant suppliers and vendors. We have not yet received sufficient information on Year 2000 remediation plans of the remaining vendors in order to predict the outcome of their efforts. If we do not timely receive sufficient information on Year 2000 remediation plans from the remainder of our significant suppliers and vendors, we will continue to contact them or meet with them as we deem appropriate.

   We plan independent verification and validation by means of "roll-over" testing for the following vendors: Engage Technologies, Great Plains, Cerridian, Goldmine, eGain, IBM, Microsoft and Sun Microsystems. "Roll-over" testing involves testing a system's Year 2000 compliance by manually setting its clock to a date after December 31, 1999. We do not currently plan independent testing of systems provided to us by Cisco and 3Com, and instead rely on statements from each company's respective public websites indicating that the systems they each provide to us are Year 2000 compliant.

  Year 2000 Risks. We are not currently aware of any Year 2000 compliance problems relating to our software or our IT or non-IT systems that would have a material adverse effect on our business, results of operations and financial condition. We cannot, however, assure you that we will not discover Year 2000 compliance problems in our software that will require substantial revisions or replacements.

   Despite our plans and our assessment of current hardware and software, our assessment of our Year 2000 compliance may not be fully accurate. In some cases, we may have to rely in good faith on the representations and warranties regarding Year 2000 compliance provided to us by vendors of hardware and software and the advice and assessment of our consultants, which we may not be able to independently verify. These representations and warranties may not be accurate in all material respects, and the advice or assessments of our consultants may not be reliable. If our vendors are not able to make their systems Year 2000 compliant in a timely manner, our business could suffer.

   In addition, we cannot assure you that the software, hardware or services of others incorporated into our material IT and material non-IT systems will not need to be revised or replaced, which could be time consuming and expensive. Our failure to fix our software, if necessary, or to fix or replace the software, hardware or services of others, if necessary, on a timely basis could result in lost revenues, increased operating costs and other business interruptions, any of which could have a material adverse effect on our business, results of operations and financial condition.

   Moreover, the failure to adequately address Year 2000 compliance issues in our IT and non-IT systems could result in claims of mismanagement, misrepresentation or breach of contract and related litigation, which could be costly and time-consuming to defend.

   A worst case scenario would be that governmental agencies, utility companies, Internet access companies, such as Frontier, service providers and others outside our control will not be Year 2000 compliant. The failure by these entities to be Year 2000 compliant could result in a systematic failure beyond our control, such as a prolonged Internet, telecommunications or electrical failure, which could prevent us from operating our website and could have a material adverse effect on our business.

   We have not developed any contingency plans. Our Year 2000 simulation testing when completed and the responses received from vendors and service providers will be taken into account in determining the need for and nature and extent of any contingency plans.

  Costs. Costs associated with Year 2000 compliance matters have been approximately $38,000 to date and we anticipate additional costs of approximately $265,000. Most of our expenses have related to, and are expected to continue to relate to, the evaluation and testing process and Year 2000 compliance matters generally. These costs, if higher than anticipated, could have a material adverse effect on our business, results of operations and financial condition. Monies paid for Year 2000 compliance are allocated to our general operating budget and are to be applied against our revenues. Based on the steps being taken and progress to date, we estimate that the expenses for ensuring Year 2000 compliance of our computer products and systems will not harm our operations or earnings, and can be financed out of cash flow from operations. We do not track Year 2000 readiness expenses separately from other expenses. No IT projects have been delayed as a result of our expenditures on Year 2000 compliance.

                      Estimated Year 2000 Compliance Costs
                                 (in thousands)

                                        Replacement Remediate Auditing and Total
                                          Systems   Software  Verification Costs
                                        ----------- --------- ------------ -----
   Total estimated cost................     $43        $50        $210     $303
   Spent as of August 9, 1999..........      13        --           25       38
                                            ---        ---        ----     ----
   Remaining budget....................     $30        $50        $185     $265
                                            ===        ===        ====     ====

                                    BUSINESS

Overview

   LookSmart is a leading category-based Internet directory provider that has assembled what it believes to be the largest collection of high-quality, granular content on the Internet. The LookSmart directory contains over 800,000 unique URLs in over 60,000 categories, organized in an easy-to-navigate format. Our directory is designed to appeal to an audience of novice as well as sophisticated Internet users. Additionally, LookSmart is an Internet navigation service provider that chooses not to list pornographic or hate material.

   We distribute our proprietary directory to a large number of Internet users through LookSmart-owned Internet properties and through our strategic alliances. Our Internet properties, including looksmart.com, target primarily a focused demographic of female household purchase decision-makers and generate advertising and ecommerce transaction revenue. We broaden the reach of the LookSmart directory through syndication and licensing of our content. We currently provide our directory to leading Internet portals, including The Microsoft Network, Netscape Netcenter, Excite@Home and Alta Vista, and 220 ISPs, including IBM.net and NetZero. In addition, users can access our content and services through a network of over 600,000 websites. In May 1999, more than 43 million individual Internet users accessed looksmart.com and the websites of our licensing and syndication affiliates, according to Media Metrix.

Industry Background

   The emergence and wide acceptance of the Internet has fundamentally changed how millions of people worldwide share information, communicate and conduct business. International Data Corporation estimates that the number of Internet users worldwide will increase from approximately 142 million in 1998 to approximately 399 million by the end of 2002. IDC expects the total number of URLs to grow from 925 million in 1998 to 8 billion by 2002. This includes "suffixed" pages, which are separate URLs within individual websites. We believe this increase is leading to a greater amount of highly-specific content on the Internet. Major factors driving this growth in Internet usage and content include the increasing familiarity with and acceptance of the Internet by businesses and consumers, the growing number of personal computers in homes and offices, the ease, speed and lower cost of Internet access and improvements in network infrastructure. These factors make the Internet accessible to inexperienced users as well as the technologically sophisticated. The growth in the number of Internet users has also led to the emergence of the Internet as a powerful advertising and commerce medium. Forrester Research estimates that total spending on Internet advertising in the United States will grow from $1.5 billion in 1998 to nearly $11 billion in 2002.

 The Navigation Challenge

   The massive volume and growth of granular content on the Internet has created the need for an organizing layer that can successfully match content producers with end users. This organizational challenge, which we call the "navigation challenge", has led to the development of several Internet services, including directories, search engines and portals, designed to help users locate information. These services also seek to enable content producers, including website owners, Internet communities, advertisers and vendors, to reach their target audiences.

   We believe that most Internet organization efforts to date have failed to fully meet the "navigation challenge". Traditional Internet directories often lack focused and relevant category structures, have limited content and contain many "dead", outdated, irrelevant and offensive links. Search engines, which use software to locate websites based on user-entered key words, often generate large sets of results but typically cannot determine website quality. Search engines also have limited capacity to determine the relevancy of websites to a query, have poor "ranking algorithms" to order results, often do not contain recently published websites and fail to respond to "dynamic" or frequently changing material. Users of these services also often receive irrelevant or offensive material, such as pornography. Internet users are demanding smarter search capabilities and better organized content that will allow them to find granular, deeply specialized and local content.

 The Audience and Advertising Challenge

   New Media Family. We believe that current Internet navigation services do not meet the particular needs of a rapidly emerging user demographic that we call the New Media Family. This group consists primarily of female household purchase decision-makers, many of whom are new Internet users. Because most major Internet search services were designed and "packaged", in terms of graphic and interface design, color scheme and editorial "voice", for the early technically-oriented adopters of the Internet, these Internet search services have not created an atmosphere and community that appeals to inexperienced Internet users.

   Advertisers. According to a November 1997 Advertising Age article, women influenced 80% of all purchase decisions. This has made women an increasingly attractive target for advertisers. Many advertisers, however, cannot accurately target this audience using the Internet because they lack sufficiently precise targeting data, including, demographic, psychographic and behavioral data. In addition, few websites offer advertisers access to concentrated groups of female users. Given the lack of focus on women and new users among websites and traditional navigation services, it is particularly difficult for advertisers to reach these influential purchase decision-makers.

 The Business Challenge

   While the Internet has emerged as an effective and powerful commercial medium for buyers and sellers to consummate transactions, businesses still face many challenges in utilizing the Internet to its full potential.

   Internet Service Providers, Portals and Vertical Websites. As the amount and specificity of Internet content has grown, the editorial challenge for ISPs, portals and vertical websites of maintaining high quality directories has grown proportionately. We believe that as these companies invest more heavily in adding functionality to their websites, they will have fewer resources to devote to the categorization and maintenance of relevant and focused directory services. Therefore, many Internet portals and vertical websites have a need for outsourced services to provide their search, directory and content solutions.

   Buyers and Sellers. The rapid emergence of ecommerce has created challenges for both buyers and sellers. Many companies that hope to tap ecommerce opportunities have little understanding of how to use the Internet to reach their target customers, and find it difficult to obtain the resources and expertise necessary to create an effective online presence. Businesses that are online often find it difficult to generate qualified visitor traffic. Lastly, would-be buyers find it difficult to locate specific, often local, businesses through the Internet.

The LookSmart Solution

   LookSmart has assembled what it believes to be the largest collection of high-quality, granular content on the Internet, organized in a categorical, easy-to-navigate directory format and underlying database. In doing so, we believe we are creating a highly scalable asset that can be distributed to a large number of Internet users through our Internet properties, including looksmart.com, and through other online licensees and syndicators, including major Internet portals, ISPs and destination websites. In the process, we seek to address many of the key challenges faced by users, content providers, advertisers and vendors.

 The Navigation Solution

   We provide a directory that includes "all of the useful stuff and none of the junk" and is organized in order to enable users to choose between an intuitive category search path or a key word query.

   Comprehensive Content. The LookSmart directory currently contains over 800,000 unique URLs in over 60,000 categories. Through a partnership with Cox Interactive Media, the LookSmart directory contains what we believe to be the most comprehensive collection of high-quality local websites in 65 United States markets. We have also developed specialized directory services for the United Kingdom, Canada and Australia.

   High-Quality Content. We focus on including only authoritative, up-to-date, categorized content in our directory, while excluding pornographic and other offensive material. Our team of over 180 editors includes taxonomists, copy editors, assignment editors, subject specialists, maintenance editors and generalist editors. Our editors use proprietary software products that help find, categorize, index, rate, compare and check whether a website is available.

   Easy-to-Navigate Content. The LookSmart directory is organized to provide relevant navigation results for both category-based and key word navigation. Our navigation interface allows a user to follow a search path into sub-categories and sub-sub-categories visually on the screen, enabling the user to see not only which path was chosen, but also those which were not. We believe that this is a critical element in the trial and error process that most users undertake to find material. Our key word search brings users directly to website results. All of our navigation results include a brief description of each website to help guide users. The LookSmart directory also facilitates searches of local content, white pages and email directories, yellow pages, discussion/news groups and shopping prices.

 The Audience and Advertising Solution

   Looksmart.com: Uniquely Packaged Content. Looksmart.com, launched in October 1996, is the flagship site for our LookSmart directory. Looksmart.com seeks to package the LookSmart directory with other appropriate content and functionality to provide a simple, compelling experience for the New Media Family. Looksmart.com's benefits include:

  . Intuitive Navigation. Looksmart.com combines the superior navigation functionality of the underlying directory with the benefits of the website's easy-to-use user interface.

  . Inoffensive Content Environment. Looksmart.com does not list pornographic or hate material in its directory.

  . Differentiated Visual Design. Looksmart.com has been designed using colors, color photographs and other design elements that differentiate the offering and, we believe, makes our website more attractive to users.

  . Content, Commerce and Community Functionality. Looksmart.com provides access to additional content and functionality on its home page, including free email, current news, stock and finance information, weather, maps, horoscopes and chat groups. Each of these services has been designed to appeal to the New Media Family.

  . LookSmart Live!. In July 1999, we introduced a service that enables users to directly contact our editors to get assistance with their Internet search and related activities. This feature has been developed in response to consistent data from our qualitative research that suggests that our target audience often "gets stuck" and would greatly value assistance. We believe that this is the first large scale implementation of such a service on the Internet.

   Access for Advertisers to the New Media Family. We offer advertisers the opportunity to reach female household purchase decision-makers in large scale. During the last four quarters, Looksmart.com's audience was 58% female, on average, as measured by the NPD, the majority owner of Media Metrix. LookSmart is able to provide advertisers with highly targeted reach driven by particular subject categories or keyword search terms. By offering advertisers the ability to place their advertisements on category and keyword results pages, advertisers are able to find their target audience more effectively.

 The Business Solution

   We believe that our ability to categorize and organize highly granular content allows us to offer a variety of business solutions.

   Outsourcing Solution for Content and ISPs. We leverage our database by syndicating, licensing and distributing our proprietary content to leading Internet portals, websites and other media companies, including Microsoft, Netscape, Alta Vista, Excite@Home, Blue Mountain Arts, Go2Net, Lycos/HotBot, Macromedia and IDC. Each affiliate is able to package our content in unique ways to meet the particular needs of its core audience without expending resources and expertise to develop and maintain a comprehensive Internet directory. Through our LookSmart Network, we also provide ISPs with a full content solution for their users. The LookSmart Network has 220 member ISPs and a customer retention rate of approximately 90% over its two-year history.

   Dedicated Services for New and Existing Online Businesses. LookSmart offers services that help both new and existing businesses optimize their online presence. Our website enhancement services provide content and applications for webmasters to help them meet their users' needs and to encourage them to become affiliated with LookSmart. Our Internet access services provide small and mid-size business owners with seminars and services that enable them to sell their products and services over the Internet. In addition to helping businesses establish a presence on the Internet, LookSmart offers new arrivals visibility, the advantages of a place in the LookSmart directory and positioning in our ChoiceMall shopping site.

   Ecommerce Solutions That Match Buyers and Sellers. LookSmart also offers a variety of websites that allow buyers and sellers to find each other. In June 1999, LookSmart launched rewardmall.com, an affinity Internet shopping mall site that is accessible through both looksmart.com and our partners' Internet properties. We also operate an Internet shopping site entitled Buy it On the Web which promotes and sells over 20 "As Seen on TV" products ranging from music videos to beauty and health products, through an exclusive license agreement with Guthy-Renker Corporation.

The LookSmart Strategy

   Our strategy is to establish LookSmart as the leading category-based Internet directory service for global and local information on the Internet and to derive multiple revenue streams by leveraging our directory asset. The key elements of our growth strategy include the following:

 Expand Collection of High-Quality, Granular Content

   We intend to expand both the number of high-quality URLs included in our directory as well as the number of categories into which we classify the URLs. Our mission to be the largest provider of granular information on the Internet requires us to continually improve the content in our existing categories by including new websites, communities and commerce environments, deleting outdated links and updating editorial annotations. In order to extend our directory, we plan to increase the number of Internet editors that we have both domestically and internationally, and to support those editors with advanced productivity tools.

 Build the LookSmart Brand and Audience

   To enhance business and consumer awareness of our brand, we plan to pursue an extensive brand development initiative through mass market and targeted advertising. We believe that building a strong brand name will help build a loyal base of users. In addition, we believe that a strong brand will help to attract additional advertisers and ecommerce partners and will better enable us to syndicate and license our directory to additional business partners. Our consumer branding investments will focus specifically on reaching our target New Media Family audience through radio, television, print and online advertising media.

 Utilize LookSmart Content to Drive Multiple Revenue Streams

   Our goal is to leverage our unique assets--the LookSmart directory and the people and processes that create it--and monetize them in several ways. We are targeting the convergence of three large market opportunities: online advertising, syndication and licensing, Internet outsourcing and ecommerce. We will continue to seek to monetize these assets through these revenue opportunities, as well as create additional revenue streams, including from international sources, premium usage fees and enterprise services.

 Pursue Strategic Acquisitions and Alliances

   We plan to pursue acquisitions and alliances to strengthen our technology, broaden our audience reach, capture new distribution channels or open new revenue streams. In addition, we plan to focus on further expanding our syndication, licensing, Internet enabling and ecommerce services.

 Expand into Select International Markets

   As one of only a few companies that have created a significant presence in the United States Internet market with beginnings outside the United States, we believe we are well positioned to enter major international markets in a locally-relevant, culturally-sensitive manner. We plan to build our editorial operations and our business operations in Europe, Asia and Latin America.

The LookSmart Database

   LookSmart content has been structured to include "all of the useful stuff and none of the junk". The database is organized in order to enable users to follow intuitive category and sub-category "paths" to find their desired content or to retrieve it by typing in a keyword.

   LookSmart creates this directory database using a combination of proprietary software and a highly structured Internet editorial team. Our editorial teams are located in San Francisco, Melbourne, Montreal and Amsterdam. Our proprietary software includes systems that find, categorize, index and check whether the website is available and provide editors with a sophisticated desk-top tool set to efficiently review, categorize, describe, rate and compare the websites. The systems we have developed enable our editors to perform five core processes:

 Find the Content

   Our editors use a range of automated search technologies, other websites, website submissions from website owners/builders, off-line data sources and other methodologies to find the content our users may require.

 Select the Content

   In finding useful content, our editors also encounter a lot of "junk", material that is unlikely to be useful to our users. For example, a user searching through traditional Internet directories for material on surgery for breast cancer is likely to come across material that is either commercial material, material related to cosmetic surgery, pornographic material, or material from sources with limited medical authority. Our editors select and place content for each of over 60,000 categories according to parameters that our taxonomy team maintains. The editors will also often order the websites to enable the user to find the most generally useful or authoritative source first and view the more specialized or marginal sources later.

 Organize the Content

   Our team of full-time taxonomists, primarily library science and information science specialists, create and frequently modify our category taxonomy to ensure that it is logical, current and intuitive.

 Describe the Content

   The end product that users are seeking from a navigation service is a list of website links. Our copy editors provide succinct, 15 words or fewer, descriptions of every website listed to assist users in determining which websites contain content most relevant to their search.

 Maintain the Content

   Our editors regularly review user requests and content availability to add new categories and new websites for existing categories. We also use a combination of software and editorial intervention to minimize inactive links in the database. Websites in each category are reviewed according to a schedule that is appropriate to the subject matter. For example, we update our collection of material related to the current news much more frequently than we update our material on historical subjects.

Looksmart.com and Related Properties

   Looksmart.com packages the LookSmart directory with other appropriate content and functionality to provide a simple, compelling experience for the New Media Family. Some of the principal aspects of the service are as follows:

 Intuitive Navigation

   The LookSmart directory content is available through an intuitive interface that enables a user to follow a category path into sub-categories and sub-sub-categories visually on the screen, enabling the user to see not only which path was chosen, but also those which were not, a critical element in the trial and error process most users undertake to find the material they require. In addition to the 60,000 categories listed on its home page, LookSmart offers keyword search functionality, which searches the LookSmart database first and then the Alta Vista database if additional results are required.

 Inoffensive Content Environment

   Looksmart.com does not list pornographic or hate material in its directory. We believe that the New Media Family desires an Internet navigation environment that does not provide links to offensive material in response to benign queries. We believe that no other major Internet navigation company has made a commitment not to list this material and, while we cannot provide an absolute guarantee against access to this material through looksmart.com, we believe that it is unlikely that a user of looksmart.com will inadvertantly come across offensive material.

 Content, Commerce and Community Functionality

   Looksmart.com also provides access to additional content and functionality on its home page, including free email, current news, stock and finance information, weather, maps, horoscopes, and chat groups. By providing access to these services, LookSmart seeks to meet the community and communications needs of its users.

 Localized Content

   Through a partnership with Cox Interactive Media, the LookSmart directory contains what we believe to be the most comprehensive collection of high-quality local websites in 65 United States markets. Looksmart.com offers up-to-the-minute news, weather and traffic reports, information on movies and family activities and thousands of links to local businesses, services and community activities.

Syndication

 Syndication and Licensing of the Directory Database

   We currently generate revenues from our proprietary content by licensing it to portals, websites and other media companies and by making it available to ISPs through our LookSmart network. We have syndication relationships with Microsoft, NetZero, Excite@Home, Alta Vista, Blue Mountain Arts and IBM.net.

   Many of these businesses are focused on extending their user reach and increasing the length and frequency of user visits and are continually adding services to make their offering more compelling. These companies typically may not have the resources, expertise or desire to internally develop and maintain a comprehensive Internet directory and instead choose to outsource this navigation service from LookSmart.

   We offer these businesses a wide and flexible range of business terms and technology solutions. For example, in some cases LookSmart serves the pages and/or sells the advertising; in other cases, the partner does one or both. In some cases, LookSmart pays or receives a share of the advertising revenues. In other cases, the partner pays LookSmart a pre-determined license or subscription fee for ongoing access to the database updates.

 Syndication of Full Navigation Functionality to ISPs

   We provide ISPs with our navigation and directory content solution, enabling them to offer a complete Internet service to their users. Outsourced solutions like ours allow small and medium-sized ISPs to compete with larger, more powerful companies like America Online. In most cases, LookSmart provides a complete solution to the ISP where we design a unique page, host the service, sell the advertising and share a percentage of advertising revenue with the ISP. While we have agreements with some of the major ISPs, such as IBM.net and NetZero, we have also concentrated on reaching the mid-sized regional ISP market. The LookSmart network has 220 member ISPs and a customer retention rate of approximately 90% over its two-year history.

Business Services

   LookSmart has built a portfolio of business services that help businesses understand the Internet and its implications for their business, including:

  . seminars to educate business owners and vendors on how best to establish an online presence and tap potential ecommerce opportunities;

  .  internet design and website building;

  . integration of ecommerce enabling tools into websites, including shopping carts and online ordering;

  .  website hosting and technical support; and

  .  placement in LookSmart's Choice Mall and Rewardmall services.

   Our choicemall.com service provides an online shopping environment for our merchant customers. Our vendors' websites are also listed in the appropriate sections of the LookSmart database for distribution through looksmart.com and our related websites. Together, these services create the opportunity for smaller vendors to understand and tap the potential of the Internet as a marketing and commerce vehicle for their products and services.

 Content and Applications

   We seek to provide a wide range of content services and software applications for webmasters to help them better serve their users' needs in a cost-effective manner. These services include:

  . navigation/content offerings such as SmartLinks, which are links into the part of the category structure of LookSmart that is relevant to their website's focus;

  . a "Search My Site" utility enabling users to conduct key word searches of the webmaster's website and then the Internet;

  . community offerings such as guest books, chat rooms and private club environments;

  . vendor offerings such as Rewardmall and transaction-enabling services through our Choice Mall offering; and

  .  other utilities such as hit counters and one-for-one banner exchanges.

   All of these services adopt a self-marketing approach whereby any user, including other website owners, who clicks on a product can download products to enhance his or her own website. These services require a simple "cut and paste" operation to become operative on a website. This approach has enabled the network of affiliate websites to grow very rapidly at very low cost to LookSmart. We currently have over 600,000 affiliated websites.

 Rewardmall

   In June 1999, we launched an Internet shopping mall called rewardmall.com, which features over 25 brand name merchants, as well as smaller specialty merchants. The Rewardmall is accessible by a direct link from the looksmart.com home page as well as by several links throughout our website. In addition, the Rewardmall is syndicated to our ISP partners and through our co-branded websites. Internet shoppers are able to find products and services by using the Rewardmall directory or by searching the Rewardmall by merchant, product or product category. In the future we also plan to offer shoppers customized "Rewardmall Deals", which will appear throughout the Rewardmall. We receive a percentage of the sales purchased through the Rewardmall, including products sold through Rewardmall Deals.

   We will also offer shoppers "RewardPoints" for purchases made through the Rewardmall. We will allocate a portion of the proceeds we receive from the purchases made through the Rewardmall to offer merchandise to online shoppers that can be purchased with RewardPoints. Online shoppers will be able to redeem these RewardPoints for products, services and miles in affiliated frequent flier programs.

 Buy It On The Web

   We maintain an Internet shopping website entitled Buy It On The Web that promotes and sells over 20 "As Seen on TV" products ranging from music videos to beauty and health products. As Seen on TV products are products that have been or are currently promoted through infomercials and other television advertising, and are often endorsed by celebrities. Currently, all of the products available through Buy It On The Web are products marketed and distributed by Guthy-Renker Corporation. We are the primary Internet distributor for all of Guthy-Renker Corporation's products, including Anthony Robbins' programs and Victoria Principal cosmetics. We receive a percentage of all sales revenues from these products sold through the Internet.

International

   LookSmart has established international operations to meet worldwide demand for improved navigation and content on the Internet. Central to our international efforts is our ability to localize our database for individual markets in order to create a more culturally-relevant offering. We currently have editorial teams located in San Francisco for our United States based service, Melbourne for our Australian, British and New Zealand services, Montreal for our Canadian services and Amsterdam for non-English European services. Looksmart.com.au was rated the number one navigation service in the Australian market in April 1999 by Top 100.

Strategic Relationships

   LookSmart has actively pursued strategic relationships and sees these relationships as key drivers of growth in traffic and revenue. We have relationships with companies for content, distribution, advertising sales, technology and marketing.

 Cox Interactive Media

   We have a strategic alliance with Cox Interactive Media relating to local websites, local navigation services and local content. LookSmart's US Internet directory is prominently placed on all 23 of Cox's local city sites, e.g., www.accessatlanta.com, and Cox Interactive Media, using its own editorial staff, provides the local content for 65 city markets for LookSmart's United States directory database using a licensed copy of our proprietary Editorial Support System.

 Microsoft

   We entered into a five year licensing agreement with Microsoft in December 1998 under which Microsoft licensed our directory database for use on the msn.com website and other properties. See "Risk Factors--Our quarterly revenues and operating results may fluctuate due to the timing of delivery of URLs under our Microsoft contract and other factors, which may negatively affect our stock price", "--We derive a significant amount of our revenues from Microsoft and if our relationship with Microsoft suffers, our business could be harmed" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

 Guthy-Renker Corporation

   In April 1999, we acquired the website presence building businesses of Guthy-Renker Internet to begin our services for the small business market. We also acquired the online sales rights to Guthy-Renker Corporation's "As Seen on TV" products. We receive media support from Guthy-Renker Corporation in the form of advertising in Guthy-Renker Corporation infomercials.

 PBS

   In June 1999, we entered into five agreements with three PBS related entities under which we agreed to sponsor five programs on PBS. The programs are Mystery!, Chefs of Cucina Amore, Great Food, MasterChef USA and Sesame Street. Four of the agreements have five-year terms, however either party has the right to terminate the agreements after three years. The fifth agreement has a three-year term and gives LookSmart a right of first refusal for years four and five.

 Excite@Home

   In June 1999, we entered a three-year licensing agreement with Excite@Home Corporation under which Excite@Home licensed our directory databases for use on the excite.com website and other properties. LookSmart agrees to update the database periodically and to share advertising revenues.

Competition

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We compete on the basis of several factors, including the quality of content and the ease of use of online services. In the licensing market, there are additional factors such as performance, scalability, price, and relevance of results. The number of companies and websites competing for users, Internet advertisers' and ecommerce marketers' spending has increased significantly. With no substantial barriers to entry in these markets, we expect this competition to continue to increase. Competition may also increase as a result of industry consolidation.

   We face direct competition from companies that provide several types of Internet services, as illustrated in the following table.


          Category                     Focus                Example Competitors
---------------------------------------------------------------------------------
  Internet content         Internet navigation, content  AOL, Yahoo!, Snap!,
   retrieval               aggregation, content          Infoseek, Inktomi, Lycos
                           licensing                     and Netscape Open
                                                         Directory

  Internet advertising     Demographically targeted and  Internet destinations
                           content-targeted advertising  with similar
                                                         demographics like
                                                         iVillage and women.com;
                                                         Internet navigation
                                                         firms with similar
                                                         content targeting
                                                         capabilities like AOL,
                                                         Yahoo!, InfoSeek and
                                                         Lycos

  Internet outsourcing     Outsourcers of Internet       Inktomi, InfoSpace.com,
                           navigation, Internet portal   Snap.com, Lycos,
                           or website enhancement        PlanetDirect.com and
                           content                       XOOM.com

  Online commerce enabling Small vendors Internet and    TicketMaster-CitySearch,
  companies                transaction enabling          AOL's Digital Cities,
                                                         Sidewalk, Go2Net, iMall
                                                         and Hypermart


  See "Risk Factors--If we are unable to compete effectively in the Internet navigation market, our business and profitability will suffer".

Infrastructure

 Technology

   One of our principal assets is our internally-developed software for creating and distributing the LookSmart directory. In addition, we use a variety of hardware and communications technologies to distribute and maintain our business.

   Editorial Support System. We have developed a proprietary software application, the Editorial Support System, used by our editors to discover, edit, and catalog websites into the LookSmart database. This system undergoes frequent revision and upgrade and over 200 editors can use the application simultaneously. In addition to the Editorial Support System, we have developed several proprietary algorithms which enable us to extract data from the database, publish this data in various editions of the directory and perform routine maintenance on the database, such as deadlink checking.

   The Editorial Support System also provides various statistical and reporting functions, including editorial productivity levels and work quality, and identifies trends in user preferences. We have recently enhanced the system to include multi-language capabilities.

   Taxonomy and Search. We publish our data in a proprietary and unique set of categories in a specific taxonomy. This taxonomy has over 60,000 categories. We have developed proprietary search technology to search this database and return relevant answers to users.

   Server Architecture. We believe we have developed a proprietary, dynamic and scalable server software architecture that allows us to support our ISP partners by serving custom versions of the ISP's home page or any other page on the ISP's website as part of our distribution of our directory content. In January 1999, we signed a license agreement with Engage Technologies to license their Accipiter advertising server technology. We converted our advertising serving functionality from an internal proprietary application to the Accipiter technology effective in March of this year.

   Frontier. In February 1999, we signed an agreement with Frontier to provide co-location, Internet connectivity, and maintenance of our hardware equipment at Frontier's Santa Clara, California facility. Frontier provides comprehensive facilities management services, including human and technical monitoring of all production servers, 24 hours per day, seven days per week.

  Sales

   Our advertising sales were handled through Softbank Interactive Marketing until October 1997 and by DoubleClick, Inc. from October 1997 through mid-1998. In an effort to maintain stronger relationships and loyalties with our advertisers and to reduce advertising sales costs as a percentage of revenues, in mid-1998 we created our own sales organization, including a national sales team of 20 personnel located in San Francisco, New York, Detroit and Austin. We plan to expand the size of the team and the location of the offices commensurate with traffic expansion.

  Advertising

   The following is a list of some of the advertisers that have recently advertised on our looksmart.com website: Amazon.com, Apple, Baby Center, Bell Atlantic, Budget Rent-A-Car, Capital One, Chrysler, Compaq, Discover, eBay, Farmers Insurance, JC Penney, Jenny Craig, Microsoft, Mitsubishi, NationsBank and Office Depot.

  Marketing

   We believe that marketing and brand promotion activities will be important in our efforts to build traffic and attract additional advertisers and ecommerce partners. We have initiated a multi-tiered marketing and advertising strategy. The trade segment of our marketing strategy targets:

  .  the ISP community, focusing on turn-key branded opportunities;

  . advertising agency media planners and the vendor advertising community, focusing on LookSmart's ability to deliver the New Media Family; and

  . Internet industry marketing executives to reach and sell our roster of top 100 websites that have adopted our search directory.

   We plan to launch a broad, national consumer advertising campaign in early fall of 1999. The campaign may involve television, online, print, radio, cable, or outdoor marketing media. All of our advertising and messaging is based on focus group and quantitative research. Our marketing strategy also employs selective trade show and public relations promotional efforts.

Legal Proceedings

   On October 5, 1998, Hollinger Digital, Inc. filed a complaint against us in New York Supreme Court (Case No. 604797/98). The complaint alleges that we breached an agreement to sell 3,059,798 shares of our Series C preferred stock (representing approximately 15% of our fully vested capitalization at the time of the alleged breach) to Hollinger for $2.33 per share. The complaint also asserts claims for promissory and equitable estoppel and seeks specific performance of the proposed terms of the alleged Series C transaction, which included a right to pro rata participation in future financings prior to our initial public offering. On the same day it filed its complaint, Hollinger sought preliminary injunctive relief to prevent us from taking any action that would interfere with Hollinger's alleged right to purchase the Series C preferred stock. The Court denied Hollinger's motion for preliminary injunction. On December 1, 1998, we filed a motion to dismiss Hollinger's complaint. On March 17, 1999, the Court issued an order granting our motion and dismissed Hollinger's complaint with prejudice. On May 4, 1999, Hollinger filed a Notice of Appeal. We believe that Hollinger's complaint is without merit and we will continue to vigorously defend the lawsuit. If we are required to issue shares of our capital stock in connection with Hollinger's claims, however, our investors will suffer dilution.

   Except for the Hollinger litigation, we are not a party to any material legal proceedings.

Employees

   We had 151 employees at the end of 1998, and 465 as of June 30, 1999. We have never had a work stoppage, and none of our employees is represented by a labor union. We consider our relations with our employees to be good.

Facilities

   Our headquarters are located in 9,884 square feet of leased office space in San Francisco, California. The lease term for our headquarters extends to May 31, 2003. We also lease space at four other locations in San Francisco, including 20,000 square feet of office space that has a lease term extending to October 31, 1999 and 17,000 square feet of space that has a lease term extending to November 29, 2000. We have recently leased an additional 134,847 square feet of office space, which will be available in October 1999 and will allow us to consolidate our operations and continue to expand our business. The lease term for this additional space provides us with an option to renew the lease for two additional five-year periods after the initial lease term of ten years expires. We also lease 3,750 square feet of office space in New York that has a lease term extending to August 31, 2000. We also lease facilities overseas. In particular, we have a three-year lease on a 4,800 square foot property in Melbourne, Australia. The Melbourne lease extends until August 2001. Also, we have a smaller 2,650 square foot property in Sydney, Australia, which has a lease term extending until May 2002. We also plan to enter into leases for other smaller facilities that provide for additional storage space.

                                   MANAGEMENT

Directors and Executive Officers

   Our current directors and executive officers are:

            Name             Age            Position with LookSmart
 --------------------------- --- ---------------------------------------------
                                 Chairman, Chief Executive Officer, Co-Founder
 Evan Thornley..............  34 and Director
 Tracey Ellery..............  36 President, Co-Founder and Director
 Patricia Cole..............  49 Chief Financial Officer
 David Neylon...............  52 Senior Vice President, Engineering
 Brian Cowley...............  40 Senior Vice President, Global Sales
 Martin Hosking.............  38 Senior Vice President, Distribution
 Val Landi..................  54 Senior Vice President, Marketing
 Chris Tucher...............  38 Senior Vice President, Business Development
 Timothy Pethick............  37 Vice President, International and CEO,
                                 LookSmart International Pty Ltd.
 Ned Brody..................  35 Vice President, Ecommerce
 Martha Clark...............  45 Vice President, Human Resources
 Anthony D. Castagna(2).....  52 Director
 Paul Riley(1)..............  34 Director
 Robert J. Ryan(2)..........  51 Director
 Scott Whiteside(1).........  48 Director

--------
(1) Member of the Audit Committee
(2) Member of the Compensation Committee

   Evan Thornley co-founded LookSmart and has served as its Chairman and Chief Executive Officer and a director since July 1996. From July 1996 to June 1999, Mr. Thornley also served as President. From 1991 to 1996, Mr. Thornley was a consultant at McKinsey & Company, a global consulting company, in their New York, Kuala Lumpur and Melbourne offices. Mr. Thornley holds a Bachelor of Commerce and a Bachelor of Laws from the University of Melbourne, Australia. Mr. Thornley is married to Ms. Ellery.

   Tracey Ellery co-founded LookSmart and has served as President since June 1999. Ms. Ellery has served as one of our directors since September 1997, and as our Senior Vice President of Product from July 1996. From 1991 to 1994, Ms. Ellery was Chief Executive Officer of Student Services Australia, an Australian college publishing/retail company. Ms. Ellery studied Drama and Legal Studies at Deakin University, Australia. Ms. Ellery is married to Mr. Thornley.

   Patricia Cole has served as our Chief Financial Officer since February 1999. From September 1995 to February 1999, Ms. Cole served as Chief Financial Officer of Fair, Isaac and Company, a credit scoring company. From 1992 to September 1995, Ms. Cole served as Vice President, Controller at Qwest Communications International Inc., a telecommunications company. Ms. Cole is a C.P.A., Chartered Accountant in England, and holds a B.A. in economics from the University of Manchester, England, an M.B.A. from Cranfield Business School, England, and a Masters of Business Taxation from the University of Southern California.

   David Neylon has served as our Chief Operating Officer since November 1998 and Senior Vice President of Engineering from June 1999. From March 1995 to February 1998, Mr. Neylon was Senior Vice President at World Play Entertainment, a network games and entertainment company. From 1987 to February 1995, Mr. Neylon held a variety of positions in AT&T Corp., including Vice President of ImagiNation Network, a subsidiary of AT&T, from 1993 to 1995.
Mr. Neylon holds a B.A. in Economics from Drew University and an M.B.A. in finance and marketing from Rutgers University.

   Brian Cowley has served as our Senior Vice President of Global Sales since December 1998. From August 1997 to December 1998, Mr. Cowley served as our Senior Vice President of Global Sales and Distribution and as our Vice President of Advertising Sales from October 1996 to August 1997. From February 1996 to October 1996, Mr. Cowley served as Business Development Manager at Netscape Communications Corporation, over seeing advertising sales on the Netscape Netcenter website. From April 1995 to March 1996, Mr. Cowley served as Vice President of Sales and Product Marketing in the Data Products Division of Strategic Mapping, Inc., a marketing data company. From June 1994 until April 1995, Mr. Cowley worked as a Vice President of Sales at Consumer Direct Access, a company he co-founded, in San Francisco. Mr. Cowley holds a B.S. in marketing from Bryant College.

   Martin Hosking joined the Company in January 1996 and has held a variety of senior management positions, most recently as Senior Vice President, Distribution since July 1998. From 1994 to 1996, Mr. Hosking was a consultant at McKinsey & Company, a management consulting company. Mr. Hosking holds a B.A. in history and economics and an M.B.A. from the University of Melbourne, Australia.

   Val Landi has served as our Senior Vice President of Marketing & Media Services since August 1998. From October 1997 to July 1998, Mr. Landi served as Vice President, Sales and Marketing of Carnelian, Inc., an Internet software company, and from April to September 1997 as Executive Vice President of Power Agent, an Internet media company. From March 1995 to March 1997, Mr. Landi served as Publisher and General Manager of International Data Group/Computerworld Internet Media, an information technology company, Corporate Vice President of International Data Group from 1994 to 1995, and as Executive Vice President of International Data Group's International Marketing Services from 1991 to 1995. Mr. Landi holds an M.A. from Harvard University.

   Chris Tucher has served as our Vice President of Business Development and Syndication since August 1998 and Senior Vice President of Business Development from June 1999. From August 1995 to August 1998, Mr. Tucher served as Director of Sales and Marketing and Media and Financial Markets at Netscape Communications Corporation, an Internet software company. From 1991 to 1995, Mr. Tucher was a vice president and member of the executive board of the Contra Costa Newspapers, Inc., a news publishing company. Mr. Tucher holds a B.A. in english and economics from Occidental College, and an M.B.A. from the Harvard Business School.

   Timothy Pethick has served as our Vice President of International and as Chief Executive Officer and Director of LookSmart International Pty Ltd., our Australian subsidiary, since March 1999. From August 1996 to March 1999, Mr. Pethick was employed in several positions by Encyclopedia Britannica, Inc., a publishing company, most recently as General Manager of Sales and Marketing. From 1995 to 1996, Mr. Pethick was Managing Director of On Australia Pty. Limited, an Internet/online publishing company, and from 1994 to 1995, he was General Manager of Roadshow New Media, a CD-rom publishing company. Mr. Pethick holds a Bachelor of Commerce from the University of New South Wales, a Masters of Economics from Macquarie University, and an M.B.A. from Deakin University, Australia. Mr. Pethick is a Chartered Accountant in Australia.

   Ned Brody has served as our Vice President of Ecommerce since November 1998. From 1993 to November 1998, Mr. Brody was a Partner at Mercer Management Consulting, a management consulting company. Mr. Brody holds a B.S. in economics and an M.B.A. from Wharton School, University of Pennsylvania.

   Martha Clark has served as our Vice President of Human Resources since May 1999. From October 1998 to April 1999, Ms. Clark was a consultant. From January 1997 to October 1998, Ms. Clark was Senior Vice President and Human Resources Division Manager of Sumitomo Bank of California, a commercial bank. From August 1995 to January 1997, Ms. Clark was Director and Co- Founder of John Parry & Alexander, a human resources consulting company. From 1993 to 1995, Ms. Clark was Director of Human Resources of Fritz Companies, Inc., a global logistics services company. Ms. Clark holds a B.A. in economics from Wellesley College and an M.B.A. from Stanford University.

   Anthony D. Castagna has served as one of our directors since March 1999. Dr. Castagna presently serves as a non-executive director of GlobalGate LLC, an Internet-related technology holding company, and as a non-executive director of Macquarie Technology Funds Management Pty Limited, an Australian venture capital fund. From 1994 to present, Dr. Castagna has served as an independent advisor to the Macquarie Technology Investment Banking Division of Macquarie Bank Limited, an investment banking company, and other technology-based companies in Australia, Asia and the U.S. Dr. Castagna holds a Bachelors of Commerce from the University of Newcastle, Australia, and an M.B.A. and Ph.D. in Finance from the University of New South Wales, Australia.

   Paul Riley has served as a one of our directors since March 1998. Since November 1992, Mr. Riley has served as a Managing Director and Company Secretary, of Australian Mezzanine Investments Pty Limited, an Australian venture capital company, and several of its affiliated entities. Mr. Riley also serves as director of other private and public Australian companies. Mr. Riley holds a Bachelor of Business in accounting from the University of Western Sydney, Australia.

   Robert J. Ryan has served as one of our directors since May 1998. Since 1995, Mr. Ryan has served as Chairman of Entrepreneur America, LLC, a business consulting company. From 1989 to 1995, Mr. Ryan founded and served as Chief Executive Officer and Chairman of Ascend Communications, Inc., a networking company. Mr. Ryan holds a B.A. in Mathematics from Cornell University and an M.A. in mathematics from the University of Wisconsin.

   Scott Whiteside has served as one of our directors since May 1998. Since October 1995, Mr. Whiteside has served as Director of Strategy and Technology/New Media at Cox Enterprises, Inc., a media conglomerate. From 1993 to 1995, Mr. Whiteside served as a Director of Strategic Development at Times Mirror Company, a publishing company. Mr. Whiteside holds a B.S. in journalism from the University of Missouri, an M.B.A. from Rockhurst College, and a J.D. from Oklahoma University.

Board Composition

   LookSmart's Board of Directors is comprised of six directors. In accordance with the terms of LookSmart's Restated Certificate of Incorporation, effective upon the closing of this offering, the terms of office of the members of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 2000, Class II, whose term will expire at the annual meeting of stockholders to be held in 2001, and Class III, whose term will expire at the annual meeting of stockholders to be held in 2002. The Class I directors are Paul Riley and Robert J. Ryan, the Class II directors are Anthony Castagna and Scott Whiteside, and the Class III directors are Evan Thornley and Tracey Ellery. At each annual meeting of stockholders after the initial classification, the successors to directors whose term will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, LookSmart's Amended and Restated Bylaws provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control or management of LookSmart.

   Each officer is elected by, and serves at the discretion of, the Board of Directors. Each of LookSmart's officers and directors, other than non-employee directors, devotes full time to the affairs of LookSmart. LookSmart's non-employee directors devote time to the affairs of LookSmart as is necessary to discharge their duties.

Board Committees

   The Audit Committee reviews LookSmart's audited financial statements and accounting practices, and considers and recommends the employment of, and approves the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The current members of the Audit Committee are Paul Riley and Scott Whiteside.

   The Compensation Committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the Board of Directors regarding issuances of stock options and any other incentive compensation arrangements. The current members of the Compensation Committee are Anthony Castagna and Robert J. Ryan.

Compensation Committee Interlocks and Insider Participation Interlocks

   The compensation committee was established in March 1999. Prior to that time, the entire board of directors participated in compensation decisions. In particular, Mr. Thornley and Ms. Ellery, each an officer and employee of LookSmart, actively participated in the deliberations concerning executive officer compensation.

Director Compensation

   The directors do not receive any compensation for their service as directors, other than reimbursement of all reasonable out-of-pocket expenses for attendance at board meetings.

Executive Compensation

   The following summary compensation table sets forth the compensation paid to LookSmart's named executive officers, who are our Chief Executive Officer and each of our three other most highly compensated executive officers, during the fiscal year ended December 31, 1998.

                           Summary Compensation Table

                                                            Long-Term
                                                           Compensation
                              Annual Compensation             Awards
                         --------------------------------  ------------
                                                            Securities
Name and Principal                           Other Annual   Underlying     All Other
Position(1)               Salary      Bonus  Compensation    Options    Compensation(2)
------------------       --------    ------- ------------  ------------ ---------------
Evan Thornley........... $137,136         --   $30,323(3)         --            --
 Chairman, Chief
  Executive Officer and
  Director
Brian Cowley............  190,000(4)      --        --            --        $7,969
 Senior Vice President,
  Global Sales
Barbara Bergin Read.....  172,057(5) $17,500        --            --         5,375
 Vice President,
  Advertising Sales
Michael Reaves..........  120,000         --        --        63,000         3,500
 Vice President,
  Engineering

--------
(1) Mr. Landi joined us in August 1998 as our Senior Vice President of Marketing and will be compensated at an annual base of salary of $150,000 during the fiscal year ended December 31, 1999. Mr. Neylon joined us in November 1998 as our Chief Operating Officer and will be compensated at an annual base salary of $180,000 during the fiscal year ended December 31, 1999. Ms. Cole joined us in February 1999 as our Chief Financial Officer and will be compensated at an annual base salary of $200,000 during the fiscal year ended December 31, 1999.
(2) Consists of 401(k) contributions made by LookSmart for the benefit of the Executive Officer.
(3) Consists of rental housing allowance.
(4) Includes $37,500 earned as commissions.
(5) Includes $19,866 earned as commissions.

   The following table sets forth information with respect to stock options issued to each of the named executive officers during the fiscal year ended December 31, 1998.

                       Option Grants in Last Fiscal Year

                                       Individual Grants                Potential Realizable
                         ----------------------------------------------   Value at Assumed
                                      % of Total                        Annual Rates of Stock
                                       Options                          Price Appreciation or
                         Number of    Granted to   Exercise                Option Term(3)
                          Options     Employees    Price Per Expiration ---------------------
Name(1)                  Granted(2) in Fiscal Year   Share      Date      5% ($)    10% ($)
-------                  ---------- -------------- --------- ---------- ---------- ----------
Evan Thornley...........       --          --           --          --          --         --
Brian Cowley............       --          --           --          --          --         --
Barbara Bergin Read.....       --          --           --          --          --         --
Michael Reaves..........   63,000        0.01%      $0.833   8/19/2008     $17,103    $35,601

--------
(1) In September 1998, we issued to Mr. Landi an option to purchase 600,000 shares of common stock at an exercise price of $0.1167 per share, which expires on September 2, 2008. In November 1998, we issued to Mr. Neylon an option to purchase 1,050,000 shares of common stock at an exercise price of $0.167 per share, which expires on November 6, 2008. In February 1999, we issued to Ms. Cole an option to purchase 900,000 shares of common stock at an exercise price of $1.25 per share, which expires on February 25, 2009.
(2) All options were issued under LookSmart's 1998 Stock Plan. Options issued under the Plan vest over a four-year period with 25% vesting at the first anniversary date of the vest date and the remaining shares vesting in monthly installments over the next 36 months.
(3) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The assumed 5% and 10% annual rates of stock price appreciation from the date of issuance to the end of the option term are provided in accordance with SEC rules and do not represent our estimate or projection of the future common stock price. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. This table does not take into account any actual appreciation in the price of the common stock from the date of issuance to the present.

   The following table sets forth information regarding exercised stock options during the fiscal year ended December 31, 1998, and unexercised stock options held as of December 31, 1998 by each of the named executive officers. None of the named executive officers exercised stock options in 1998.

                         Fiscal Year-End Option Values

                                                              Value of Unexercised
                             Number of Securities                 In-the-Money
                            Underlying Unexercised           Options at Fiscal Year-
                         Options at Fiscal Year-End(1)               End(2)
                         --------------------------------   -------------------------
Name                      Exercisable      Unexercisable    Exercisable Unexercisable
----                     --------------   ---------------   ----------- -------------
Evan Thornley...........               --                --         --          --
Brian Cowley............          911,250           708,750 $1,036,091    $805,849
Barbara Bergin Read.....           73,125           196,875     83,143     223,847
Michael Reaves..........           37,750           164,250     42,921     186,752

--------
(1) All options were issued under LookSmart's 1998 Stock Plan. Options issued under the Plan vest over a four-year period with 25% vesting at the first anniversary date of the issuance date and the remaining shares vesting in monthly installments over the next 36 months. The Board retains discretion to modify the terms, including the exercise price, of outstanding options.
(2) Calculated on the basis of the deemed fair market value of the underlying securities as of December 31, 1998 of $1.147 per share, minus the per share exercise price, multiplied by the number of shares underlying the Option.

Employee Benefit Plans

 1998 Stock Plan

   LookSmart's 1998 Stock Plan provides for the issuance to employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the issuance to employees, directors and consultants of nonstatutory stock options and stock purchase rights, or SPRs. The 1998 Plan was approved by the Board of Directors and by the stockholders in December 1997. The Board of Directors approved amendments to the 1998 Plan to increase the number of shares reserved under the 1998 Plan in November 1998, February 1999, March 1999 and June 1999. The stockholders also approved these amendments to the 1998 Plan in March 1999 and July 1999. Unless terminated sooner, the 1998 Plan will terminate automatically in 2008. A total of 20,850,000 shares of common stock is currently reserved for issuance under the 1998 Plan. The 1998 Plan provides for automatic annual increases on January 1 of each year, beginning in 2000, equal to the lesser of: 2.5 million shares; 4% of the outstanding shares on January 1, or an amount determined by the Board of Directors. As of June 30, 1999, options to purchase 2,009,098 shares of common stock had been exercised and options to purchase 12,126,253 shares of common stock were outstanding under the 1998 Plan with a weighted average exercise price of $1.20, and 6,714,649 shares were available for future issuance.

   The 1998 Plan may be administered by the Board of Directors or a committee of the Board of Directors. This Administrator shall, in the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Code, consist of two or more "outside directors" within the meaning of Section 162(m) of the Code. The Administrator has the power to determine the terms of the options or SPRs issued, including the exercise price, the number of shares subject to each option or SPR, the exercisability thereof, and the form of consideration payable upon such exercise. The Board of Directors has the authority to amend, suspend or terminate the 1998 Plan, provided that this action may not affect any share of common stock previously issued and sold or any option previously issued under the 1998 Plan.

   Options and SPRs issued under the 1998 Plan are not generally transferable by the optionee, and each option and SPR is exercisable during the lifetime of the optionee only by that optionee.

Options issued under the 1998 Plan must generally be exercised within three months of the optionee's separation of service from LookSmart, or within twelve months after an optionee's termination by death or disability, but in no event later than the expiration of the option's ten year term. In the case of SPRs, unless the Administrator determines differently, a restricted stock purchase agreement shall give LookSmart a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's service for LookSmart for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement shall be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to LookSmart. The repurchase option shall lapse at a rate determined by the Administrator. The exercise price of all incentive stock options issued under the 1998 Plan must be at least equal to the fair market value of the common stock on the date of issuance. The exercise price of nonstatutory stock options and SPRs issued under the 1998 Plan is determined by the Administrator, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, the exercise price must at least be equal to the fair market value of the common stock on the date of issuance. The term of all other options issued under the 1998 Plan may not exceed ten years.

   The 1998 Plan provides that in the event of a merger of LookSmart with or into another corporation or a sale of substantially all of LookSmart's assets, each option or right shall be assumed or an equivalent option or right substituted by the successor corporation. If the outstanding options or rights are not assumed or substituted as described in the preceding sentence, the Administrator shall notify the optionee that he or she will have the right to exercise the option or SPR as to all of the optioned stock, including shares as to which he or she would not be exercisable, for a period of 15 days from the date of the notice, and the option or SPR will terminate upon the expiration of this period.

 1999 Employee Stock Purchase Plan

   LookSmart's 1999 employee stock purchase plan was adopted by the Board of Directors in June 1999 and by the stockholders in July 1999. A total of 750,000 shares of common stock have been reserved for issuance under the employee stock purchase plan, plus annual increases on January 1 of each year, beginning in 2000, equal to the lesser of:

  .  1,000,000 shares,

  .  3% of the outstanding shares on January 1, or

  .  a lesser amount determined by the Board

   As of the date of this prospectus, no shares have been issued under the employee stock purchase plan.

   The employee stock purchase plan, which is intended to qualify under Section 423 of the Code, contains consecutive, overlapping, twenty-four month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after June 1 and December 1 of each year, except for the first such offering period, which begins on the first trading day on or after the effective date of this offering and ends on the last trading day on or before May 31, 2001.

   Employees are eligible to participate if they are customarily employed by LookSmart or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, any employee who immediately after issuance owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or whose rights to purchase stock under all of our employee stock purchase plans accrues at a rate which exceeds

$25,000 worth of stock for each calendar year may not be granted an option to purchase stock under the employee stock purchase plan. The employee stock purchase plan permits participants to purchase common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is the participant's base straight time gross earnings and commissions, but exclusive of payments for overtime, shift premium payments, incentive compensation, incentive payments, bonuses and other compensation. The maximum number of shares a participant may purchase during a single purchase period is 2,500 shares.

   Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the employee stock purchase plan is generally 85% of the lower of the fair market value of the common stock at the beginning of the offering period or at the end of the purchase period. In the event the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with LookSmart.

   Rights issued under the employee stock purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the employee stock purchase plan. The employee stock purchase plan provides that, in the event of a merger of LookSmart with or into another corporation or a sale of substantially all of LookSmart's assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set. The employee stock purchase plan will terminate in 2009. The Board of Directors has the authority to amend or terminate the employee stock purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the employee stock purchase plan.

 401(k) Plan

   LookSmart's 401(k) plan covers its eligible full-time employees located in the United States. The 401(k) plan is intended to qualify under Section 401(k) of the Internal Revenue Code. Consequently, contributions to the 401(k) plan by employees or by LookSmart, and the investment earnings thereon, are not taxable to employees until withdrawn from the 401(k) plan. Further, contributions by LookSmart, if any, will be deductible by LookSmart when made. Employees may elect to contribute up to 15% of their current compensation to the 401(k) plan up to the statutorily prescribed annual limit, which was $10,000 in 1998. The 401(k) plan permits, but does not require, additional matching contributions to the 401(k) plan by LookSmart on behalf of all participants in the 401(k) plan. LookSmart matches a portion of the employee's contribution.

 Life Insurance Program

   LookSmart provides as a benefit to each employee a term life insurance policy in the amount of $50,000 and an accidental death and dismemberment policy in the amount of $50,000. Each employee may designate one or more beneficiaries, and the coverage is provided during the term of employment. Upon termination of employment, the employee may convert the policies to individual policies.

Limitation of Liability and Indemnification

   LookSmart's Restated Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: breach of their duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; unlawful payments of dividends or unlawful stock repurchases or redemptions; or any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, including injunctive relief or rescission.

   LookSmart's Bylaws provide that LookSmart shall indemnify its directors, officers, employees and other agents to the fullest extent permitted by law. LookSmart believes that indemnification under its Bylaws covers at least negligence and gross negligence on the part of indemnified parties. LookSmart's Bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the Bylaws permit the indemnification.

   LookSmart has entered into agreements to indemnify its directors and executive officers, in addition to the indemnification provided in its Bylaws. These agreements, among other things, indemnify LookSmart's directors and executive officers for expenses, including attorneys' fees, judgments, fines and settlement amounts incurred by any person in any action or proceeding, including any action by or in the right of LookSmart arising out of that person's services as a director, officer, employee, agent or fiduciary of LookSmart, any subsidiary of LookSmart or any other company or enterprise to which the person provides services at the request of LookSmart. LookSmart believes that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   At present, there is no pending litigation or proceeding involving a director or officer of LookSmart in which indemnification is required or permitted, and LookSmart is not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

                              CERTAIN TRANSACTIONS

   Since our inception in July 1996, we have never been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeds $60,000, and in which any director, executive officer, or holder of more than 5% of any class of our voting stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than as described under "Management" and the transactions described below.

   The share numbers and per share prices for the transactions described below have been adjusted to give effect to the stock splits effected on December 17, 1997, on March 23, 1999 and on July 23, 1999.

Common Stock Transactions

   In July 1996, we sold 90,000,000 shares of common stock at the purchase price of $0.00017 per share to The Reader's Digest Association and 18,000,000 shares of common stock at the purchase price of $0.00017 per share to Buy Back the Farm, Inc., a Delaware corporation whose principal shareholders were Evan Thornley, Tracey Ellery, and KMG Trust, of which Martin Hosking is a trustee. Mr. Thornley, Ms. Ellery and Mr. Hosking are all executive officers of LookSmart.

   In August 1997, we sold 11,640,000 shares of common stock at a purchase price of $0.00017 per share to The Reader's Digest Association.

   In September 1997, we repurchased 101,640,000 shares of our common stock from The Readers Digest Association in exchange for a warrant to purchase 9,000,000 shares of our common stock at an exercise price of $0.00017 per share.

Preferred Stock Transactions

   In May 1998, we sold an aggregate of 6,352,614 shares of Series A preferred stock to investors at a purchase price of $0.3563 per share in consideration of the cancellation of indebtedness by those investors. These shares of Series A preferred stock shall automatically convert into 6,352,614 shares of common stock upon the completion of this offering. Also, in May 1998, we sold an aggregate of 14,327,748 shares of Series B preferred stock to Cox Interactive Media at a purchase price of $0.4191 per share, which shares shall automatically convert into 14,327,748 shares of common stock upon the completion of this offering. In October 1998, we sold an aggregate of 6,000,000 shares of Series 1 Junior preferred stock to investors at a purchase price of $0.5833 per share in connection with the acquisition of BeSeen.com, Inc., which shares shall automatically convert into 6,000,000 shares of common stock upon the completion of this offering. In March and April 1999, we sold an aggregate of 12,083,529 shares of Series C preferred stock to investors at a purchase price of $5.00 per share, which shares shall automatically convert into 12,083,529 shares of common stock upon the completion of this offering.

   The investors in preferred stock include the following entities, which are 5% stockholders of a class of our voting securities or affiliated with our directors or both.

                                                                     Shares of
                                      Shares of Shares of  Shares of Series 1
                                      Series A   Series B  Series C   Junior
                                      Preferred Preferred  Preferred Preferred
Purchaser(1)                            Stock     Stock      Stock     Stock
------------                          --------- ---------- --------- ---------
Cox Interactive Media,
 Inc.(2)(3)(6).......................           14,327,748 2,410,053
Entities Affiliated with Australian
 Mezzanine Investments Pty
 Limited(2)(4)....................... 4,210,524              400,000
Entities Affiliated with Macquarie
 Bank Limited(2)(5).................. 2,601,936            3,006,502
Entrepreneur America, LLC(8).........                        171,247
Entities Affiliated with Drew
 Duncan(2)(11).......................                                2,259,936
Entities Affiliated with Thomas
 Duncan and
 Mary Duncan(2)(12)..................                                  681,753
Allen Lee(2).........................                        119,893   631,812
Entities Affiliated with Josh
 Elmore(2)(13).......................                                2,171,345
Conpress Trading Pty Limited(2)......                      1,275,000
Entities Affiliated with Amerindo
 Investment Advisors, Inc.(2)(9).....                        979,999
Entities Affiliated with Sand Hill
 Capital LLC(2)(7)................... 1,500,000              252,312
Jokren Pty Limited Instanz Nominees
 Pty Limited(2)(10)..................   701,748              199,998

--------
 (1) See notes to table of beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.
 (2) A holder of more than 5% of a class of LookSmart's voting securities.
 (3) Mr. Whiteside, one of our directors, is Director of Strategy and Technology/New Media at Cox Enterprises Inc, of which Cox Interactive Media is a division. Mr. Whiteside disclaims beneficial ownership of the shares owned by Cox Interactive Media.
 (4) Mr. Riley, one of our directors, is a Director of Australian Venture Capital Nominees Pty Ltd, trustee of the AMWIN Innovation Fund, a 50/50 joint venture between Australian Mezzanine Investments Pty Limited and Walden International Investment Group, Director and Company Secretary of Australian Mezzanine Investments Pty Limited, and the manager of Australian Mezzanine Investments No. 2 Trust. Mr. Riley disclaims beneficial ownership of the shares listed. The aggregate shares listed are owned as follows: Australian Venture Capital Nominee Pty Ltd as Trustee for AMWIN Innovation Fund holds 4,210,524 shares of Series A preferred stock, and Perpetual Trustee Company Limited as Trustee of the Australian Mezzanine Investments No. 2 Trust holds 400,000 shares of Series C preferred stock. The amount listed above does not include a warrant we issued in May 1998 to purchase an aggregate of 1,010,412 shares of Series A preferred stock to Perpetual Trustee Company Limited, Trustee for Australian Mezzanine Investments, No. 3 Trust, then a holder of shares in excess of 5% of our Series A preferred stock, which was subsequently transferred to another party.

 (5) Dr. Castagna, one of our directors, is a Director of Macquarie Technology Fund Management Pty Limited and an independent advisor of Macquarie Technology Investment Banking Division of Macquarie Bank Limited.
     Dr. Castagna disclaims beneficial ownership of the shares listed. The aggregate shares listed are owned as follows: Macquarie Bank Limited holds 484,218 shares of Series A preferred stock, holds a warrant to purchase 1,512,462 shares of Series A preferred stock, and holds a warrant to purchase 439,999 shares of Series C preferred stock. Perpetual Trustee Company Limited as Trustee for Macquarie Technology Fund 1A holds 302,628 shares of Series A preferred stock and 71,112 shares of Series C preferred stock. Perpetual Trustee Company Limited as Trustee for Macquarie Technology Fund 1B holds 302,628 shares of Series A preferred stock and 71,112 shares of Series C preferred stock. Belike Nominees Pty Limited holds 1,897,566 shares of Series C preferred stock. Perpetual Trustee Company limited as Trustee for Macquarie Select Opportunities Fund holds 201,000 shares of Series C preferred stock. Macquarie PRISM Pty Limited holds 325,713 shares of Series C preferred stock.

 (6) Cox Interactive Media also holds 750,000 shares of common stock and a warrant to purchase an aggregate of 1,500,000 shares of our common stock at an exercise price of $2.50 per share.
 (7) In February 1999, Sand Hill Capital LLC exercised its warrant to purchase 1,500,000 shares of our Series A preferred stock. Sand Hill Capital Partners I, LLC holds 252,312 shares of Series C preferred stock.
 (8) Mr. Ryan, one of our directors, is the Managing Member of Entrepreneur America, LLC. Entrepreneur America, LLC owns 171,247 shares of Series C preferred stock convertible into common stock. Mr. Ryan disclaims beneficial ownership of the shares held by Entrepreneur America, LLC except as to those shares issuable to Mr. Ryan upon a pro rata distribution by Entrepreneur America, LLC.
 (9) The aggregate shares listed for Entities affiliated with Amerindo Investment Advisors, Inc. are owned as follows: Amerlook Investments, LLC holds 18,825 shares of Series C preferred stock. ATGFII holds 661,174 shares of Series C preferred stock. Litton Master Trust holds 300,000 shares of Series C preferred stock.
(10) Jokren Pty Limited and Instanz Nominees Pty Limited are affiliated entities. Jokren Pty Limited holds 350,874 shares of Series A preferred stock and 199,998 shares of Series C preferred stock. Instanz Nominees Pty Limited holds 350,874 shares of Series A preferred stock.
(11) The aggregated shares listed for Mr. Duncan and affiliate entities are owned as follows: Mr. Duncan holds 564,984 shares of Series 1 Junior preferred stock. The Duncan Brothers Retained Annuity Trust, for which Mr. Duncan is trustee, holds 60,000 shares of Series 1 Junior preferred stock. Potato Hill, Ltd., for which Mr. Duncan is general partner, holds
     1,634,952 shares of Series 1 Junior preferred stock. Mr. Duncan disclaims beneficial ownership of the shares held by the Duncan Brother Retained Annuity Trust and Potato HIll, Ltd. except as to those shares issuable to Mr. Duncan upon a pro rata distribution by the respective entities.
(12) The aggregated shares listed for Mr. and Mrs. Duncan are owned as follows:
     Mr. and Mrs. Duncan holds 581,755 shares of Series 1 Junior preferred stock. Of their respective trusts, the Thomas E. Duncan Grantor Retained Annuity Trust, for which Mr. Duncan is trustee, holds 49,999 shares of Series 1 Junior preferred stock, and the Mary Stripling Duncan Grantor Retained Annuity Trust, for which Mrs. Duncan is trustee, holds 49,999 shares of Series 1 Junior preferred stock.
(13) The aggregated shares listed for Mr. Elmore and affiliate entities are owned as follows: Mr. Elmore holds 542,837 shares of Series 1 Junior preferred stock. Elmore Partners, LP, for which Mr. Elmore is general partner and has a pecuniary interest, holds 1,328,508 shares of Series 1 Junior preferred stock. Wal-Par, LP, for which Mr. Elmore is general partner, holds 150,000 shares of Series 1 Junior preferred stock. OWA Partners, LP, for which Mr. Elmore is general partner, holds 150,000 shares of Series 1 Junior preferred stock. Mr. Elmore disclaims beneficial ownership of the shares held by Elmore Partners, LP, Wal-Par, LP and OWA Partners, LP except as to those shares issuable to Mr. Elmore upon a pro rata distribution by the respective entities.

Other Transactions

   In May 1998, we entered into a development, licensing and affiliation agreement with Cox Interactive Media, a holder of shares in excess of 5% of our common stock. Revenues from this agreement amounted to $538,396 for the year ended December 31, 1998.

   Upon the completion of this offering, all outstanding shares of Series A preferred stock, Series B preferred stock, Series C preferred stock and Series 1 Junior preferred stock will automatically convert into shares of common stock on a one-for-one basis.

   We believe that all transactions between LookSmart and its officers, directors, principal stockholders and other affiliates have been and will be on terms no less favorable to us than could be obtained from other parties.

   The holders of converted shares of common stock are entitled to demand and piggy-back registration rights. See "Description of Capital Stock--Registration Rights".

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth the beneficial ownership of our common stock as of June 30, 1999, assuming conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering and as adjusted to reflect the sale of the shares offered by this prospectus, by:

  . each person who is known by us to beneficially own more than 5% of our common stock;

  .  each of the Named Executive Officers and each of LookSmart's directors;
     and

  .  all of our executive officers and directors as a group.

  Except as otherwise noted, the address of each stockholder listed in the table is c/o LookSmart, Ltd., 487 Bryant Street, San Francisco, California 94107. The table includes all shares of common stock issuable within 60 days of June 30, 1999 upon the exercise of options and other rights beneficially owned by the indicated stockholder on that date. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. To our knowledge, except under applicable community property laws or as indicated, the stockholders named in the table have sole voting and sole investment control with respect to all shares beneficially owned. The applicable percentage of ownership for each stockholder is based on 63,880,465 shares of common stock outstanding as of June 30, 1999, together with applicable options for that stockholder. Shares of common stock issuable upon exercise of options and other rights beneficially owned are deemed outstanding for the purpose of computing the percentage ownership of the stockholder holding those options and other rights, but are not deemed outstanding for computing percentage ownership of any other stockholder.

                                                    Shares Beneficially Owned
                                                   ----------------------------
                                                              Percent  Percent
                                                              Prior to  After
Beneficial Owner                                     Number   Offering Offering
----------------                                   ---------- -------- --------
Five Percent Stockholders
Cox Interactive Media, Inc.(1)...................  18,987,801   29.0%    25.5%
 1400 Lake Hearn Drive
 Atlanta, GA 30319
The Reader's Digest Association, Inc.(2).........   9,000,000   12.3     11.0
 Reader's Digest Road
 Pleasantville, NY 10570
Evan Thornley(3).................................   7,725,000   12.1     10.6
Tracey Ellery(3).................................   7,725,000   12.1     10.6
Entities Affiliated with Macquarie Bank
 Limited(4)......................................   5,608,438    8.5      7.5
 Macquarie Bank Limited
 Level 16, 20 Bond Street
 Sydney, NSW, 2000 Australia
Entities Affiliated with Australian Mezzanine
 Investments Pty Limited(5)......................   4,610,524    7.2      6.3
 Australian Venture Capital Nominee Pty Ltd
 Level 2, The Terrace
 155 George Street
 Sydney, NSW, 2000 Australia

Named Executive Officers and Directors
Scott Whiteside(6)...............................  18,987,801   29.0     25.5
 Cox Interactive Media, Inc.
 1400 Lake Hearn Drive
 Atlanta, GA 30319
Evan Thornley(3).................................   7,725,000   12.1     10.6
Tracey Ellery(3).................................   7,725,000   12.1     10.6
Anthony Castagna(7)..............................   5,608,438    8.5      7.5
 Macquarie Bank Limited
 Level 16, 20 Bond Street
 Sydney, NSW, 2000 Australia
Paul Riley(8)....................................   4,610,524    7.2      6.3
 Australian Venture Capital Nominee Pty Ltd.
 Level 2, The Terrace
 155 George Street
 Sydney, NSW, 2000 Australia
Brian Cowley(9)..................................   1,181,250    1.8      1.6
Robert J. Ryan(10)...............................   1,228,747    1.9      1.7
 77 Storm King Road
 Hamilton, MT 59840
Barbara Bergin Read(11)..........................     118,125     *        *
Michael Reaves(12)...............................      71,250     *        *
All current directors and executive officers as a
 group (17 persons)(3)(13).......................  50,102,385   73.1%    64.6%

--------
  *  Less than 1% of LookSmart's outstanding common stock.
 (1) Includes 750,000 shares of common stock, 16,737,801 shares of preferred stock and 1,500,000 shares of common stock issuable upon exercise of a warrant.
 (2) Consists of a warrant to purchase 9,000,000 shares of common stock.
 (3) Evan Thornley is also a beneficial owner of the shares of common stock held by Tracey Ellery; Tracey Ellery is also a beneficial owner of the shares of common stock held by Evan Thornley. The shares of common stock beneficially owned by each of Mr. Thornley and Ms. Ellery have been counted once in the total number of shares beneficially owned by them.
 (4) Includes 484,217 shares of preferred stock and 1,952,461 shares of common stock issuable upon exercise of warrants owned by Macquarie Bank Limited, 373,740 shares of preferred stock owned by Perpetual Trustee Company Limited as Trustee for Macquarie Technology Fund 1A, 373,740 shares of preferred stock owned by Perpetual Trustee Company Limited as Trustee for Macquarie Technology Fund 1B, 1,897,566 shares of preferred stock owned by Belike Nominees Pty Limited, 201,000 shares of preferred stock owned by Macquarie Select Opportunities Fund, and 325,713 shares of preferred stock owned by Macquarie PRISM Pty Limited.
 (5) Includes 4,210,524 shares of preferred stock owned by Australian Venture Capital Nominee Pty Ltd as Trustee for AMWIN Innovation Fund, which is a 50/50 joint venture between Australian Mezzanine Investments Pty Limited and Walden International Investment Group, and 400,000 shares of preferred stock owned by Perpetual Trustee Company Limited as Trustee of the Australian Mezzanine Investments No. 2 Trust.
 (6) Mr. Whiteside, one of our directors, is Director of Strategy and Technology/New Media at Cox Enterprises, of which Cox Interactive Media is a division. Cox Interactive Media owns 750,000 shares of common stock, 16,737,801 shares of preferred stock, and a warrant to purchase 1,500,000 shares of common stock. Mr. Whiteside disclaims beneficial ownership of the shares held by Cox Interactive Media.
 (7) Dr. Castagna, one of our directors, is a director of Macquarie Technology Fund Management Pty Limited, which is a subsidiary of Macquarie Bank Limited. Entities affiliated with Macquarie Bank Limited are beneficial owners of 3,655,977 shares and warrants to purchase an aggregate of 1,952,461 shares of preferred stock. Dr. Castagna disclaims beneficial ownership of the shares held by Macquarie Bank Limited and its affiliated entities.
 (8) Mr. Riley, one of our directors, is a Managing Director of Australian Mezzanine Investments Pty Limited. Entities affiliated with Australian Mezzanine Investments Pty Limited own 4,610,524 shares. Mr. Riley disclaims beneficial ownership of the shares held by Australian Mezzanine Investments Pty Limited and its affiliated entities.
 (9) Includes 202,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 1999.
(10) Mr. Ryan, one of our Directors, is the Managing Member of Entrepreneur America, LLC. Entrepreneur America, LLC owns 171,247 shares of preferred stock convertible into common stock. Mr. Ryan disclaims beneficial ownership of the shares held by Entrepreneur America, LLC except as to those shares issuable to Mr. Ryan upon a pro rata distribution by Entrepreneur America, LLC.
(11) Includes 11,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 1999.
(12) Includes 26,250 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 1999.

(13) Includes 3,452,461 shares of common stock issuable upon exercise of warrants and 1,218,750 shares of common stock issuable upon the exercise of options exercisable within 60 days of June 30, 1999.

                          DESCRIPTION OF CAPITAL STOCK

General

   Our Certificate of Incorporation currently authorizes 155,194,302 shares of common stock, par value $0.001 per share and 44,805,698 shares of preferred stock. As of June 30, 1999, 23,616,597 shares of common stock were outstanding and 40,263,868 shares of preferred stock, which is comprised of 7,852,609 shares of Series A preferred stock, 14,327,748 shares of Series B preferred stock, 12,083,518 shares of Series C preferred stock and 5,999,993 shares of Series 1 Junior preferred stock. These shares of preferred stock are convertible into an aggregate of 40,263,868 shares of common stock. As of June 30, 1999, we had 109 stockholders.

   Our Restated Certificate of Incorporation, which will become effective upon the closing of this offering, authorizes the issuance of up to 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share, the rights and preferences of which may be established from time to time by our Board of Directors.

Common Stock

   Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the stockholders and there are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the sale of the common stock offered hereby may be entitled, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. Please see "Dividend Policy". In the event of a liquidation, dissolution or winding up of LookSmart, holders of common stock would be entitled to share in LookSmart's assets remaining after the payment of liabilities and the satisfaction of any liquidation preference issued to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by LookSmart in this offering, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock, which LookSmart may designate in the future.

Preferred Stock

   Upon the closing of this offering, the Board of Directors will be authorized, subject to any limitations prescribed by law, without stockholder approval, from time to time to issue up to an aggregate of 5,000,000 shares of preferred stock, $0.001 par value per share, in one or more series, each of the series to have such rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be determined by the Board of Directors. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for others to acquire, or of discouraging others from attempting to acquire, a majority of the outstanding voting stock of LookSmart. LookSmart has no present plans to issue any shares of preferred stock.

Warrants

   As of June 30, 1999, giving effect to the conversion of all preferred stock into common stock, we had outstanding warrants to purchase an aggregate of 15,995,336 shares of common stock, all of which are immediately exercisable. Of these, warrants to purchase 3,024,924 shares of preferred stock and 9,453,749 shares of common stock expire immediately prior to the closing of this offering. The remaining warrants expire at various dates through March 2005. Our warrant holders include the following:

   The following table sets forth warrants outstanding as of June 30, 1999 (in thousands, except for per share data):

   Date of                                     Number of Exercise
   issuance                        Type        warrants   price      Expires
   --------                 ------------------ --------- -------- --------------
   September 1997.......... Common               9,000   $0.0002  September 2007
   March 1998.............. Series A preferred   1,010   $0.3563  March 2005
   May 1998................ Series A preferred   3,025   $0.4191  May 2005
   May 1998................ Common               1,500   $  2.50  May 2003
   September 1998.......... Common                 480   $0.4183  September 2003
   March 1999.............. Series C preferred     440   $  5.00  March 2002
   June 1999............... Common                 540   $  1.25  June 2004

   Some of the warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of our stock at the time of the exercise of the warrant, after deducting the aggregate exercise price.

Registration Rights

   The Second Amended and Restated Investors' Rights Agreement, dated March 24, 1999, allows the holders of approximately 42,208,612 shares of common stock, and the holders of 13,475,335 shares of common stock issuable upon exercise of warrants or their permitted transferees, rights to require LookSmart to register those shares under the Securities Act six months after the closing of this offering LookSmart's obligation to register these shares include the following:

  . at any time after six months following this offering, at the request of the holders of at least 30% of the outstanding shares of the registrable securities issued or issuable upon conversion of either the Series A preferred stock or of the Series 1 Junior preferred stock if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $3,000,000; provided, however, that LookSmart is not required to effect more than one registration on behalf of the holders of the Series A preferred stock, and one registration on behalf of the holders of the Series 1 Junior preferred stock; or

  . at any time after the earlier of November 7, 1999 and six months following this offering, at the request of the holders of at least 30% of the outstanding shares of the registrable securities issued or issuable upon conversion of the Series B preferred stock if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $3,000,000; provided, however, that LookSmart is not required to effect more than two registrations on behalf of the holders of the Series B preferred stock; or

  . at any time after six months following this offering, at the request of the holders of at least 30% of the outstanding shares of the registrable securities issued or issuable upon conversion of the Series C preferred stock if the anticipated aggregate offering price, net of underwriting discounts and commissions, would exceed $10,000,000; provided, however, that LookSmart is not required to effect more than one registration on behalf of the holders of the Series C preferred stock.

   The holders of 20% of these registrable securities may require LookSmart to register all or a portion of their registrable securities on Form S-3 when LookSmart is eligible to use such form, provided that the proposed aggregate price to the public is at least $1,000,000.

   Each of the foregoing registration rights is qualified by conditions, including the right of the underwriters in any underwritten offering to limit the number of shares to be included in a registration due to market or other conditions.

   If LookSmart registers any of its common stock for its own account or for the account of other security holders, the holders of registrable securities will be entitled to include their shares of common stock in the registration, unless the underwriters limit the number of shares included in the offering. The shares of holders of registrable securities wishing to register their shares cannot be reduced below 25% of the total number of shares in that registration. The Restricted Stock Agreement between Guthy-Renker Internet, LLC and LookSmart, allows the holders of 2,550,000 shares of our common stock "piggyback" registration rights. The underwriters can limit the number of shares to be included in this "piggyback" registration. LookSmart will bear all fees, costs and expenses of all registrations, other than underwriting discounts and commissions. Once the registration statement filed to register LookSmart's common stock is effective, these shares become freely tradable, without any restrictions imposed by the Securities Act.

Effect of Provisions of the Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

   LookSmart's Restated Certificate of Incorporation and Bylaws may make it more difficult for stockholders to take various corporate actions. In particular, some provisions make it difficult for others to acquire, or may discourage others from attempting to acquire, control of LookSmart. These provisions could limit the price that investors might be willing to pay in the future for shares of LookSmart's common stock. Other provisions allow LookSmart to issue preferred stock without any vote or further action by the stockholders and eliminate the right of stockholders to call a special meeting of stockholders or act by written consent without a meeting.

   In addition, LookSmart must comply with Section 203 of the Delaware General Corporation Law which, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder, unless: prior to such date, the Board of Directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or on or subsequent to that date, the business combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

   LookSmart's Restated Certificate of Incorporation provides that, upon the closing of this offering, the Board of Directors will be divided into three classes of directors with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage others from making a tender offer or attempting to obtain control of LookSmart. The classification of the Board of Directors increases the difficulty of replacing a majority of the directors and may maintain the incumbency of the Board of Directors. The Restated Certificate of Incorporation and Bylaws do not provide for cumulative voting in the election of directors. The amendment of any of the provisions described above would require approval by holders of at least 66 2/3% of the outstanding common stock.

Transfer Agent and Registrar

   The Transfer Agent and Registrar for our common stock is ChaseMellon Shareholder Services.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

   Upon completion of this offering, we will have outstanding an aggregate of 85,359,138 shares of common stock, assuming the issuance of 9,000,000 shares of common stock offered hereby and no exercise of options after June 30, 1999. Of these shares, the 9,000,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by "affiliates" of LookSmart as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to certain limitations and restrictions described below.

   The remaining 76,359,138 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements described below on the effective date of this offering. Upon expiration of the lock-up agreements 180 days after the effective date of this offering, 5,161,547 shares will become eligible for sale, within the limitations of Rule 144.

    Days After Date of this    Shares Eligible
          Prospectus              for Sale                  Comment
    -----------------------    --------------- --------------------------------
 Upon Effectiveness..........             0    Freely tradeable shares saleable
                                                under Rule 144(k) that are not
                                                covered by the lock-up
 180 days....................     5,161,547    Lock-up released; shares
                                                saleable under Rules 144 and
                                                701

   In addition, holders of stock options could exercise such options and sell the shares issued upon exercise. As of June 30, 1999, a total of 12,126,253 shares of common stock were issuable under outstanding options under our 1998 Stock Plan. None of the shares issued under the 1998 Stock Plan may be sold for a period of 180 days after the date of this prospectus. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under the 1998 Stock Plan and 1999 Employee Stock Purchase Plan. On the date 180 days after the effective date of this offering, a total of approximately 2,797,966 shares of common stock issuable under outstanding options will be vested and exercisable. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options issued under to the 1998 Stock Option Plan and 1999 Employee Stock Purchase Plan generally would be available for resale in the public market.

   The holders of approximately 42,208,612 shares of outstanding common stock and warrants to purchase 13,475,335 shares of common stock have rights to require us to register those shares under the Securities Act beginning six months after the closing of this offering. See "Description of Capital Stock-- Registration Rights".

   Our officers and directors and all of our existing stockholders agreed not to sell or dispose of any of their shares for a period of 180 days after the date of this offering. Goldman, Sachs & Co. may in its sole discretion release all or any portion of the shares covered by lock-up agreements.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in "broker's transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding, which will equal approximately 853,591 shares immediately after this offering; or

  . the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

   Sales under Rule 144 are generally subject to the availability of current public information about LookSmart.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been an affiliate of LookSmart at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

   The SEC has indicated that Rule 701 will apply to typical stock options issued by an issuer before it becomes covered by the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of those options, including exercises after the date of this prospectus. Securities issued in reliance on Rule 701 are restricted securities and, within the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than "affiliates", as defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by "affiliates" under Rule 144 without compliance with its one-year minimum holding period requirements.

                                 LEGAL MATTERS

   The validity of the common stock offered hereby will be passed upon for LookSmart by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California, and for the underwriters by Shearman & Sterling, Menlo Park, California. As of the date of this prospectus, WS Investment Company 99A, an investment partnership composed of current and former members of and persons associated with Wilson Sonsini Goodrich & Rosati, P.C., and members of Wilson Sonsini Goodrich & Rosati, P.C., beneficially own an aggregate of 19,998 shares of LookSmart Series C preferred stock.

                                    EXPERTS

   The consolidated financial statements and financial statement schedule of LookSmart, Ltd. as of December 31, 1997 and 1998 and for the period from July 19, 1996 (date of incorporation) through December 31, 1996 and for the years ended December 31, 1997 and 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

   The financial statements of BeSeen.com, Inc. as of December 31, 1997 and September 30, 1998 and for the period from January 27, 1997 (date of inception) through December 31, 1997 and for the nine months ended September 30, 1998 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

   The financial statements of Guthy-Renker Internet, LLC as of January 3, 1999 and December 31, 1997, and for the 53 weeks ended January 3, 1999, and the year ended December 31, 1997 appearing in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing in this prospectus, and are included in reliance upon such report given upon the authority of the firm as experts in accounting and auditing.

   The financial statements of ITW NewCorp, Inc. as of December 31, 1997 and 1998 and March 31, 1999 and for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

   The financial statements of HomeBase Directories Pty Ltd. as of July 24, 1996 and for the period from January 1, 1996 to July 24, 1996 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of the firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   LookSmart has filed with the Securities and Exchange Commission a registration statement on Form S-1, including exhibits and schedules, under the Securities Act, with respect to the shares to be sold in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to LookSmart and the common stock offered in this prospectus, reference is made to the registration statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. With respect to each such document filed with the Commission as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information LookSmart files with the Commission at the Commission's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.C., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You can request copies of these documents upon payment of a duplicating fee, by writing to the Commission. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. LookSmart's Commission filings, including the registration statement will also be available to you on the Commission's Internet site. The address of this site is http://www.sec.gov.

   LookSmart intends to send to its stockholders annual reports containing audited financial statements for each fiscal year and quarterly reports containing unaudited financial statements for the first three quarters of each fiscal year.

                       INDEX TO THE FINANCIAL STATEMENTS

                        LOOKSMART, LTD. AND SUBSIDIARIES
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
Report of Independent Accountants......................................... F-3

Consolidated Balance Sheets at December 31, 1997 and 1998 and at June 30,
 1999 (unaudited)......................................................... F-4

Consolidated Statements of Operations for the period July 19, 1996
 (inception) through December 31, 1996 and for the years ended December
 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999
 (unaudited).............................................................. F-5

Consolidated Statements of Stockholders' Equity for the period July 19,
 1996 (inception) through December 31, 1996 and for the years ended
 December 31, 1997 and 1998 and for the six months ended June 30, 1999
 (unaudited).............................................................. F-6

Consolidated Statements of Cash Flows for the period July 19, 1996
 (inception) through December 31, 1996 and for the years ended December
 31, 1997 and 1998 and for the six months ended June 30, 1998 and 1999
 (unaudited).............................................................. F-7

Notes to Consolidated Financial Statements................................ F-8

                        LOOKSMART, LTD. AND SUBSIDIARIES
               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Information........................ F-23

Unaudited Pro Forma Combined Statements of Operations for the year ended
 December 31, 1998........................................................ F-24

Unaudited Pro Forma Combined Statements of Operations for the six months ended June 30, 1999...................................................... F-25

Notes to Unaudited Pro Forma Combined Financial Information............... F-26

                                BESEEN.COM, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants......................................... F-27

Balance Sheets at December 31, 1997 and September 30, 1998................ F-28

Statements of Operations for the periods January 27, 1997 (inception)
 through December 31, 1997 and September 30, 1997 and for the nine months ended September 30, 1998................................................. F-29

Statement of Stockholders' Equity for the period January 27, 1997
 (inception) through September 30, 1998................................... F-30

Statements of Cash Flows for the periods January 27, 1997 (inception)
 through December 31, 1997 and September 30, 1997 and for the nine months ended September 30, 1998................................................. F-31

Notes to Financial Statements............................................. F-32

                           GUTHY-RENKER INTERNET, LLC
                              FINANCIAL STATEMENTS

                                                                          PAGE
                                                                          ----
Report of Independent Auditors........................................... F-34

Balance Sheets at January 3, 1999 and December 31, 1997 ................. F-35

Statements of Operations for the 53 weeks ended January 3, 1999 and the year ended December 31, 1997............................................ F-36

Statements of Members' Deficit for the period January 1, 1997 through
 January 3, 1999......................................................... F-37

Statements of Cash Flows for the 53 weeks ended January 3, 1999 and the year ended December 31, 1997............................................ F-38

Notes to Financial Statements............................................ F-39
Balance Sheets at January 3, 1999 and April 4, 1999 (unaudited).......... F-42

Statements of Operations for the 13 weeks ended April 4, 1999 and the quarter ended March 31, 1998 (unaudited)................................ F-43

Statements of Cash Flows for the 13 weeks ended April 4, 1999 and the quarter ended March 31, 1998 (unaudited)................................ F-44

Notes to Financial Statements (unaudited)................................ F-45

                               ITW NEWCORP, INC.
                              FINANCIAL STATEMENTS

Report of Independent Accountants........................................ F-46

Balance Sheets at December 31, 1997 and 1998 and at March 31, 1999
 (unaudited)............................................................. F-47

Statements of Operations for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 (unaudited)...... F-48

Statements of Stockholders' Equity for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1999 (unaudited)...... F-49

Statements of Cash Flows for the years ended December 31, 1997 and 1998 and for the three months ended March 31, 1998 and 1999 (unaudited)...... F-50

Notes to Financial Statements............................................ F-51

                         HOMEBASE DIRECTORIES PTY LTD.
                              FINANCIAL STATEMENTS

Report of Independent Accountants........................................ F-54

Balance Sheet at July 24, 1996........................................... F-55

Statement of Operations for the period January 1, 1996 through July 24,
 1996.................................................................... F-56

Statement of Stockholders' Deficit for the periods ended January 1, 1996 and July 24, 1996....................................................... F-57

Statement of Cash Flows for the periods ended January 1, 1996 and July
 24, 1996................................................................ F-58

Notes to Financial Statements............................................ F-59

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of LookSmart, Ltd. and Subsidiaries:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of LookSmart, Ltd. and Subsidiaries (the Company) at December 31, 1997 and 1998, and the results of their operations and their cash flows for the period from July 19, 1996 (inception) through December 31, 1996 and for the two years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
May 7, 1999

                                LOOKSMART, LTD.

                          CONSOLIDATED BALANCE SHEETS

                                 (In Thousands)

                                        December 31,                Pro forma at
                                      ------------------  June 30,    June 30,
                                        1997      1998      1999        1999
                                      --------  --------  --------  ------------
                                                               (unaudited)
               Assets
Current assets:
 Cash and cash equivalents..........  $     48  $  3,501  $ 42,731    $ 44,568
 Trade accounts receivable, net of
  allowance for doubtful accounts
  of $0, $127 and $124 in 1997,
  1998 and June 30, 1999............        41     2,895     4,382
 Prepaid Distribution Costs.........        --       546     3,274
 Prepaid expenses...................        10       245     1,808
 Other assets.......................         4        61       139
                                      --------  --------  --------    --------
   Total current assets.............       103     7,248    52,334      54,171
 Property and equipment, net........       707     1,979     6,174
 Goodwill and intangible assets,
  net of accumulated amortization
  of $615, $1,220 and $3,992 in
  1997, 1998 and June 30, 1999......     1,435     4,744    29,379
 Other assets.......................        30       119     2,199
                                      --------  --------  --------    --------
   Total assets.....................  $  2,275  $ 14,090  $ 90,086    $ 91,923
                                      ========  ========  ========    ========
Liabilities and Stockholders' Equity
              (Deficit)
Current liabilities:
 Trade accounts payable.............  $    439  $  1,325  $  2,093
 Other accrued liabilities..........       572     2,873     5,922
 Deferred revenue...................        --     9,234    17,700
 Income taxes payable...............       217       323       215
 Capital lease obligation--current
  portion...........................        --        --       142
 Note payable--current..............        --        --        --
                                      --------  --------  --------
   Total current liabilities........     1,228    13,755    26,072
Deferred revenue....................        --        96     4,854
Capital lease obligation............        --        --       322
Note payable to former stockholder
 ...................................     1,500     1,500        --
                                      --------  --------  --------
   Total liabilities................     2,728    15,351    31,248
Commitments (Note 5).
Stockholders' equity (deficit):
 Series A convertible preferred
  stock, $.001 par value; 11,888
  shares authorized and designated
  at December 31, 1998 and June 30,
  1999, respectively (none pro
  forma); 6,353 and 7,853 issued
  and outstanding at December 31,
  1998 and June 30, 1999,
  respectively (none pro forma);
  aggregate liquidation preference
  of $2,263 and $2,797 at December
  31, 1998 and June 30, 1999 (none
  pro forma)........................        --         6         8          --
 Series B convertible preferred
  stock, $.001 par value; 14,328
  shares authorized and designated,
  issued and outstanding at
  December 31, 1998 and June 30,
  1999 (none pro forma); aggregate
  liquidation preference $6,005
  (none pro forma)..................        --        14        14          --
 Series C convertible preferred
  stock, $.001 par value; 12,590
  shares authorized and designated
  at June 30, 1999 (none pro
  forma), 12,084 shares issued and
  outstanding at June 30, 1999
  (none pro forma); aggregate
  liquidation preference of $60,038
  (none pro forma)..................        --        --        12          --
 Series 1 Junior convertible
  preferred stock, $.001 par value;
  6,000 shares authorized and
  designated, issued and
  outstanding at December 31, 1998
  and June 30, 1999 (none pro
  forma); aggregate liquidation
  preference of $2,000 (none pro
  forma)............................        --         6         6          --
 Common stock, $.001 par value;
  81,000 and 105,194 shares
  authorized at December 31, 1998
  and June 30, 1999, respectively;
  18,000, 19,459, and 23,616 issued
  and outstanding at December 31,
  1997, 1998 and June 30, 1999,
  respectively (76,359 pro forma)...        18        19        24    $     77
 Additional paid-in capital.........     9,897    21,928   105,146     112,088
 Warrants...........................        85     1,408     7,114       1,996
 Unearned compensation..............        --    (1,315)  (10,811)    (10,811)
 Cumulative translation
  adjustment........................       (39)      (55)      (29)        (29)
 Accumulated deficit................   (10,414)  (23,272)  (42,646)    (42,646)
                                      --------  --------  --------    --------
   Total stockholders' equity
    (deficit).......................      (453)   (1,261)   58,838      60,675
                                      --------  --------  --------    --------
   Total liabilities and
    stockholders' equity (deficit)..  $  2,275  $ 14,090  $ 90,086    $ 91,923
                                      ========  ========  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                LOOKSMART, LTD.

         CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

                                 (In Thousands)

                              Period from
                             July 19, 1996
                             (Inception)      Year Ended      Six Months Ended
                                through      December 31,         June 30,
                             December 31,  -----------------  -----------------
                                 1996       1997      1998     1998      1999
                             ------------- -------  --------  -------  --------
                                                                (unaudited)
Revenues:
  Advertising and
   syndication.............     $     3    $   939  $  5,559  $ 1,820  $  5,624
  Licensing................          --         10     3,226       25     9,626
  Ecommerce................          --         --        --       --     1,820
                                -------    -------  --------  -------  --------
   Total revenues..........           3        949     8,785    1,845    17,070
Cost of revenues:
  Advertising and
   syndication.............          90        430     1,086      495       748
  Licensing................          --         --       500       --        --
  Ecommerce................          --         --        --       --     1,130
                                -------    -------  --------  -------  --------
   Total cost of revenues..          90        430     1,586      495     1,878
                                -------    -------  --------  -------  --------
   Gross profit (loss).....         (87)       519     7,199    1,350    15,192
                                -------    -------  --------  -------  --------
Operating expenses:
  Sales and marketing......       1,115      3,668    10,848    3,085    17,158
  Product development......         915      2,605     4,427    1,144     9,567
  General and
   administrative..........         504      1,165     2,746      886     3,666
  Amortization of goodwill
   and intangibles.........         205        410       605      205     1,918
  Amortization of unearned
   compensation............          --         --       133       --     2,794
  Write off of in-process
   research and
   development.............          --         --       338       --        --
                                -------    -------  --------  -------  --------
   Total operating
    expenses...............       2,739      7,848    19,097    5,320    35,103
                                -------    -------  --------  -------  --------
   Loss from operations....      (2,826)    (7,329)  (11,898)  (3,970)  (19,911)
Non-operating income
 (expense)
  Other income (expense),
   net.....................         (19)        (3)     (139)    (124)       (8)
  Interest income
   (expense), net..........           9        (16)     (675)    (443)      597
                                -------    -------  --------  -------  --------
   Total non-operating
    income (expense).......         (10)       (19)     (814)    (567)      589
                                -------    -------  --------  -------  --------
   Loss before income
    taxes..................      (2,836)    (7,348)  (12,712)  (4,537)  (19,322)
Income taxes...............          64        166       146       76        52
                                -------    -------  --------  -------  --------
   Net loss................      (2,900)    (7,514)  (12,858)  (4,613)  (19,374)
Other comprehensive income
  Change in foreign
   currency translation
   adjustment during the
   period..................          --        (39)      (16)     (13)       26
                                -------    -------  --------  -------  --------
   Comprehensive loss......     $(2,900)   $(7,553) $(12,874) $(4,626) $(19,348)
                                =======    =======  ========  =======  ========
Basic and diluted loss per
 share.....................     $ (0.03)   $ (0.08) $  (0.68) $ (0.25) $  (0.91)
                                =======    =======  ========  =======  ========
Weighted average shares
 outstanding...............     115,947     91,589    18,790   18,326    21,265
                                =======    =======  ========  =======  ========
Pro forma basic and diluted
 net loss per share
 (unaudited)...............                         $  (0.31)          $  (0.35)
                                                    ========           ========
Weighted average shares
 outstanding used in the
 pro forma calculation
 (unaudited)...............                           41,080             55,496
                                                    ========           ========

  The accompanying notes are an integral part of these consolidated financial statements

                                LOOKSMART, LTD.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                (In Thousands)


                    Convertible
                  Preferred Stock     Common Stock     Additional                       Cumulative                  Total
                  -----------------  ----------------   Paid-in              Unearned   Translation Accumulated Stockholders'
                  Shares    Amount    Shares   Amount   Capital   Warrants Compensation Adjustment    Deficit      Equity
                  --------- -------  --------  ------  ---------- -------- ------------ ----------- ----------- -------------
Balance at July
19, 1996
(inception).....         --  $   --        --  $  --    $     --   $   --    $     --      $ --      $     --     $     --
Common stock
issued for
acquisition of
HomeBase
Directories.....         --      --    90,000     90       1,960       --          --        --            --        2,050
Stockholder
contribution....         --      --        --     --       2,940       --          --        --            --        2,940
Translation
adjustment......         --      --        --     --          --       --          --        --            --           --
Net loss........         --      --        --     --          --       --          --        --        (2,900)      (2,900)
                  ---------  ------  --------  -----    --------   ------    --------      ----      --------     --------
Balance at
December 31,
1996............         --      --    90,000     90       4,900       --          --        --        (2,900)       2,090
Common stock
issued for
cash............         --      --    29,640     30         125       --          --        --            --          155
Stockholder
contribution....         --      --        --     --       4,855       --          --        --            --        4,855
Common stock
repurchased and
exchanged for
warrants........         --      --  (101,640)  (102)         17       85          --        --            --           --
Translation
adjustment......         --      --        --     --          --       --          --       (39)           --          (39)
Net loss........         --      --        --     --          --       --          --        --        (7,514)      (7,514)
                  ---------  ------  --------  -----    --------   ------    --------      ----      --------     --------
Balance at
December 31,
1997............         --      --    18,000     18       9,897       85          --       (39)      (10,414)        (453)
Common stock
issued upon
exercise of
options.........         --      --       402     --           5       --          --        --            --            5
Common stock
issued for
cash............         --      --     1,057      1           8       --          --        --            --            9
Preferred stock
Series A issued
for conversion
of notes, net of
costs
of $425.........      6,353       6        --     --       1,856       --          --        --            --        1,862
Preferred stock
Series B issued
for cash and
conversion of
notes...........     14,328      14        --     --       5,990       --          --        --            --        6,004
Preferred stock
Series 1 Junior
issued as part
of acquisition
of BeSeen.com...      6,000       6        --     --       3,494       --          --        --            --        3,500
Issuance of
warrants with
preferred
stock...........         --      --        --     --        (770)     770          --        --            --           --
Issuance of
warrants with
debt............         --      --        --     --          --      379          --        --            --          379
Issuance of
warrants for
services........         --      --        --     --          --       31          --        --            --           31
Issuance of
warrants with
financing
agreement.......         --      --        --     --          --      143          --        --            --          143
Unearned
compensation....         --      --        --     --       1,448       --      (1,448)       --            --           --
Amortization of
unearned
compensation....         --      --        --     --          --       --         133        --            --          133
Translation
adjustment......         --      --        --     --          --       --          --       (16)           --          (16)
Net loss........         --      --        --     --          --       --          --        --       (12,858)     (12,858)
                  ---------  ------  --------  -----    --------   ------    --------      ----      --------     --------
Balance at
December 31,
1998............     26,681      26    19,459     19      21,928    1,408      (1,315)      (55)      (23,272)      (1,261)
Preferred stock
Series A issued
for cash
(unaudited).....      1,500       2        --     --         531       --          --        --            --          533
Preferred stock
Series C issued
for cash, net of
costs of $29
(unaudited).....     12,084      12        --     --      60,332       --          --        --            --       60,344
Issuance of
warrants with
preferred
stock...........         --      --        --     --      (1,443)   1,443          --        --            --           --
Common stock
issued as part
of Guthy-Renker
acquisition
(unaudited).....         --      --     2,550      3      11,472       --          --        --            --       11,475
Issuance of
warrants as part
of acquisition
of ITW NewCorp
Inc.
(unaudited).....         --      --        --     --          --    4,263          --        --            --        4,263
Common stock
issued upon
exercise of
options
(unaudited).....         --      --     1,607      2          36       --          --        --            --           38
Unearned
Compensation ITW
NewCorp Inc.
(unaudited).....         --      --        --     --       1,218       --      (1,218)       --            --           --
Unearned
compensation
(unaudited).....         --      --        --     --      11,072       --     (11,072)       --            --           --
Amortization of
unearned
compensation
(unaudited) ....         --      --        --     --          --       --       2,794        --            --        2,794
Translation
adjustment
(unaudited).....         --      --        --     --          --       --          --        26            --           26
Net loss
(unaudited).....         --      --        --     --          --       --          --        --       (19,374)     (19,374)
                  ---------  ------  --------  -----    --------   ------    --------      ----      --------     --------
Balance at June
30, 1999
(unaudited).....     40,265  $   40    23,616  $  24    $105,146   $7,114    $(10,811)     $(29)     $(42,646)    $ 58,838
                  =========  ======  ========  =====    ========   ======    ========      ====      ========     ========


  The accompanying notes are an integral part of these consolidated financial statements

                                LOOKSMART, LTD.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (In Thousands)

                             Period from
                               July 19,
                                 1996
                             (inception)     Year Ended      Six Months Ended
                               through      December 31,         June 30,
                             December 31, -----------------  -----------------
                                 1996      1997      1998     1998      1999
                             ------------ -------  --------  -------  --------
                                                               (unaudited)
Cash flows from operating
 activities:
 Net loss...................   $(2,900)   $(7,514) $(12,858) $(4,613) $(19,374)
 Adjustments to reconcile
  net loss to net cash used
  in operating activities:
  Depreciation and
   amortization.............       259        679       956      346     2,648
  Amortization of unearned
   compensation.............        --         --       133       --     2,794
  Write-off of in-process
   research
   and development .........        --         --       338       --        --
  Warrants and other non-
   cash charges.............        --         --       557      384        --
  Loss from sale of
   equipment................        --         12        12       --        --
  Changes in operating
   assets and liabilities:
    Trade accounts
     receivable.............        (3)       (37)   (2,709)    (373)   (1,487)
    Prepaid expenses........       (15)         5      (781)  (1,225)   (4,291)
    Other assets............        (5)        (8)     (170)    (126)   (2,172)
    Trade accounts payable..       185        254       834      141       768
    Other accrued
     liabilities............       468        103     2,301       54     3,049
    Deferred revenues.......        --         --     9,330       --    12,501
    Income taxes payable....        64        133       130       63       (92)
                               -------    -------  --------  -------  --------
     Net cash used in
      operating activities..    (1,947)    (6,373)   (1,927)  (5,349)   (5,656)
                               -------    -------  --------  -------  --------
Cash flows from investing
 activities:
 Acquisition of BeSeen.com,
  Inc. .....................        --         --      (907)      --        --
 Acquisition of Guthy-Renker
  Internet, LLC.............        --         --        --       --    (5,155)
 Acquisition of ITW NewCorp,
  Inc.......................        --         --        --       --    (5,049)
 Purchases of property and
  equipment.................      (707)      (336)   (1,573)    (214)   (4,361)
                               -------    -------  --------  -------  --------
     Net cash used in
      investing activities..      (707)      (336)   (2,480)    (214)  (14,565)
Cash flows from financing
 activities:
 Cash paid for issuance
  costs.....................        --         --      (263)    (263)       --
 Proceeds from note payable
  to former stockholder.....        --      1,500        --       --        --
 Proceeds from stockholder
  contribution..............     2,940      4,855        --       --        --
 Proceeds from notes........        --         --     4,952    2,875        --
 Repayment of notes.........        --         --    (2,327)    (250)   (1,500)
 Proceeds from issuance of
  preferred stock...........        --         --     5,500    5,500    60,887
 Proceeds from issuance of
  common stock..............        --        155        14       10        38
                               -------    -------  --------  -------  --------
     Net cash provided by
      financing activities..     2,940      6,510     7,876    7,872    59,425
Effect of exchange rate
 changes on cash............        --        (39)      (16)     (13)       26
                               -------    -------  --------  -------  --------
Increase (decrease) in cash
 and cash equivalents.......       286       (238)    3,453    2,296    39,230
Cash and cash equivalents,
 beginning of period........        --        286        48       48     3,501
                               -------    -------  --------  -------  --------
Cash and cash equivalents,
 end of period..............   $   286    $    48  $  3,501  $ 2,344  $ 42,731
                               =======    =======  ========  =======  ========

Supplemental disclosure of cash flow information (Note 10)

  The accompanying notes are an integral part of these consolidated financial statements

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

 Nature of Business and Principles of Consolidation

   LookSmart, Ltd. and its Australian subsidiary (LookSmart or the Company) were incorporated on July 19, 1996 under the name NetGet Ltd. to acquire the business and associated intellectual property of HomeBase Directories Pty Ltd. This acquisition was accounted for as a purchase. The purchase price of $2.1 million was recorded as goodwill. LookSmart is a global media company offering consumers and advertisers comprehensive Internet navigation services. LookSmart is a category-based web directory provider which assembles high quality, highly specific content on the Internet. The LookSmart directory contains a collection of unique uniform resource locators (URLs) organized by categories and presented in an easy-to-navigate format.

   LookSmart distributes its proprietary directory to a large number of Internet users through LookSmart owned web properties, including looksmart.com, BeSeen.com and others, as well as our strategic alliances, including Internet portals and Internet service providers. The Company's web properties are primarily targeted at a focused demographic of female household purchase decision-makers. In addition, LookSmart has a network of web site affiliates that may access its content and services.

   The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Looksmart International Pty Ltd., an Australian company and BeSeen.com, Inc., a Delaware corporation. All significant intercompany balances and transactions have been eliminated in consolidation.

   Included in the Company's consolidated balance sheet at June 30, 1999 are net assets of the Company's Australian subsidiary totaling ($207,000).

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited Interim Financial Information

   The accompanying interim consolidated balance sheet, statements of operations and statements of cash flows at June 30, 1999 and for the six months ended June 30, 1998 and 1999, together with the related notes, are unaudited but include all adjustments (consisting of normal recurring adjustments) which, in the opinion of management, are necessary for a fair statement of the financial position and the operating results and cash flows for the interim date and periods presented. Results for the six months ended June 30, 1999 are not necessarily indicative of results for the entire fiscal year or future periods.

 Fair Value of Financial Instruments

   The Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and capital lease are carried at cost, which approximates fair value due to the relatively short maturity of those instruments.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 Stock Split

   On December 17, 1997, the Company authorized and implemented a one thousand-for-one stock split. On March 23, 1999, the Company authorized and implemented a four-for-one stock split. On July 23, 1999, the Company authorized and implemented a three-for-two stock split. Accordingly, all share and per share amounts have been retroactively restated to reflect the effect of the stock splits.

 Foreign Currencies

   The balance sheets of the Company's Australian subsidiary are translated into U.S. dollars at year end rates of exchange. Revenues and expenses are translated at average rates for the year. The resulting translation adjustments are shown as a separate component of stockholders' equity.

   Exchange gains and losses arising from transactions denominated in a foreign currency other than the functional currency of the entity involved are included in other expense. Such exchange gains (losses) amounted to ($19,000), $9,000 and ($119,000) for the period from July 19, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

 Derivatives

   To date, the Company has not entered into foreign currency forward exchange contracts or any other derivative instruments.

 Revenue Recognition

   The Company generates revenues by providing access to its proprietary database through a variety of channels. Revenues are generated from advertising, syndication, licensing and ecommerce activities.

   Advertising and syndication revenues are derived principally from the sale of banner advertisements displayed on the Company's websites and other online properties. Advertising revenues are recognized ratably as impressions are delivered over the period in which the advertisement is displayed, provided that no significant Company obligations remain at the end of a period and collection of the resulting receivable is probable. Company obligations typically include guarantees of minimum number of "impressions," or times that an advertisement appears in pages viewed by users of the Company's online properties. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenues until the remaining guaranteed impression levels are achieved.

   Revenues associated with licensing contracts are recognized as delivery occurs as specified under the contracts, all performance obligations have been satisfied and no refund obligations exist. Payments received in advance of delivery are recorded as deferred revenues.

   The Company's ecommerce revenue is generated by the sale of merchandise and the design, construction and hosting of commercial websites. Revenue from the sale of merchandise is recognized at the time title transfers. Revenue from the design and construction of websites is recognized when the website is delivered to the customer, or when the Company's obligation terminates. Hosting revenue is recognized in the period in which hosting occurs and the related costs are incurred.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   Revenues also include barter transactions which are the exchange of advertising space on the Company's web sites for advertising space on other web sites. These transactions are recorded at the fair value of the advertisements provided or received, whichever is more readily determinable in the given circumstance. For the period from July 19, 1996 (inception) through December 31, 1996, for the years ended December 31, 1997 and 1998, and for the six-month period ended June 30, 1999 the Company recognized $0, $94,000, $478,000 and $198,000 respectively in barter transactions.

 Cash and Cash Equivalents

   Cash and cash equivalents are stated at cost. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Property and Equipment

   Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the assets as follows:

       Computer equipment.............................................. 3 years
       Furniture and fixtures.......................................... 5 years
       Software........................................................ 3 years

   Leasehold improvements are amortized on a straight line basis over the shorter of their estimated useful lives or the lease term.

   When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operations.

   Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

 Asset Impairment

   Statement of Financial Accounting Standards No. 121 (SFAS No. 121), "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of". SFAS No. 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. SFAS 121 has not had an impact on the consolidated financial statements of the Company.

 Advertising Costs

   Advertising costs are charged to sales and marketing expenses as incurred and amounted to $430,000; $938,000 and $256,000 for the period from July 19, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, respectively.

 Product Development Costs

   Costs incurred in the classification and organization of listings within the unique URL database and the development of new products and enhancements to existing products are charged to expense as incurred. SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. No costs have been incurred by the Company between completion of the working model and the point at which the product is ready for general release.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 Net Loss Per Share

   SFAS No. 128 "Earnings per Share," establishes standards for computing and presenting earnings per share. Basic earnings per share is calculated using the average shares of common stock outstanding. Diluted earnings per share is calculated using the weighted average number of common and dilutive common equivalent shares outstanding during the period, using either the as if converted method for convertible preferred stock or the treasury stock method for options and warrants. Pursuant to SEC Staff Accounting Bulletin No. 98, common stock and convertible preferred stock issued for nominal consideration, prior to the anticipated effective date of an initial public offering, are included in the calculation of basic and diluted net loss per share as if such stock were outstanding for all periods presented. To date, the Company has not had any issuances for nominal consideration.

 Pro Forma Net Loss Per Share (unaudited)

   Pro forma net loss per share for the year ended December 31, 1998 and the six months ended June 30, 1999, is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's Series A, B, C, Series 1 Junior preferred stock and certain warrants into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1998, or at the date of issuance, if later. Pro forma common equivalent shares, comprised of incremental common shares issuable upon the exercise of stock options and warrants are not included in pro forma diluted net loss per share because they would be anti-dilutive.

 Income Taxes

   The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109 (SFAS No.
109). Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Stock-Based Compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, (APB No. 25) "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of SFAS No. 123 "Accounting for Stock-based Compensation." Under APB No. 25, compensation cost is recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

 Goodwill and Intangible Assets

   Goodwill and intangible assets consist of the excess of purchase price paid over identified intangible and tangible net assets of acquired companies. Goodwill and intangible assets are amortized using the straight-line method over one to five years, the period of expected benefit. Valuation of goodwill and intangible assets is based on forecasted discounted cash flows and is reassessed periodically as a result of changes in management's estimates of future performance given consideration to existing and anticipated competitive and economic conditions. Cash flow forecasts are based on trends of historical performance and management's estimate of future

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

performance, giving consideration to existing and anticipated competitive and economic conditions. The amount of an impairment loss is determined as the amount by which the carrying amount of an intangible asset exceeds the fair value of the asset based on the valuation.

 Concentration of Credit Risk and Business Risk

   Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of temporary cash investments (including money market accounts) and accounts receivable. The Company places its temporary cash investments in the U.S. in one major financial institution. Such deposits may at times exceed federally insured limits. The Company performs ongoing credit evaluations and generally requires no collateral from its customers. The Company maintains a reserve for doubtful accounts receivable based upon expected collectibility of accounts receivable.

   As of December 31, 1997, one customer accounted for 100% of total accounts receivable. As of December 31, 1998, one customer accounted for 13% of total accounts receivable. No other individual customers accounted for more than 10% of the total balance.

   Three customers individually accounted for approximately 36%, 20% and 0% of total revenues for the year ended December 31, 1997. The same three customers individually accounted for approximately 22%, 0% and 32% of total revenues for the year ended December 31, 1998.

   The Internet navigation market is highly competitive. The success of the Company is dependent upon its ability to raise capital, sell advertising on its website, generate traffic and attract and retain key personnel. Additionally, the Company's success is dependent upon the continued growth in use of the Internet.

 Comprehensive Income

   The Company has adopted the accounting treatment prescribed by SFAS No. 130, "Comprehensive Income." Unless otherwise noted, the components of the Company's "Other comprehensive income (loss)" and "Comprehensive income" have no tax effect as the Company makes no provision for U.S. income taxes applicable to undistributed earnings of foreign subsidiaries that are indefinitely reinvested in foreign operations.

 Segment Information

   The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" in the fiscal year ended December 31, 1998. SFAS 131 establishes standards for reporting information regarding operating segments in annual financial statements and requires selected information for those segments to be presented in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS 131, the Company has determined that it does not have separately reportable operating segments.

 Pro forma Balance Sheet (Unaudited)

   The accompanying unaudited pro forma balance sheet at June 30, 1999 reflects the conversion of the Series A, B, C, Series 1 Junior preferred stock and certain warrants into common stock as of June 30, 1999. The conversion of this preferred stock is automatic upon completion of an initial public offering that results in total gross proceeds to the Company of at least $25 million.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


 Recently Issued Accounting Pronouncements

   In 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits", and No. 133, "Accounting for Derivative Instruments and Hedging Activities", which are effective for the year ending December 31, 1999. The Company does not believe that the adoption of these pronouncements will have a material effect on the consolidated financial statements.

   In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance for determining whether computer software is internal-use software and for accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold. SOP 98-1, which is effective for the year ended December 31, 1999, also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company does not expect the adoption of SOP 98-1 to have a material effect on the consolidated financial statements.

   On April 3, 1998, the Accounting Standards Executive Committee of the AICPA issued SOP No. 98-5, "Reporting on the Costs of Start-Up Activities," which provides guidance on the financial reporting of start-up costs. SOP 98-5 requires costs of start-up activities and organization costs to be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. As the Company has not capitalized such costs, the adoption of SOP 98-5 does not have an impact on the consolidated financial statements of the Company.

2. Property and Equipment:

   Property and equipment consisted of the following (in thousands):

                                December 31,   June 30,
                                ------------- -----------
                                 1997   1998     1999
                                ------ ------ -----------
                                              (unaudited)
     Computer equipment........ $  989 $2,240   $5,993
     Furniture and fixtures....     41    207      675
     Software..................     --    130      608
     Leasehold improvements....     --     77      304
                                ------ ------   ------
                                 1,030  2,654    7,580
     Less accumulated
      depreciation and
      amortization.............    323    675    1,406
                                ------ ------   ------
       Property and equipment,
        net.................... $  707 $1,979   $6,174
                                ====== ======   ======

   Cost and accumulated depreciation related to assets under capital lease obligations at June 30, 1999 were $523,000 and $58,000, respectively. No assets were subject to capital lease prior to 1999.

   Depreciation was $54,000, $269,000 and $351,000 for the period from July 19, 1996 (inception) through December 31, 1996, and for the two years ended December 31, 1997 and 1998.

3. Notes Payable:

   In September 1997, the Company issued a note payable for $1.5 million to a former stockholder. The principal is due and payable on the earlier of September 1, 2000 or on the closing of an initial

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

public offering. Interest is charged at the rate of 10% per annum and is payable quarterly starting September 30, 1998. The Company repaid the note in June 1999.

   From January to April 1998, the Company issued convertible promissory notes in the principal amount of $2.9 million to investors of the Company. All notes bore interest at 10% per annum and included an issuance of 2,510,412 Series A preferred stock warrants (Note 6). In May 1998, in accordance with the terms of these notes, outstanding principal of $2.1 million was converted into Series A preferred stock and outstanding principal and interest of $505,000 was converted into Series B preferred stock. Outstanding principal of $250,000 was repaid to a note holder.

   In September 1998, the Company entered into a financing agreement with Microsoft to borrow up to $11.9 million at an interest rate of 8% per annum. Principal and accrued interest were due upon the earlier of September 1999, or the closing of any acquisition of the Company by a third party of a majority of its capital stock or substantially all of its assets. Borrowings were convertible, at the option of the Company, to any series of equity issued to third parties pursuant to any equity financing that in the aggregate exceeded $5 million. Warrants to purchase 480,000 shares of common stock at an exercise price of $0.6275 per share were issued in conjunction with the financing agreement. These warrants expire in September 2003. The fair value of these warrants was recorded as interest expense over the term the financing agreement was effective. In December 1998, pursuant to a licensing agreement with Microsoft, this note was applied as an offset against the consideration due under that license agreement and was recorded as deferred revenue of $11.4 million.

4. Income Taxes:

   The provision for income taxes of $64,000, $166,000 and $146,000 for the period from July 19, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, applies to the Australian subsidiary.

   The primary components of the net deferred tax asset are as follows (in thousands):

                                                               December 31,
                                                              ----------------
                                                               1997     1998
                                                              -------  -------
     Deferred tax assets:
       Net operating losses.................................. $ 3,700  $ 4,699
       Deferred revenue......................................      --    3,637
       Depreciation & amortization...........................     446      391
       Accruals and reserves.................................      52      110
                                                              -------  -------
       Total deferred tax assets.............................   4,198    8,837
       Deferred tax liability................................      --       (3)
                                                              -------  -------
       Net deferred tax asset................................   4,198    8,834
       Valuation allowance...................................  (4,177)  (8,834)
                                                              -------  -------
       Deferred tax asset....................................  $   21  $    --
                                                              =======  =======

   Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax asset.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   As of December 31, 1998, the Company has net operating loss (NOL) carryforwards of approximately $12.1 million and $10.2 million for federal and state tax purposes, respectively. Such carryforwards expire from 2004 to 2011.

   Pursuant to the provisions of Section 382 of the Internal Revenue Code, utilization of the NOLs are subject to annual limitations through 2011 due to a greater than 50% change in the ownership of the Company which occurred during fiscal years 1997 and 1998.

5. Commitments:

   The Company leases office and storage space for technical equipment under non-cancelable operating leases which expire at various dates through the year 2003.

   Future minimum lease payments under all operating leases at December 31, 1998 are as follows (in thousands):

     Year ending December 31:
     ------------------------
       1999.............................................................. $1,264
       2000..............................................................    932
       2001..............................................................    660
       2002..............................................................    287
       2003..............................................................    119
       Thereafter........................................................     --
                                                                          ------
         Total minimum lease payments.................................... $3,262
                                                                          ======

   In May 1999, the Company entered into a ten year operating lease agreement for office space. The lease commences in October 1999 and has average monthly lease payments over the lease term of $364,000 per month.

   Rent expense under all operating leases for the period from July 19, 1996 (inception) through December 31, 1996 and for the years ended December 31, 1997 and 1998, amounted to $71,000, $215,000 and $508,000 respectively.

   In February 1999, the Company obtained a financing lease with a total commitment of $2.0 million which is accounted for as a capital lease. The Company has pledged as collateral certain computer equipment. The total credit extended to the Company under the agreement was $464,000 as of June 30, 1999. Future minimum lease payments under this capital lease at June 30, 1999 are as follows (in thousands):

     Six months ended December 31, 1999................................... $100
     Year ending December 31,
       2000...............................................................  201
       2001...............................................................  201
       2002...............................................................   69
       Thereafter.........................................................   --
                                                                           ----
     Total minimum lease payments.........................................  571
     Less: Interest.......................................................  107
                                                                           ----
     Present value of net minimum lease payments.......................... $464
                                                                           ====
     Capital lease obligation--current portion............................ $142
                                                                           ====
     Capital lease obligation--long-term.................................. $322
                                                                           ====

                        LOOKSMART, LTD. AND SUBSIDIARIES

   In June 1999, the Company entered into five agreements with three PBS-related entities under which the Company agreed to sponsor five programs on PBS. The terms of four agreements are for five years, with either party having the right to terminate the agreements after three years. The term of the fifth agreement is for three years and gives the Company a right of first refusal for the fourth and fifth years. The Company is committed to pay a total of $19.3 million during the contract period to the PBS-related entities.

6. Stockholders' Equity:

 Convertible Preferred Stock

   The Company is authorized to issue 44,805,698 shares of $0.001 par value preferred stock. The following is outstanding (in thousands):

                                                         Issued and Outstanding
                                                         -----------------------
                                                          December
                                                             31,
                                                         -----------  June 30,
                                              Designated 1997  1998     1999
                                              ---------- ---- ------ -----------
                                                                     (unaudited)
     Series A................................   11,888    --   6,353    7,853
     Series B................................   14,328    --  14,328   14,328
     Series C................................   12,590    --      --   12,084
     Series 1 Junior.........................    6,000    --   6,000    6,000
                                                         ---  ------   ------
     Total convertible preferred.............             --  26,681   40,265
                                                         ===  ======   ======

   The rights, preferences and privileges of the preferred stockholders are as follows:

 Dividends

   The Company's Certificate of Incorporation prohibits the Company from declaring or paying dividends on the Junior preferred stock unless dividends have been paid on the Series A, B and C preferred stock. Dividends are noncumulative and the dividend rate is at the discretion of the Board of Directors of the Company. The Certificate also prohibits declaring or paying dividends on the common stock unless dividends are paid on the senior and Series 1 Junior preferred stock. As of June 30, 1999, no dividends have been declared or paid on any class of the Company's capital stock.

 Liquidation

   In the event of any liquidation, dissolution, or winding up of the Company, the holders of Series A, Series B and Series C preferred stock (senior preferred stockholders) retain liquidation preference over Series 1 Junior preferred stockholders and common stockholders equal to the sum of the original purchase price of $0.35625, $0.41911 and $5.00 per share, respectively, plus any declared but unpaid dividends. After payment to the Senior preferred stockholders, the holders of Series 1 Junior preferred stock retain liquidation preference over common stockholders equal to the sum of $0.33333 per share of Series 1 Junior preferred plus any declared but unpaid dividends. After payment has been made to holders of preferred stock, all remaining assets shall be distributed pro rata among all senior preferred and common stockholders until the holders of Series A, Series B, and Series C preferred stock have received $0.89061, $1.04778 and $7.50, respectively, as adjusted for stock splits, stock dividends and recapitalizations.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Conversion

   Preferred stock is convertible, at the option of the holder, into shares of common stock at an initial conversion price of $0.35625 per share for Series A preferred stock, $0.41911 per share for Series B preferred stock, $5.00 per share for Series C preferred stock and $0.58333 per share for Series 1 Junior preferred stock, as adjusted for stock splits, combinations, or recapitalization. Convertible preferred shares are convertible into common stock at a one-to-one ratio, and will automatically be converted upon the effectiveness of an initial public offering. The Company has reserved 44,805,698 shares of common stock for preferred stock conversions.

 Voting Rights

   Each holder of preferred stock is entitled to the number of votes equal to the number of shares of common stock into which the shares are convertible.

 Common Stock

   In September 1997, the Company reorganized its capital structure by entering into a transaction with a major stockholder in which it repurchased 101,640,000 shares of its common stock (approximately 85% of the outstanding shares), in exchange for a warrant to purchase 9,000,000 shares of common stock at an exercise price of $0.00017 per share. In conjunction with this exchange, the Company issued a note payable for $1.5 million to the former stockholder.
See discussion in Note 3.

 Warrants

   During 1997, in conjunction with the reorganization of its capital structure, the Company issued a warrant to purchase 9,000,000 shares of common stock at an exercise price of $0.00017 per share to a former stockholder. The warrant is exercisable until the earlier of (1) September 30, 2007, (2) the closing of an initial public offering of the Company's stock, (3) a reorganization, merger or consolidation, or (4) the sale of all of the Company's assets. The fair value of this warrant was recorded as treasury stock. This warrant was exercised in July 1999.

   During 1998, the Company also issued warrants to purchase 2,510,412 shares of Series A preferred stock at $0.35625 per share in connection with the issuance of convertible notes payable (Note 3). During 1998, 1,500,000 of these warrants were exercised. The remaining warrants are immediately exercisable and expire in March 2005. The fair value of the warrants has been recorded as interest expense over the period the notes were outstanding.

   During 1998, in connection with the issuance of Series A convertible preferred stock the Company issued warrants to purchase 3,024,924 shares of Series A preferred stock at $0.41911 per share as a finder's fee to certain preferred stockholders. The warrants are immediately exercisable and expire at the earlier of May 2005 or immediately prior to the closing of an initial public offering. The fair value of the warrants has been recorded as stock issuance cost. All of these warrants were exercised in July and August 1999.

   During 1998, the Company issued a warrant to purchase up to 1,500,000 shares of common stock at an exercise price of $2.50 per share in connection with a strategic alliance agreement. This warrant is immediately exercisable and expires in May 2003. Because the exercise price exceeded the deemed fair value of the underlying stock at the date of grant, no positive fair value was attributed to this warrant.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   During 1998, the Company issued a warrant to purchase up to 480,000 shares of common stock at an exercise price of $0.41833 per share in connection with a financing agreement. This warrant is immediately exercisable and expires in September 2003. See Note 3.

   During 1999, the Company issued a warrant to purchase 439,999 shares of Series C preferred stock at $5.00 per share as compensation for services provided in connection with the Series C preferred financing. The warrants are immediately exercisable and expire in March 2002. The fair value of the warrants has been recorded as issuance costs.

   During 1999, the Company issued warrants to purchase 420,000 shares of common stock at $1.25 per shares in connection with an asset purchase. These warrants are immediately exercisable and expire in June 2004. The fair value of the warrants, which was determined using the Black-Scholes model, was recorded as part of the purchase price. In July 1999, 42,000 of these warrants were exercised.

   In June 1999, the Company granted warrants to purchase 120,000 shares of common stock at $1.25 per share to two individuals in connection with their employment. Of these warrants, 30,000 vest immediately and the remaining 90,000 vest at a rate of 3,750 shares per month provided the individuals continue to be employees of the Company. These warrants expire in June 2004 and are accounted for under APB 25 and the Company recorded deferred compensation of $1,218,000 for the difference between exercise price and the fair market value of the underlying common stock at the date of grant. In August 1999, 25,000 of these warrants were exercised.

   As of June 30, 1999, 15,909,085 of the warrants outstanding are exercisable. The following table sets forth warrants outstanding as of June 30, 1999 (in thousands, except for per share data):

                                                Number
                                                  of    Exercise
    Date of grant                  Type        warrants  price      Expires
    -------------           ------------------ -------- -------- --------------
   September 1997.......... Common              9,000   $0.00017 September 2007
   March 1998.............. Series A preferred  1,010   $0.35627 March 2005
   May 1998................ Series A preferred  3,025   $0.41913 May 2005
   May 1998................ Common              1,500   $   2.50 May 2003
   September 1998.......... Common                480   $0.41833 September 2003
   March 1999.............. Series C preferred    440   $   5.00 March 2002
   June 1999............... Common                420   $   1.25 June 2004
   June 1999............... Common                120   $   1.25 June 2004

 Stock Option Plan

   In December 1997, in connection with a stock split, the Company canceled the 1996 Stock Option Plan and all options granted thereunder. In December 1997, the Company approved the 1998 Stock Option Plan (the Plan). The Company has reserved 9,750,000 and 20,850,000 shares of common stock for issuance under the Plan at December 31, 1998 and June 30, 1999, respectively. Options generally become exercisable ratably over up to four years after the grant date and have a term of ten years. Under the Plan, the Company may grant incentive stock options, nonstatutory stock options and stock purchase rights to employees, directors and consultants.

   As of June 30, 1999, 12,126,253 options were outstanding and 6,714,649 shares remained available for grant under the Company's stock option plan. At June 30, 1999, 856,391 options were exercisable at exercise prices ranging from $0.00953 to $7.333, with an average exercise price of $0.02807.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Stock option activity under the plans during the periods indicated is as follows (in thousands, except for per share data):

                                                                        Weighted
                                                                        Average
                                                            Outstanding Exercise
                                                              Options    Price
                                                             Number of    Per
                                                              Shares     Share
                                                            ----------- --------
   Balance at December 31, 1996............................       --
     Granted...............................................   13,401    $0.0047
     Canceled..............................................   (8,964)   $0.0002
                                                              ------
   Balance at December 31, 1997............................    4,437    $0.0095
     Granted...............................................    5,424    $0.1609
     Canceled..............................................     (618)   $0.0246
     Exercised.............................................     (402)   $0.0095
                                                              ------
   Balance at December 31, 1998............................    8,841    $0.1014
     Granted (unaudited)...................................    5,200    $2.6692
     Canceled (unaudited)..................................     (317)   $0.5123
     Exercised (unaudited).................................   (1,607)   $0.0246
                                                              ------
   Balance at June 30, 1999................................   12,117    $1.2033
                                                              ======

   The Company accounts for employee stock options under APB No. 25 and related Interpretations for grants to employees under its stock option plans. For the years ended December 31, 1997 and 1998, the Company recorded deferred compensation of $0 and $1,448,000, respectively, for stock option grants where the deemed fair value of the option at grant date was in excess of the exercise price.

   The following table summarizes information about stock options outstanding at December 31, 1998 (in thousands, except for per share data):

                                                                   Options
                                       Options Outstanding       Exercisable
                                   --------------------------- ---------------
                                           Weighted
                                            Average   Weighted        Weighted
                                           Remaining  Average         Average
                                          Contractual Exercise        Exercise
   Range of Exercise Prices        Shares    Life      Price   Shares  Price
   ------------------------        ------ ----------- -------- ------ --------
   $0.00953 to $0.00953........... 3,585     8.97     $.00953  1,741  $.00953
   $0.08333 to $0.08333...........   567     9.63     $.08333     --       --
   $0.11667 to $0.11667........... 1,200     9.67     $.11667     --       --
   $0.16667 to $0.16667........... 2,358     9.85     $.16667     --       --
   $0.25000 to $0.25000........... 1,131     9.93     $.25000     30  $.25000
                                   -----                       -----
                                   8,841     9.46     $.10140  1,771  $.01360
                                   =====                       =====

   The following information concerning the Company's stock options plan is provided in accordance with SFAS No. 123, "Accounting for Stock-Based Compensation".

   The fair value of each option grant is estimated on the date of the grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                     1997  1998
                                                                     ----  ----
   Expected volatility..............................................    0%    0%
   Risk-free interest rate.......................................... 5.72% 5.18%
   Expected lives (years)...........................................    5     5
   Expected dividend yield..........................................   --    --

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


   The weighted average fair value for options granted was $.00273 and $.30013 for 1997 and 1998, respectively. The fair value of options granted to independent contractors has been determined using the Black-Scholes model with the same assumptions as options granted to employees and with a volatility of 104%. The fair value is recorded as consulting expense as services are provided.

   The pro forma net loss for the Company for 1997 and 1998 is as follows (in thousands, except per share data):

                                                               1997      1998
                                                              -------  --------
     Net Loss
       As reported........................................... $(7,514) $(12,858)
       Pro forma............................................. $(7,515) $(12,933)
     Basic and Diluted net loss per share
       As reported...........................................  $(0.08)   $(0.68)
       Pro forma.............................................  $(0.08)   $(0.69)

1999 Employee Stock Purchase Plan

   In June 1999, the Board of Directors adopted the 1999 Employee Stock Purchase Plan, which was approved by the stockholders in July 1999. A total of 750,000 shares of common stock have been reserved for issuance under the 1999 Purchase Plan, plus annual increases on January 1 of each year, beginning in 2000, equal to the lesser of 1 million shares; 3% of the outstanding shares on January 1; or an amount determined by the Board of Directors. As of June 30, 1999, no shares have been issued under the 1999 Purchase Plan.

7. Microsoft Contract:

   The Company has entered into a long-term, fixed-fee contract with Microsoft Corporation. Under the terms of this contract, the Company has licensed its proprietary database and is obligated to add a certain number of incremental URLs ratably over the contract term. Microsoft may direct the specific topics or specific websites of approximately half of the required URLs. The contract provides for a refund of a portion of the fee in the event that the Company does not deliver the specified number of URLs.

   Under the contract, the Company has received an upfront, nonrefundable fee of $30 million and will receive quarterly payments throughout the contract term. Payments received in advance of performance under the contract are recorded as deferred revenues. The Company recognizes revenues under this contract ratably as access to URLs is delivered and no further obligation for performance or refund exists.

                        LOOKSMART, LTD. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


8. Net Loss Per Share:

   In accordance with the requirements of SFAS No. 128, a reconciliation of the numerator and denominator of basic and diluted loss per share is provided as follows (in thousands, except share amounts):

                                                                Six Months
                                 Year Ended December 31,      Ended June 30,
                                ---------------------------  -----------------
                                  1996     1997      1998     1998      1999
                                --------  -------  --------  -------  --------
                                                               (unaudited)
Numerator-Basic and diluted:
  Net loss..................... $ (2,900) $(7,514) $(12,858) $(4,613) $(19,374)
Denominator-Basic and diluted:
  Weighted average common
   shares outstanding..........  115,947   91,589    18,790   18,326    21,265
Basic and diluted loss per
 share......................... $  (0.03) $ (0.08) $  (0.68) $ (0.25) $  (0.91)


   In September, 1997, the Company reorganized its capital structure by entering into a transaction with a major stockholder in which it repurchased 101,640,000 shares of its common stock. Options and warrants to purchase common and preferred shares are not included in the diluted loss per share calculations as their effect is antidilutive for all periods presented. These dilutive securities included weighted average common stock equivalents relating to preferred stock, stock options and warrants to purchase common and preferred shares (as calculated using the treasury method) and are as follows (in thousands):

                                                                     Six Months
                                                     Year Ended      Ended June
                                                    December 31,        30,
                                                  ----------------- ------------
                                                  1996 1997   1998  1998   1999
                                                  ---- ----- ------ ----- ------
                                                                    (unaudited)
     Preferred stock.............................  --     -- 12,703    -- 34,230
     Options.....................................  --  5,358  3,933    --  9,267
     Warrants....................................  --  2,287  9,484 9,398 15,347
                                                  ---  ----- ------ ----- ------
     Total dilutive shares.......................  --  7,645 26,120 9,398 58,844
                                                  ===  ===== ====== ===== ======

9. Acquisitions:

   On October 23, 1998, the Company acquired all of the outstanding stock of BeSeen.com, Inc. (BeSeen) a privately held company, for $907,000 cash, including acquisition costs of $157,000, and the issuance of 6,000,000 shares of Series 1 Junior preferred stock. At the acquisition date, the Series 1 Junior preferred stock was valued at $0.583 per share. This transaction was accounted for as a purchase. The results of operations of BeSeen are included in the consolidated results of operations for periods subsequent to the acquisition date. The total purchase price was $4.4 million, of which $3.9 million was allocated to goodwill and intangible assets.

   On April 9, 1999, the Company acquired certain assets and liabilities of Guthy-Renker Internet, LLC in exchange for $5 million cash and 2,550,000 shares of the Company's common stock. At the date of acquisition, the common shares were valued at $4.50 each. The total purchase price of this transaction was $17.3 million including direct costs and expenses related to the acquisition, of which $17.2 million were allocated to goodwill and intangible assets.

   On June 9, 1999, the Company acquired substantially all of the assets and liabilities of ITW NewCorp, Inc. in exchange for $5 million cash and warrants to purchase 420,000 shares of the

Company's common stock at $1.25. At the date of acquisition, the common shares were valued at $11.40 each. The total purchase price of this transaction was $9.3 million, including direct costs and expenses related to the acquisition, all of which were recorded as goodwill.

10. Supplemental Disclosure of Cash Flow Information (in thousands):

                                       Period from
                                      July 19, 1996                    Six
                                       (Inception)   Year Ended   Months Ended
                                         through    December 31,    June 30,
                                      December 31,  ------------- -------------
                                          1996      1997   1998   1998   1999
                                      ------------- ---- -------- ---- --------
                                                                   (unaudited)
Supplemental disclosure of cash flow
 information:
 Cash paid during the year for:
  Interest...........................        --     $24  $    274 $66  $     96
                                         ======     ===  ======== ===  ========
  Income taxes.......................        --      --        --  --  $    174
                                         ======     ===  ======== ===  ========
 Noncash investing and financing
  activities:
  Equipment under capital lease......        --      --        --  --  $    523
                                         ======     ===  ======== ===  ========
  Purchase of Homebase Directories
   for common stock..................    $2,050      --        --  --        --
                                         ======     ===  ======== ===  ========
  Conversion of notes payable to
   Series A preferred stock..........        --      --  $  2,125  --        --
                                         ======     ===  ======== ===  ========
  Conversion of notes payable and
   accrued interest to Series B
   preferred stock...................        --      --  $    505  --        --
                                         ======     ===  ======== ===  ========
  Series A preferred stock given for
   issuance costs of Series A........        --      --  $    163  --        --
                                         ======     ===  ======== ===  ========
  Issuance of Series 1 Junior
   preferred stock for the
   acquisition of BeSeen.com.........        --      --  $  3,500  --        --
                                         ======     ===  ======== ===  ========
  Note payable converted to deferred
   revenue under license agreement...        --      --  $ 11,385  --        --
                                         ======     ===  ======== ===  ========
  Issuance of common stock for the
   acquisition of Guthy-Renker.......        --      --        --  --  $ 11,475
                                         ======     ===  ======== ===  ========
  Issuance of common warrants for the
   acquisition of ITW NewCorp., Inc.
   ..................................        --      --        --  --  $  4,263
                                         ======     ===  ======== ===  ========

11. Related Party Transactions:

   The Company receives licensing revenues from Cox Interactive Media, Inc., a stockholder of the Company, for the design and licensing of LookSmart database content used on Cox Interactive websites. Revenues from Cox Interactive Media, Inc. amounted to $0 and $538,000 for the years ended December 31, 1997 and 1998, respectively.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   The unaudited pro forma combined financial information for Looksmart, Ltd. set forth below gives effect to the merger between the LookSmart, Ltd. and BeSeen.com, Inc., (Merger) as well as LookSmart's asset purchase transactions with Guthy-Renker Internet, LLC and ITW NewCorp, Inc. (Purchase Transactions). The historical financial information set forth below has been derived from, and is qualified by reference to, the consolidated financial statements of LookSmart, and the financial statements of BeSeen.com, Inc. Guthy-Renker Internet, LLC and ITW NewCorp, Inc., and should be read in conjunction with those financial statements, the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere herein.

   On October 23, 1998, LookSmart acquired all of the outstanding common stock of BeSeen.com, Inc. in exchange for 6,000,000 shares of LookSmart Series 1 Junior preferred stock. This transaction was accounted for using the purchase method.

   On April 9, 1999, LookSmart acquired certain assets from Guthy-Renker Internet, LLC in exchange for $5 million cash and 2,550,000 shares of LookSmart common stock.

   On June 9, 1999, LookSmart acquired substantially all of the assets of ITW NewCorp, Inc., in exchange for $5 million and warrants to purchase 420,000 shares of LookSmart common stock.

   The unaudited pro forma combined statement of operations data for the year ended December 31, 1998, set forth below, give effect to the Merger and the Purchase Transactions as if they occurred on January 1, 1998. The unaudited pro forma combined statement of operations data for the six months ended June 30, 1999, set forth below, give effect to the Purchase Transactions as if they occurred on January 1, 1999.

   The unaudited pro forma combined financial information set forth below does not purport to represent what the consolidated results of operations or financial condition of LookSmart, Ltd. would have been if the Merger or the Purchase Transactions had in fact occurred on such dates or to the future consolidated results of operations or financial condition of LookSmart, Ltd.

                       LOOKSMART, LTD. AND SUBSIDIARIES

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                     For the year ended December 31, 1998

                                                            Guthy-Renker
                          Looksmart, Ltd. BeSeen.com, Inc. Internet, LLC  ITW NewCorp,
                           for the Year    for the Period     for the     Inc. for the
                               Ended      January 1, 1998  53 Weeks Ended  Year Ended
                           December 31,       through        January 3,   December 31,            Pro Forma
                               1998       October 23, 1998      1999          1998     Combined  Adjustments    Total
                          --------------- ---------------- -------------- ------------ --------  -----------   --------
                                                   (in thousands, except per share amounts)
Revenues:
 Advertising and
 syndication............     $  5,559           $298           $   --         $389     $ 6,246     $    --     $  6,246
 Licensing..............        3,226             --               --           --       3,226          --        3,226
 Ecommerce..............           --             --           14,712           --      14,712          --       14,712
                             --------           ----           ------         ----     -------     -------     --------
   Total revenues.......        8,785            298           14,712          389      24,184          --       24,184
Cost of revenues........        1,586             83            2,376          119       4,164          --        4,164
                             --------           ----           ------         ----     -------     -------     --------
Gross profit (loss).....        7,199            215           12,336          270      20,020          --       20,020
Operating expenses:
 Sales and marketing....       10,848             23            7,348           24      18,243          --       18,243
 Product development....        4,427             31                            59       4,517          --        4,517
 General and
 administrative.........        2,746            187            1,532           70       4,535          --        4,535
 Write-off of in-
 process research and
 development............          338             --               --           --         338          --          338
 Amortization of
 goodwill, intangibles
 and unearned
 compensation...........          738             --               --           --         738       6,288 (1)    7,026
                             --------           ----           ------         ----     -------     -------     --------
   Total operating
   expenses.............       19,097            241            8,880          153      28,371       6,288       34,659
                             --------           ----           ------         ----     -------     -------     --------
Income (loss) from
operations..............      (11,898)           (26)           3,456          117      (8,351)     (6,288)     (14,639)
Other income/ (expense),
net.....................         (139)            --               --           --        (139)         --         (139)
Interest income/
(expense), net..........         (675)            (1)              --           (1)       (677)         --         (677)
Income taxes............         (146)            --               (5)          --        (151)          5 (2)     (146)
                             --------           ----           ------         ----     -------     -------     --------
Net income (loss).......      (12,858)           (27)           3,451          116      (9,318)     (6,283)(3)  (15,601)
Change in foreign
currency translation
adjustment during the
period..................          (16)            --               --           --         (16)         --          (16)
                             --------           ----           ------         ----     -------     -------     --------
Comprehensive income
(loss)..................     $(12,874)          $(27)          $3,451         $116     $(9,334)    $(6,283)(3) $(15,617)
                             ========           ====           ======         ====     =======     =======     ========
Basic and diluted net
loss per share..........     $  (0.68)                                                                     (3) $  (0.73)
                             ========                                                                          ========
Weighted average number
of shares of common
stock outstanding used
in computing basic and
diluted net loss per
share...................       18,790                                                                2,550 (3)   21,340
                             ========                                                              =======     ========
Pro forma basic and
diluted net loss per
share...................     $  (0.31)                                                                          $ (0.34)
                             ========                                                                          ========
Shares used in computing
pro forma basic and
diluted net loss
per share...............       41,080                                                                4,867 (3)   45,947
                             ========                                                              =======     ========

                        LOOKSMART LTD. AND SUBSIDIARIES

             UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS

                     For the six months ended June 30, 1999

                          LookSmart, Ltd.  Guthy-Renker  ITW NewCorp,
                              for the     Internet, LLC  Inc. for the
                            Six Months       for the        Period
                               Ended      13 Weeks Ended January 1 to
                             June 30,        April 4,      June 9,               Pro Forma
                               1999            1999          1999     Combined  Adjustments   Total
                          --------------- -------------- ------------ --------  -----------  --------
                                          (in thousands, except per share amounts)
Revenues:
  Advertising and
   syndication..........     $  5,624         $  --          $392     $  6,016    $    --    $  6,016
  Licensing.............        9,626            --            --        9,626         --       9,626
  Ecommerce.............        1,820         3,335            --        5,155         --       5,155
                             --------         -----          ----     --------    -------    --------
   Total revenues.......       17,070         3,335           392       20,797         --      20,797
Cost of revenues........        1,878         1,171           128        3,177         --       3,177
                             --------         -----          ----     --------    -------    --------
Gross profit (loss).....       15,192         2,164           264       17,620         --      17,620
Operating expenses:
  Sales and marketing...       17,158         1,793           107       19,058         --      19,058
  Product development...        9,567            --            84        9,651         --       9,651
  General and
   administrative.......        3,666           421            93        4,180         --       4,180
  Amortization of
   goodwill, intangibles
   and deferred
   compensation.........        4,712            --            --        4,712      2,671(1)    7,383
                             --------         -----          ----     --------    -------    --------
   Total operating
    expenses............       35,103         2,214           284       37,601      2,671      40,272
                             --------         -----          ----     --------    -------    --------
Loss from operations....      (19,911)          (50)          (20)     (19,981)    (2,671)    (22,652)
Other income/(expense),
 net....................           (8)           --            --           (8)        --          (8)
Interest
 income/(expense), net..          597            --            --          597         --         597
Income Taxes............          (52)           (5)                       (57)         5(2)      (52)
                             --------         -----          ----     --------    -------    --------
   Net loss.............      (19,374)          (55)          (20)     (19,449)    (2,666)    (22,115)
Change in foreign
 currency translation
 adjustment during the
 period.................           26            --            --           26         --          26
                             --------         -----          ----     --------    -------    --------
Comprehensive loss......     $(19,348)        $ (55)         $(20)    $(19,423)   $(2,666)   $(22,089)
                             ========         =====          ====     ========    =======    ========
Basic and diluted net
 loss per share.........     $  (0.91)                                                       $  (0.93)
                             ========                                                        ========
Weighted average number
 of shares of common
 stock outstanding used
 in computing basic and
 diluted net loss per
 share..................       21,265                                               2,550(3)   23,815
                             ========                                             =======    ========
Pro forma basic and
 diluted net loss per
 share..................     $  (0.35)                                                       $  (0.40)
                             ========                                                        ========
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................       55,496                                                          55,496
                             ========                                                        ========

          NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

   Pro forma adjustments for the unaudited pro forma combined statements of operations for the year ended December 31, 1998 and the six months ended June 30, 1999 are as follows:


  (1) Represents the amortization of intangible assets and goodwill. For the unaudited pro forma combined statement of operations for the year ended December 31, 1998 this amount also includes amortization of intangible assets and goodwill as a result of the BeSeen.com, Inc. merger.

  (2) Represents elimination of Guthy-Renker Internet, LLC tax provision.

  (3) Pro forma net loss reflects the impact of the adjustments above. Basic and diluted net loss per share (pro forma) is computed using the weighted-average number of shares of common stock outstanding after the issuance of LookSmart common stock to purchase the Guthy-Renker Internet, LLC assets. Pro forma basic and diluted net loss per share includes the weighted-average shares described above and it gives effect to the assumed conversion of LookSmart's Series A, B and C preferred stock, Series 1 Junior preferred stock and certain warrants at the date of issuance.

                       Report of Independent Accountants

To the Board of Directors and Stockholders of BeSeen.com, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, stockholders' equity and cash flows present fairly, in all material respects, the financial position of BeSeen.com, Inc. at December 31, 1997 and September 30, 1998, and the results of its operations and its cash flows for the period from January 27, 1997 (inception) to December 31, 1997 and for the nine month period ended September 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
April 7, 1999

                                BESEEN.COM, INC.

                                 BALANCE SHEETS

                                                     December 31, September 30,
                                                         1997         1998
                                                     ------------ -------------
Assets

Current assets:
  Cash and cash equivalents.........................   $ 6,500      $ 11,616
  Trade accounts receivable.........................        --        85,151
                                                       -------      --------
    Total current assets............................     6,500        96,767
Computer equipment and software, net................    15,347        33,426
                                                       -------      --------
    Total assets....................................   $21,847      $130,193
                                                       =======      ========

Liabilities and Net Assets

Current liabilities:
  Trade accounts payable............................   $ 6,152      $ 68,316
  Other accrued liabilities.........................        --        13,912
  Income taxes payable..............................        --         2,214
                                                       -------      --------
    Total liabilities...............................     6,152        84,442
                                                       -------      --------

Stockholders' equity:
  Common stock, $.001 par value, 1,000,000 shares
   authorized; issued and outstanding: 79,342 and
   101,388 shares December 31, 1997 and
   September 30, 1998, respectively.................        79           101
  Additional paid-in capital........................    46,012       100,015
  Accumulated deficit...............................   (30,396)      (54,365)
                                                       -------      --------
    Total stockholders' equity......................    15,695        45,751
                                                       -------      --------
      Total liabilities and stockholders' equity....   $21,847      $130,193
                                                       =======      ========


   The accompanying notes are an integral part of these financial statements.

                                BESEEN.COM, INC.

                            STATEMENTS OF OPERATIONS

                         January 27, 1997   January 27, 1997
                          (Inception) to     (Inception) to   Nine Months Ended
                         December 31, 1997 September 30, 1997 September 30, 1998
                         ----------------- ------------------ ------------------
Revenues................     $ 13,059           $  1,299           $235,942

Cost of revenues........      (19,228)            (5,363)           (69,718)
                             --------           --------           --------
  Gross profit (loss)...       (6,169)            (4,064)           166,224
                             --------           --------           --------

Operating expenses:
  Sales and marketing...        5,772              1,668             22,738
  General and
   administrative.......       10,759              2,933            143,031
  Research and
   development..........        7,696              2,224             23,399
                             --------           --------           --------
    Total operating
     expenses...........       24,227              6,825            189,168
                             --------           --------           --------

    Loss from
     operations.........      (30,396)           (10,889)           (22,944)

Interest expense, net...           --                 --             (1,025)
                             --------           --------           --------

  Net loss..............     $(30,396)          $(10,889)          $(23,969)
                             ========           ========           ========




   The accompanying notes are an integral part of these financial statements.

                                BESEEN.COM, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
     FOR THE PERIOD FROM JANUARY 27, 1997 (INCEPTION) TO SEPTEMBER 30, 1998

                            Common Stock  Additional                 Total
                           --------------  Paid in   Accumulated Stockholders'
                           Shares  Amount  Capital     Deficit      Equity
                           ------- ------ ---------- ----------- -------------
Balance at January 27,
 1997 (inception).........      --  $ --   $     --   $     --     $     --
Common stock issued for
 cash.....................  79,342    79     46,012         --       46,091
Net loss..................      --    --         --    (30,396)     (30,396)
                           -------  ----   --------   --------     --------
Balance at December 31,
 1997.....................  79,342    79     46,012    (30,396)      15,695
Common stock issued for
 cash.....................  20,658    21     11,979         --       12,000
Common stock issued for
 conversion of notes......   1,121     1     42,024         --       42,025
Net loss..................      --    --         --    (23,969)     (23,969)
                           -------  ----   --------   --------     --------
Balance at September 30,
 1998..................... 101,121  $101   $100,015   $(54,365)    $ 45,751
                           =======  ====   ========   ========     ========



   The accompanying notes are an integral part of these financial statements.

                                BESEEN.COM, INC.

                            STATEMENTS OF CASH FLOWS

                          January 27, 1997   January 27, 1997     Nine Months
                           (Inception) to     (Inception) to         Ended
                          December 31, 1997 September 30, 1997 September 30, 1998
                          ----------------- ------------------ ------------------
Cash flows from
 operating activities:
 Net loss...............      $(30,396)          $(10,889)          $(23,969)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........         2,337                983              8,011
  Noncash interest
   expense..............            --                 --              1,025
  Changes in operating
   assets and
   liabilities:
   Decrease (increase)
    in assets:
    Trade account
     receivable.........            --                 --            (85,151)
   Increase (decrease)
    in liabilities:
    Trade accounts
     payable............         6,152                 --             62,164
    Other accrued
     liabilities........            --                 --             13,912
    Income taxes
     payable............            --                 --              2,214
                              --------           --------           --------
    Net cash used in
     operating
     activities.........       (21,907)            (9,906)           (21,794)
                              --------           --------           --------
Cash flows from
 investing activities:
 Purchase of computers
  and software..........       (17,684)           (12,726)           (26,090)
                              --------           --------           --------
    Net cash used in
     investing..........       (17,684)           (12,726)           (26,090)
                              --------           --------           --------
Cash flows from
 financing activities:
 Proceeds from
  stockholder
  contributions.........        46,091             30,092             12,000
 Proceeds from issuance
  of note payable.......            --                 --             47,000
 Repayment of note
  payable...............            --                 --             (6,000)
                              --------           --------           --------
    Net cash provided by
     financing
     activities.........        46,091             30,092             53,000
                              --------           --------           --------
Net increase in cash and
 cash equivalents.......         6,500              7,460              5,116
Cash and cash
 equivalents, beginning
 of period..............            --                 --              6,500
                              --------           --------           --------
Cash and cash
 equivalents, end of
 period.................      $  6,500           $  7,460           $ 11,616
                              ========           ========           ========
Supplemental noncash
 activity:
 Conversion of note
  payable to equity.....      $     --           $     --           $ 42,025
                              ========           ========           ========

   The accompanying notes are an integral part of these financial statements.

                                BESEEN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

  Basis of presentation:

  BeSeen.com, Inc. (the Company) was incorporated on August 3, 1998 as a Texas corporation. As of that date, all interests in Duncan & Elmore, L.L.C., a Texas limited liability company formed on January 27, 1997, were transferred in exchange for 100,000 shares of BeSeen.com, Inc. common stock. The issuance of these shares is retroactively presented in these financial statements. The Company provides tools for website development and online community interaction.

  Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

  Revenues are derived principally from short-term advertising contracts in which the Company guarantees a minimum number of impressions (a view of an advertisement by a consumer) for a fixed fee. Revenues are recognized ratably over the period in which the advertisement is displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. To the extent minimum guaranteed impressions are not met, the Company defers recognition of the corresponding revenue until the remaining guaranteed impression levels are achieved.

  Revenues derived from monthly subscription services and upgrades are recognized in the period in which the services are provided. The Company records deferred revenues for any amounts received in advance of the completion of the subscription period.

  Revenues from retail sales are recognized in the period in which the goods are shipped. Such revenues have been insignificant to date.

  Cash and Cash Equivalents:

  Cash and cash equivalents are stated at cost. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Computer Equipment and Software:

  Computer equipment and software are recorded at cost and depreciated using the straight-line method over their useful lives of three years. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operations.

  Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

  Computer equipment and software was $17,684 and $ 43,774 at December 31, 1997 and September 30 1998, respectively. Accumulated depreciation was $2,337 and $10,348 at December 31, 1997 and September 30, 1998,
  respectively.

                                BESEEN.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

  Product Development:

  Costs incurred in the development of new products and enhancements to existing products are charged to expense as incurred. Statements of Financial Accounting Standards (SFAS) No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon the Company's product development process, technological feasibility is established upon completion of a working model. Costs incurred by the Company between completion of the working model and the point at which the product is ready for general release are considered to be insignificant.

  Deferred Revenues:

  Deferred revenues primarily represent prepayments by customers for advertising space over a predetermined period.

  Concentration of Credit Risk:

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company performs ongoing credit evaluations, does not require collateral, and maintains reserves for potential credit losses on customer accounts when deemed necessary.

  Recently Issued Accounting Pronouncements:

  In 1997 the Financial Accounting Standards Board issued SFAS No. 130, "Comprehensive Income" and No. 131, "Disclosure About Segments of an Enterprise and Related Information" which are effective for the year ending December 31, 1998. In 1998 the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which is effective for the year ending December 31, 1999. The Company has not yet determined the impact of the implementation of these pronouncements; however, it is not expected to be material to the financial statements.

2. Income Taxes:

  On August 3, 1998, the Company changed its tax status from a Limited Liability Corporation to a C-Corporation. Prior to converting to a C-Corporation, the taxes were the responsibility of the members of the Limited Liability Corporation. There were no significant deferred tax balances at September 30, 1998.

3. Common Stock:

  On August 3, 1998, the Company incorporated as a Texas corporation. On that date, the Corporation issued 1,000 share certificates for every one percent of membership interest to the owners Duncan & Elmore, L.L.C. for a total of 100,000 shares.

4. Related Party Transactions:

  On July 1, 1998, the Company issued a note payable to a contracted technical support employee and investor in the amount of $41,000. As of August 31, 1998, the outstanding principal and accrued interest of $1,025 were converted into 1,121 shares of common stock.

  On April 10, 1998, an interest free loan payable to a Company officer was originated in the amount of $6,000. This loan was repaid on October 8, 1998.

5. Subsequent Event:

  On October 23, 1998 in accordance with the Certificate of Merger and Articles of Merger then dated, LookSmart, Ltd. acquired all of the Company's outstanding shares of common stock, at which time the Company became a wholly owned subsidiary of LookSmart, Ltd.

                         REPORT OF INDEPENDENT AUDITORS

To the Members
Guthy-Renker Internet, LLC

   We have audited the accompanying balance sheets of Guthy-Renker Internet, LLC, a California limited liability company, as of January 3, 1999 and December 31, 1997, and the related statements of operations, members' deficit, and cash flows for the 53 weeks ended January 3, 1999 and the year ended December 31, 1997, respectively. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Guthy-Renker Internet, LLC at January 3, 1999 and December 31, 1997, and the results of its operations and its cash flows for the 53 weeks ended January 3, 1999 and the year ended December 31, 1997, respectively, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Riverside, California
March 24, 1999,
except for Note 6,as to which the date is April 9, 1999

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                                 BALANCE SHEETS

                                                      January 3,   December 31,
                                                         1999          1997
                                                     ------------  ------------
                       Assets
Current assets:
  Accounts receivable............................... $    127,000  $     89,000
  Supplies inventory................................        8,000            --
                                                     ------------  ------------
    Total current assets............................      135,000        89,000
  Equipment.........................................      241,000       212,000
  Accumulated depreciation..........................     (167,000)      (90,000)
                                                     ------------  ------------
                                                           74,000       122,000
                                                     ------------  ------------
    Total assets.................................... $    209,000  $    211,000
                                                     ============  ============
     Liabilities and members' equity (deficit)
Current liabilities:
  Accounts payable.................................. $  1,016,000  $    854,000
  Amounts due to member.............................      735,000       192,000
  Deferred revenue..................................   19,128,000    23,286,000
                                                     ------------  ------------
    Total current liabilities.......................   20,879,000    24,332,000

Contingencies

Members' deficit....................................  (20,670,000)  (24,121,000)
                                                     ------------  ------------
    Total liabilities and members' deficit.......... $    209,000  $    211,000
                                                     ============  ============



                            See accompanying notes.

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                         STATEMENTS OF OPERATIONS

                                                       53 weeks
                                                         Ended     Year Ended
                                                      January 3,  December 31,
                                                         1999         1997
                                                      ----------- ------------
Revenues............................................. $14,712,000 $  7,533,000
Cost of revenues.....................................   2,376,000    1,618,000
                                                      ----------- ------------
Gross profit.........................................  12,336,000    5,915,000
Cost and expenses:
  Sales and marketing expenses.......................   7,348,000   13,352,000
  General and administrative expenses................   1,532,000    2,763,000
                                                      ----------- ------------
    Total costs and expenses.........................   8,880,000   16,115,000
                                                      ----------- ------------
Income (loss) before tax expense.....................   3,456,000  (10,200,000)
Income tax expense...................................       5,000        5,000
                                                      ----------- ------------
    Net income (loss) ............................... $ 3,451,000 $(10,205,000)
                                                      =========== ============




                            See accompanying notes.

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                         STATEMENTS OF MEMBERS' DEFICIT

                         Guthy-Renker    Shim and Sons      Platform
                         Corporation   Enterprises, Inc. Dynamics, Inc.    Total
                         ------------  ----------------- -------------- ------------
Balance at January 1,
 1997................... $ (6,190,000)    $(2,064,000)    $(2,064,000)  $(10,318,000)
  Net loss..............   (6,123,000)     (2,041,000)     (2,041,000)   (10,205,000)
  Distributions to
   members..............   (2,618,000)       (490,000)       (490,000)    (3,598,000)
                         ------------     -----------     -----------   ------------
Balance at December 31,
 1997...................  (14,931,000)     (4,595,000)     (4,595,000)   (24,121,000)
  Net income............    2,761,000         690,000              --      3,451,000
  Transfer of negative
   equity of selling
   member...............   (4,595,000)             --       4,595,000             --
                         ------------     -----------     -----------   ------------
Balance at January 3,
 1999................... $(16,765,000)    $(3,905,000)    $        --   $(20,670,000)
                         ============     ===========     ===========   ============



                            See accompanying notes.

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                            STATEMENTS OF CASH FLOWS

                                                      53 weeks
                                                        Ended      Year Ended
                                                     January 3,   December 31,
                                                        1999          1997
                                                     -----------  ------------
Cash flows from operating activities:
  Net income (loss) ................................ $ 3,451,000  $(10,205,000)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
    Depreciation....................................      77,000        58,000
    Provision for loss on receivables...............     197,000       104,000
    Changes in operating assets and liabilities:
      Accounts receivable...........................    (235,000)      (45,000)
      Supplies inventory............................      (8,000)           --
      Amounts due to member.........................     543,000       192,000
      Accounts payable..............................     162,000       241,000
      Deferred revenues.............................  (4,158,000)   11,179,000
                                                     -----------  ------------
Net cash provided by operating activities...........      29,000     1,524,000
Cash flows from investing activities
  Purchases of equipment............................     (29,000)      (78,000)
Cash flows from financing activities:
  Amount due from member............................          --     2,152,000
  Distributions to members..........................          --    (3,598,000)
                                                     -----------  ------------
Net cash used in financing activities...............          --    (1,446,000)
Net change in cash..................................          --            --
Cash at beginning of year...........................          --            --
                                                     -----------  ------------
Cash at end of year................................. $        --  $         --
                                                     ===========  ============
Supplemental disclosure of cash flow information:
Cash paid for taxes................................. $     5,000  $      5,000
                                                     ===========  ============


                            See accompanying notes.

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                         NOTES TO FINANCIAL STATEMENTS

                                JANUARY 3, 1999

1. Organization and Summary of Significant Accounting Policies

 Organization

   Guthy-Renker Internet, LLC, a California limited liability company (Company), was formed on January 1, 1996. Guthy-Renker Corporation (GRC), Shim and Sons Enterprises, Inc. (SSE) and Platform Dynamics, Inc. (PDI) are members of the Company having a 60%, 20% and 20% interest in the Company, respectively. On May 22, 1998, PDI sold its 20% interest to GRC. As a result of the transaction, GRC has $800,000 of goodwill which has not been pushed down to the Company.

   The Company is in the business of providing Internet-related seminars, selling Internet websites throughout the United States, and hosting Choice Mall, an Internet website. The Company also receives revenues from sales, purchased through the Internet, of GRC products.

   Effective January 1, 1998, the Company changed from a calendar year end to a 52- or 53-week year, ending on the Sunday nearest December 31 each year. For the convenience of the readers, the 52 or 53 weeks ended December 31, 1997 and January 3, 1999 will be referred to as the years ended 1997 and 1998, respectively.

 Operating Agreement

   As set forth in the Operating Agreement (the Agreement), no member is required to make any additional capital contributions other than the initial contributions unless there is unanimous consent of the members.

   Net profits and losses shall be allocated to the members in proportion to their membership interests. Losses should be allocated only to the extent that such allocation will not create a deficit capital account balance. Any excess losses will be reallocated to the other members that have positive capital accounts. Any reallocation will be taken into account in computing subsequent allocations of income.

   During 1997, the Company made distributions in excess of the amounts provided for under the Agreement. In accordance with the Agreement, these overpayments will be withheld from future cash distributions until the overpayments have been recovered.

   The Company pays fees to the members for providing management and other services to the Company. The Company pays GRC a fee equal to 4% of the Company's gross revenues, as defined; SSE a fee of at least $15,000 per month; and PDI a fee of 7% of certain revenues or otherwise $15,000 per month until the dissolution of its member interest. The fees are considered remuneration for services and not distributions of the Company.

   Each member's liability is limited pursuant to the Beverly-Killea Limited Liability Company Act. The term of the Company shall continue until December 31, 2050, unless terminated sooner pursuant to the terms of the Agreement.

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                         NOTES TO FINANCIAL STATEMENTS

 Equipment

   Equipment is stated at cost and is depreciated using the straight-line method based on an estimated useful life of three years.

 Income Taxes

   As a limited liability company, the Company pays no federal income tax and a nominal state LLC surtax; the members include their respective share of profits or losses in their individual federal and state income tax returns.

 Revenue Recognition

   Revenues include Web site design and construction, subscription sales to the virtual mall and product sales. The Company records revenues from Web site design and construction when the Web site is constructed and the customer has accepted it or the contractual obligation has expired. Revenues for the subscription sales are recorded on a monthly basis. Revenues for product sales are recorded when the related products are shipped. The Company offers its services over a broad geographic base and is not dependent on any single customer or market geographic area.

   Deferred revenues represent amounts received from Web site design and construction which are recognized as revenue when the Web site is constructed and the customer has accepted it or the contractual obligation has expired. Deferred revenues related to subscriptions are recognized over the subscription period of up to 12 months.

   Credit is extended based on an evaluation of the customer's financial condition and collateral is generally not required. Credit losses have traditionally been minimal and such losses have been within management's expectation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. Advertising Costs

   Advertising costs are expensed as incurred and are included in sales and marketing expenses. Advertising expenses were $3,212,000 and $5,456,000 for the years ended 1998 and 1997, respectively.

3. Related-Party Transactions

   In accordance with the Agreement (Note 1), the Company pays fees to the members for providing management and other services to the Company. Total fees recognized as expense for amounts paid to GRC, SSE and PDI were $427,000, $334,000 and $23,000 in 1998, and $742,000, $534,000 and $543,000 in 1997,
respectively.

   The Company purchases products from GRC and markets them over the Internet. Cost of revenues paid to GRC approximate $975,000 in 1998. There were no such expenses in 1997.

   Amounts due to GRC for intercompany expenses totaled $735,000 and $192,000 at January 3, 1999 and December 31, 1997, respectively.

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                         NOTES TO FINANCIAL STATEMENTS

4. Contingencies

   The Company is involved with pending litigation which has arisen in the ordinary course of business. Although the outcome of these matters is not presently determinable, management does not expect that the resolution of these matters will have a material adverse impact on the financial condition of the Company.

5. Subsequent Event

   On April 9, 1999, the assets of the Company were sold to a third party.

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                                 BALANCE SHEETS

                                                      January 3,     April 4,
                                                         1999          1999
                                                     ------------  ------------
                                                                   (unaudited)
                       Assets
Current Assets:
  Accounts receivable............................... $    127,000  $      5,000
  Supplies inventory................................        8,000         8,000
                                                     ------------  ------------
    Total current assets............................      135,000        13,000
Equipment...........................................      241,000       255,000
Accumulated depreciation............................     (167,000)     (183,000)
                                                     ------------  ------------
                                                           74,000        72,000
                                                     ------------  ------------
    Total assets.................................... $    209,000  $     85,000
                                                     ============  ============
     Liabilities and members' equity (deficit)
Current liabilities:
  Accounts payable.................................. $  1,016,000  $    789,000
  Amounts due to member.............................      735,000       773,000
  Deferred revenue..................................   19,128,000    19,248,000
                                                     ------------  ------------
    Total current liabilities.......................   20,879,000    20,810,000
Contingencies
Members' deficit....................................  (20,670,000)  (20,725,000)
                                                     ------------  ------------
    Total liabilities and members' deficit.......... $    209,000  $     85,000
                                                     ============  ============

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                         STATEMENTS OF OPERATIONS
                                  (unaudited)

                                                                   Quarter Ended
                                                    13 Weeks Ended   March 31,
                                                    April 4, 1999      1998
                                                    -------------- -------------
Revenues...........................................   $3,335,000    $2,514,000
Cost of revenues...................................    1,171,000       271,000
                                                      ----------    ----------
Gross profit.......................................    2,164,000     2,243,000
Costs and Expenses:
  Sales and marketing expenses.....................    1,793,000     1,743,000
  General and administrative expenses..............      421,000       407,000
                                                      ----------    ----------
    Total costs and expenses.......................    2,214,000     2,150,000
                                                      ----------    ----------
Income (loss) before tax expense...................      (50,000)       93,000
Income tax expense.................................       (5,000)       (5,000)
                                                      ----------    ----------
    Net income (loss)..............................   $  (55,000)   $   88,000
                                                      ==========    ==========

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                            STATEMENTS OF CASH FLOWS
                                  (unaudited)

                                                       13 Weeks
                                                         Ended    Quarter Ended
                                                       April 4,     March 31,
                                                         1999         1998
                                                       ---------  -------------
Cash flows from operating activities:
  Net income (loss)................................... $ (55,000)    $88,000
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities
  Depreciation........................................    16,000      19,000
  Change in operating assets and liabilities:
   Accounts receivable................................   122,000      32,000
   Amounts due to member..............................    38,000     (12,000)
   Accounts payable...................................  (227,000)    (94,000)
   Deferred revenues..................................   120,000     (19,000)
                                                       ---------     -------
Net cash provided by operating activities.............    14,000      14,000
Cash flows from investing activities:
  Purchases of equipment..............................   (14,000)    (14,000)
                                                       ---------     -------
Net change in cash....................................        --          --
Cash at beginning of quarter..........................        --          --
                                                       ---------     -------
Cash at end of quarter................................ $      --     $    --
                                                       =========     =======
Supplemental Information:
Cash paid for taxes................................... $   5,000     $    --
                                                       =========     =======

                           GUTHY-RENKER INTERNET, LLC
                    (a California limited liability company)

                   NOTES TO FINANCIAL STATEMENTS (UNAUDITED)

                                 April 4, 1999

1. Basis of Presentation

   In the opinion of management, the accompanying unaudited financial statements contain all normal recurring adjustments necessary to present fairly the financial position of Guthy-Renker Internet, LLC (Company) as of April 4, 1999 and the results of its operations and its cash flows for the three months ended March 31, 1998 and April 4, 1999. These financial statements should be read in conjunction with the audited financial statements and related notes as of and for the 53 weeks ended January 3, 1999. The operating results for the three months ended March 31, 1998 and 13 weeks ended April 4, 1999 are not necessarily indicative of the results of operations for a full year.

2. Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. Contingencies

   The Company is involved with pending litigation which has arisen in the ordinary course of business. Although the outcome of these matters is not presently determinable, management does not expect that the resolution of these matters will have a material adverse impact on the financial condition of the Company.

4. Subsequent Event

   On April 9, 1999, the assets of the Company were sold to a third party.

                       Report of Independent Accountants

To the Board of Directors and Shareholder of ITW NewCorp, Inc.

   In our opinion, the accompanying balance sheets and the related statements of operations, stockholder's equity and cash flows present fairly, in all material respects, the financial position of ITW NewCorp, Inc., successor to Inside the Web, Inc., at December 31, 1997 and 1998, and March 31, 1999, the results of its operations and its cash flows for each of the years ended December 31, 1997 and 1998 and the three months ended March 31, 1999 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 4, 1999

                               ITW NEWCORP, INC.

                                 BALANCE SHEETS

                                                        December 31,
                                                      ----------------  March
                                                       1997     1998   31, 1999
                                                      ------- -------- --------
                       ASSETS
Current assets:
  Cash and cash equivalents.......................... $ 1,737 $  1,412 $ 22,540
  Trade accounts receivable..........................  10,878  135,123  125,556
  Other current assets...............................   3,208       41       41
                                                      ------- -------- --------
    Total current assets.............................  15,823  136,576  148,137
Property and equipment, net..........................   3,571    7,228    8,659
                                                      ------- -------- --------
    Total assets..................................... $19,394 $143,804 $156,796
                                                      ======= ======== ========

        LIABILITIES AND STOCKHOLDER'S EQUITY

Current liabilities:
  Trade accounts payable............................. $    -- $  1,976 $  5,058
  Credit card and other liabilities..................   7,998    8,371    2,483
                                                      ------- -------- --------
    Total liabilities................................   7,998   10,347    7,541
                                                      ------- -------- --------
Stockholder's equity:
  Common stock, $.01 par value; 1,000 shares
   authorized; 100 issued and outstanding............       1        1        1
  Additional paid-in capital.........................     428    6,436    6,436
  Retained earnings..................................  10,967  127,020  142,818
                                                      ------- -------- --------
    Total stockholder's equity.......................  11,396  133,457  149,255
                                                      ------- -------- --------
      Total liabilities and stockholder's equity..... $19,394 $143,804 $156,796
                                                      ======= ======== ========


   The accompanying notes are an integral part of these financial statements

                               ITW NEWCORP, INC.

                            STATEMENTS OF OPERATIONS

                                             Years Ended        Three Months
                                             December 31,     Ended March 31,
                                           -----------------  -----------------
                                            1997      1998     1998      1999
                                           -------  --------  -------  --------
Revenues.................................. $37,458  $389,285  $28,124  $193,408
Cost of revenues..........................   7,967   119,469    8,104    68,618
                                           -------  --------  -------  --------
    Gross margin..........................  29,491   269,816   20,020   124,790
                                           -------  --------  -------  --------

Operating expenses:
  Sales and marketing.....................      87    23,903       12    24,321
  General and administrative..............  10,861    70,006    6,008    57,504
  Research and development................   9,161    58,422    9,374    27,053
                                           -------  --------  -------  --------
    Total operating expenses..............  20,109   152,331   15,394   108,878
                                           -------  --------  -------  --------
    Income from operations................   9,382   117,485    4,626    15,912
Interest expense..........................    (124)   (1,432)    (371)     (114)
                                           -------  --------  -------  --------
    Net income............................ $ 9,258  $116,053  $ 4,255  $ 15,798
                                           =======  ========  =======  ========


   The accompanying notes are an integral part of these financial statements

                               ITW NEWCORP, INC.

                       STATEMENT OF STOCKHOLDER'S EQUITY

                                Common Stock  Additional              Total
                                -------------  Paid In   Retained Stockholder's
                                Shares Amount  Capital   Earnings    Equity
                                ------ ------ ---------- -------- -------------
Balance at January 1, 1997.....  100    $ 1     $    8   $  1,709   $  1,718
Capital contributions..........   --     --        420         --        420
Net income.....................   --     --         --      9,258      9,258
                                 ---    ---     ------   --------   --------
Balance at December 31, 1997...  100      1        428     10,967     11,396
Capital contributions..........   --     --      6,008         --      6,008
Net income.....................   --     --         --    116,053    116,053
                                 ---    ---     ------   --------   --------
Balance at December 31, 1998...  100      1      6,436    127,020    133,457
Net income ....................   --     --         --     15,798     15,798
                                 ---    ---     ------   --------   --------
Balance at March 31, 1999 .....  100    $ 1     $6,436   $142,818   $149,255
                                 ===    ===     ======   ========   ========



   The accompanying notes are an integral part of these financial statements.

                               ITW NEWCORP, INC.

                            STATEMENTS OF CASH FLOWS

                                             Years Ended       Three Months
                                            December 31,      Ended March 31,
                                          ------------------  ----------------
                                           1997      1998      1998     1999
                                          -------  ---------  -------  -------
Cash flows from operating activities:
  Net income............................. $ 9,258  $ 116,053  $ 4,255  $15,798
  Adjustments to reconcile net income to
   net cash used in operating activities:
    Depreciation and amortization........     308      2,124      437      841
    Changes in operating assets and
     liabilities:
     Decrease (increase) in assets:
      Trade accounts receivable..........  (9,430)  (124,245)  (8,937)   9,567
      Other current assets...............  (3,070)     3,167    3,117       --
     Decrease (increase) in liabilities:
      Trade accounts payable.............      --      1,976    2,670    3,082
      Credit card and other liabilities..   7,192        373      480   (5,888)
                                          -------  ---------  -------  -------
      Net cash provided by (used) in
       operating activities..............   4,258       (552)   2,022   23,400
                                          -------  ---------  -------  -------

Cash flows from investing activities:
  Purchases of property and equipment....  (3,879)    (5,781)  (2,039)  (2,272)
                                          -------  ---------  -------  -------
      Net cash used in investing
       activities........................  (3,879)    (5,781)  (2,039)  (2,272)
                                          -------  ---------  -------  -------

Cash flows from financing activities:
  Proceeds from stockholder
   contributions.........................     420      6,008       --       --
                                          -------  ---------  -------  -------
      Net cash provided by financing
       activities........................     420      6,008       --       --
                                          -------  ---------  -------  -------
      Net increase (decrease) in cash and
       cash equivalents..................     799       (325)     (17)  21,128
Cash and cash equivalents, beginning of
 period..................................     938      1,737    1,737    1,412
                                          -------  ---------  -------  -------

Cash and cash equivalents, end of
 period.................................. $ 1,737  $   1,412  $ 1,720  $22,540
                                          =======  =========  =======  =======

Supplemental disclosure of cash flow
 information:
  Cash paid for interest................. $   124  $   1,432  $   371  $   114
                                          =======  =========  =======  =======


   The accompanying notes are an integral part of these financial statements

                               ITW NEWCORP, INC.

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

  Basis of Presentation:

  ITW NewCorp, Inc. was incorporated March 9, 1999 and is the successor to Inside the Web, Inc., which was incorporated on August 5, 1998. The corporations are the successors to a sole proprietorship founded in September 1994. The corporations and sole proprietorship are referred to hereafter as "the Company". The Company provides free customized message board systems for existing Internet sites. Upon incorporation, the Company issued 100 shares of common stock with a par value of $0.01 to the former sole proprietor in exchange for the assets and liabilities of the sole proprietorship. This issuance of common stock has been retroactively presented in these financial statements and all assets and liabilities have been presented at their historical basis.

  Use of Estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue Recognition:

  Revenues are derived principally from short-term advertising contracts. Revenues are recognized as impressions (a view of an advertisement by a consumer) are delivered, provided that no other significant obligations remain and collection of the resulting receivable is probable. The Company does not guarantee a minimum number of impressions to be delivered nor a minimum time period for which impressions will be delivered.

  Cash and Cash Equivalents:

  Cash and cash equivalents are stated at cost. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

  Fair Value of Financial Instruments:

  The Company's financial instruments, including cash and cash equivalents, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the relatively short maturity of those instruments.

  Property and Equipment:

  Property and equipment are recorded at cost and depreciated using the straight-line method over their useful lives of three years for computer equipment and five years for furniture and fixtures. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their accounts, and any gain or loss on such sale or disposal is reflected in operations.

  Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

                               ITW NEWCORP, INC.

                         NOTES TO FINANCIAL STATEMENTS


  Concentration of Credit Risk:

  The Company has used two third-party marketing companies to generate more than 90% of its revenues for the years ended December 31, 1997 and 1998, and for the three month period ended March 31, 1999. As of December 31, 1997 and 1998 and March 31, 1999 receivables from these third party marketing companies exceeded 90% of total accounts receivable.

  Comprehensive Income:

  The Company adopted the provisions of Statement of Financial Accounting Standards No. 130 (SFAS No. 130), "Comprehensive Income". SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity (net assets) during a period from nonowner sources. To date, the Company has not had any transactions that are required to be included in comprehensive income other than net income.

  Segment Information:

  In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 (SFAS No. 131), "Disclosures about Segments of an Enterprise and Related Information". This statement establishes standards for the way companies report information about operating segments in financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. In accordance with the provisions of SFAS No. 131, the Company has determined that it does not have any separately reportable operating segments.

  Recently Issued Accounting Pronouncements:

  In 1998, the Financial Accounting Standards Board issued SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," and No. 133, "Accounting for Derivative Instruments and Hedging Activities," which are effective for the year ending December 31, 1999. The Company has not yet determined the impact of the implementation of these pronouncements; however, it is not expected to be material to the financial statements.

  In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1), which provides guidance for determining whether computer software is internal-use software and accounting for the proceeds of computer software originally developed or obtained for internal use and then subsequently sold to the public. SOP 98-1 also provides guidance on capitalization of the costs incurred for computer software developed or obtained for internal use. The Company does not expect the adoption of SOP 98-1 to have a material effect on the financial statements.

                               ITW NEWCORP, INC.

                         NOTES TO FINANCIAL STATEMENTS


2. Property and Equipment:

   Property and equipment consisted of the following at:

                                December 31,
                                -------------  March 31,
                                 1997   1998     1999
                                ------ ------ -----------
                                              (unaudited)
     Computer equipment........ $3,879 $9,660   $10,863
     Furniture and fixtures....     --     --     1,069
                                ------ ------   -------
                                 3,879  9,660    11,932
     Less accumulated
      depreciation and
      amortization.............    308  2,432     3,273
                                ------ ------   -------
       Property and equipment,
        net.................... $3,571 $7,228   $ 8,659
                                ====== ======   =======

3. Income Taxes:

  At August 5, 1998, the Company elected and continues to be treated as an S-corporation for tax purposes. Prior to this, the Company was a sole proprietorship. As an S-corporation, the Company's income and expenses are passed through to its stockholder rather than being taxed at the corporation level. The Company is not required to pay any federal or state taxes.

4. Common Stock:

  On March 9, 1999, the Company reincorporated as a Florida corporation. The Company is authorized to issue 1,000 shares of common stock with a par value of $0.01 per share.

5. Subsequent Events:

  Subsequent to March 31, 1999, the Company sold substantially all of its assets to LookSmart, Ltd.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of LookSmart, Ltd. and Subsidiaries:

   In our opinion, the accompanying balance sheet and the related statement of operations, stockholders' deficit and cash flows present fairly, in all material respects, the financial position of HomeBase Directories Pty Ltd at July 24, 1996, and the results of its operations and its cash flows for the period from January 1, 1996 to July 24, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
June 4, 1999

                         HOMEBASE DIRECTORIES PTY LTD.
                        (Predecessor to LookSmart, Ltd.)

                                 BALANCE SHEET

                                                                    July 24,
                                                                      1996
                                                                   -----------
                              Assets
Current assets:
  Cash............................................................ $    36,408
  Prepaid expenses................................................      15,291
  Other current assets............................................         791
                                                                   -----------
    Total current assets..........................................      52,490
Plant and equipment, net..........................................     281,937
                                                                   -----------
    Total assets.................................................. $   334,427
                                                                   ===========
              Liabilities and Stockholders' Deficit
Current liabilities:
  Accounts payable................................................ $   215,148
  Notes payable...................................................   1,479,781
  Accrued liabilities.............................................      73,559
                                                                   -----------
    Total current liabilities.....................................   1,768,488
                                                                   -----------
    Total liabilities.............................................   1,768,488
                                                                   -----------
Stockholders' deficit:
  Common stock, $1 par value, 100,000 shares authorized; 12 shares
   issued and outstanding at July 24, 1996........................ $        12
  Additional paid-in capital......................................      53,321
  Cumulative translation adjustment...............................     (35,219)
  Accumulated deficit.............................................  (1,452,175)
                                                                   -----------
    Total stockholders' deficit...................................  (1,434,061)
                                                                   -----------
    Total liabilities and stockholders' deficit................... $   334,427
                                                                   ===========



   The accompanying notes are an integral part of these financial statements

                         HOMEBASE DIRECTORIES PTY LTD.
                        (Predecessor to LookSmart, Ltd.)

                            STATEMENT OF OPERATIONS

                                                                     For the
                                                                   Period From
                                                                   January 1,
                                                                     1996 to
                                                                    July 24,
                                                                      1996
                                                                   -----------
Operating expenses:
  Sales and marketing............................................. $   271,997
  General and administrative......................................     568,403
  Product development.............................................     545,272
                                                                   -----------
    Total operating expenses......................................   1,385,672
                                                                   -----------
Loss from operations..............................................  (1,385,672)
Interest expense, net.............................................     (42,391)
                                                                   -----------
    Net loss...................................................... $(1,428,063)
                                                                   ===========





   The accompanying notes are an integral part of these financial statements

                         HOMEBASE DIRECTORIES PTY LTD.
                        (Predecessor to LookSmart, Ltd.)

                       STATEMENT OF STOCKHOLDERS' DEFICIT

                         Common Stock  Additional Cumulative                   Total
                         -------------  Paid In   Translation Cumulative   Stockholders'
                         Shares Amount  Capital   Adjustment    Deficit       Deficit
                         ------ ------ ---------- ----------- -----------  -------------
Balances at January 1,
 1996...................   12    $12    $    --    $    139   $   (24,112)  $   (23,961)
Stockholder
 contribution...........   --     --     53,321          --            --        53,321
Foreign currency
 translation
 adjustment.............   --     --         --     (35,358)           --       (35,358)
Net loss................   --     --         --          --    (1,428,063)   (1,428,063)
                          ---    ---    -------    --------   -----------   -----------
Balances at July 24,
 1996...................   12    $12    $53,321    $(35,219)  $(1,452,175)  $(1,434,061)
                          ===    ===    =======    ========   ===========   ===========



   The accompanying notes are an integral part of these financial statements

                         HOMEBASE DIRECTORIES PTY LTD.
                        (Predecessor to LookSmart, Ltd.)

                            STATEMENT OF CASH FLOWS

                                                              For the period
                                                           from January 1, 1996
                                                             to July 24, 1996
                                                           --------------------
Cash flows from operating activities:
  Net loss................................................     $(1,428,063)
  Adjustments to reconcile net loss to net cash provided
   by operating activities:
    Depreciation expense..................................          34,201
    Changes in operating assets and liabilities:
    Increase in prepaid expenses..........................         (14,023)
    Increase in other current assets......................            (773)
    Increase in accounts payable..........................         137,146
    Increase in accrued liabilities.......................          77,290
                                                               -----------
      Net cash used in operating activities...............      (1,194,222)
Cash flows from investing activities:
  Purchases of plant and equipment........................        (268,267)
                                                               -----------
      Net cash used in investing activities...............        (268,267)
Cash flows from financing activities:
  Proceeds from note payable..............................       1,048,073
                                                               -----------
      Net cash provided by financing activities...........       1,048,073
                                                               -----------
      Decrease in cash....................................        (414,416)
Cash and cash equivalents, beginning of period............         450,824
                                                               -----------
Cash and cash equivalents, end of period..................     $    36,408
                                                               ===========




   The accompanying notes are an integral part of these financial statements

                         HOMEBASE DIRECTORIES PTY LTD.
                        (Predecessor to LookSmart, Ltd.)

                         NOTES TO FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies:

 Basis of Presentation:

   HomeBase Directories Pty Ltd. (Company) was incorporated on September 11, 1995 in Melbourne, Australia and is the predecessor to LookSmart, Ltd. The Company's activities consisted of developing comprehensive Internet navigation services. On July 24, 1996, the Company sold substantially all assets and liabilities to NetGet Ltd.

 Use of Estimates:

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Revenue Recognition:

   Interest revenue is recognized as it is earned. No revenues have been derived from the Company's product to date.

 Cash and Cash Equivalents:

   Cash and cash equivalents are stated at cost. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Fair Value of Financial Instruments:

   The Company's financial instruments, including cash and cash equivalents, notes payable and accounts payable, are carried at cost, which approximates fair value due to the short maturity of those instruments.

 Plant and Equipment:

   Plant and equipment are recorded at cost and depreciated using the straight-line method over their useful lives, which is three years for computer equipment and five years for furniture and fixtures. Leasehold improvements are depreciated over the shorter of five years or the lease term. When assets are retired or otherwise disposed of, the cost and accumulated depreciation are removed from their respective accounts, and any gain or loss on such sale or disposal is reflected in operations.

   Maintenance and repairs are charged to expense as incurred. Expenditures which substantially increase an asset's useful life are capitalized.

 Foreign Currency Translation:

   The accounts of the Company are translated into U.S. dollars, the functional currency, at period end rates of exchange. Revenues and expenses are translated at average rates for the period. The

                         HOMEBASE DIRECTORIES PTY LTD.
                        (Predecessor to LookSmart, Ltd.)

                         NOTES TO FINANCIAL STATEMENTS

resulting translation adjustments are shown as a separate component of stockholders' equity. Gains and losses from foreign currency transactions are included in the determination of operations and are not material.

2. Plant and Equipment:

   Plant and equipment at July 24, 1996 consisted of the following:

       Computer equipment............................................. $255,930
       Furniture and fixtures.........................................    3,826
       Leasehold improvements.........................................   56,382
                                                                       --------
                                                                        316,138
         Less accumulated depreciation................................  (34,201)
                                                                       --------
           Plant and equipment, net................................... $281,937
                                                                       ========

3. Income Taxes:

   For the period ended July 24, 1996, no income tax provision was recorded, as the Company did not have taxable income.

   The primary components of the net deferred tax asset are as follows:

                                                                      July 24,
                                                                        1996
                                                                      ---------
       Net operating loss carryforwards.............................. $ 495,350
       Less valuation allowance......................................  (495,350)
                                                                      ---------
                                                                      $      --
                                                                      =========

   Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, the Company has placed a valuation allowance against its otherwise recognizable net deferred tax asset.

4. Notes Payable:

   During 1995 and 1996, the Company borrowed $1,479,781 from a strategic partner, and issued a note for the same amount.

5. Related Party Transactions:

   During 1996, the company purchased plant and equipment from asia.java.com Pty Ltd, the Company's parent company, for $10,856.

                                  UNDERWRITING

   LookSmart and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. With some conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., BancBoston Robertson Stephens Inc. and Hambrecht & Quist LLC are the representatives of the underwriters.

                           Underwriter                          Number of Shares
   Goldman, Sachs & Co. .......................................
   BancBoston Robertson Stephens Inc. .........................
   Hambrecht & Quist LLC.......................................
                                                                ----------------
     Total.....................................................        9,000,000
                                                                ================

                                ---------------

   The underwriting agreement provides that if any of the shares of common stock are purchased by the underwriters, all of the shares of common stock that the underwriters have agreed to purchase under the underwriting agreement, must be purchased. If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 1,350,000 shares from LookSmart to cover such sales. They may exercise that option for 30 days. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

   The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by LookSmart. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                  Paid by LookSmart
                                                       No Exercise Full Exercise
  Per Share........................................... $           $
  Total............................................... $           $

   Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $    per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

   LookSmart and its directors, officers, employees and other stockholders have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This restriction does not apply to any issuances under LookSmart's existing employee benefit plans or pursuant to an acquisition transaction, provided that any person who acquires securities in an acquisition transaction agrees to be bound by the restriction for any remaining period. See "Shares Eligible for Future Sale" for a discussion of transfer restrictions.

   Prior to this offering, there has been no public market for the common stock. The initial public offering price for the common stock will be negotiated among LookSmart and the representatives of the underwriters. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be LookSmart's historical performance, estimates of LookSmart's business potential and earnings prospects, an assessment of LookSmart's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

   The common stock has been approved for quotation on the Nasdaq National Market under the symbol "LOOK", subject to notice of issuance.

   In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

   The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of this underwriter in stabilizing or short-sale covering transactions.

   These activities by the underwriters may stabilize, maintain or affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market.

   The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

   The underwriters have reserved for sale, at the initial public offering price, up to 781,000 shares of common stock offered in this offering for individuals designated by LookSmart who have expressed an interest in purchasing the shares of common stock in the offering. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not purchased by these persons will be offered by the underwriters to the general public on the same basis as other shares offered in this offering.

   LookSmart estimates that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,300,000.

   LookSmart has agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act of 1933.

   In LookSmart's March 1999 private placement of Series C preferred stock, Hambrecht & Quist California, the parent company of Hambrecht & Quist LLC, purchased 39,000 shares of Series C preferred stock for $195,000. In addition, the Hambrecht & Quist Employee Venture Fund, L.P. II and the Access Technology Partners Brokers Fund, L.P. purchased an aggregate of 18,500 shares of Series C preferred stock for $92,500. All of the limited partnership interests of these two funds are held by employees of Hambrecht & Quist California or Hambrecht & Quist LLC, and the general partner of both of these funds is H&Q Venture Management LLC, a subsidiary of Hambrecht & Quist California. Some employees of Hambrecht & Quist LLC also purchased an aggregate of 26,500 shares of Series C preferred stock in the private placement for approximately $132,500, and H&Q Venture Management LLC and two employees of Hambrecht & Quist California together own a 1.0% general partnership interest in a partnership that purchased 315,999 shares of Series C preferred stock in the private placement. The purchases described above were made on the same terms as those made by other investors in the private placement, including the purchase price of $5.00 per share. The shares of Series C preferred stock beneficially owned by Hambrecht & Quist LLC and its affiliates have been deemed by the National Association of Securities Dealers, Inc. to be underwriting compensation.

                             DESCRIPTION OF ARTWORK

   [The inside back cover includes a graphic representation of LookSmart's network. The LookSmart logo appears at the center of the graphic. Emanating from the LookSmart logo are (clockwise from the top) the logos of the Microsoft Network, Netscape, Cox Interactive, and Netzero, a shaded oval with the text "220 ISPs," and the logos of Blue Mountain Arts, Excite, and PBS.]

   Heading for the graphic: look at our network.

   One statement appears beneath the graphic, with text as follows:

   Our high quality, proprietary directory of Internet content is also accessible to millions of users through our distributed network. In May 1999 alone, nearly 43 million unique visitors accessed looksmart.com and the websites of our licensees. Source: Media Metrix.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

   No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                ---------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  19
Use of Proceeds..........................................................  20
Dividend Policy..........................................................  20
Capitalization...........................................................  21
Dilution.................................................................  22
Selected Consolidated Financial Data.....................................  23
Management's Discussion and Analysis of Financial Condition and Results
 of Operations ..........................................................  24
Business.................................................................  41
Management...............................................................  53
Certain Transactions.....................................................  62
Principal Stockholders...................................................  65
Description of Capital Stock ............................................  67
Shares Eligible for Future Sale..........................................  70
Legal Matters............................................................  72
Experts..................................................................  72
Where You Can Find More Information......................................  73
Index to the Financial Statements........................................ F-1
Underwriting............................................................. U-1

                                ---------------

   Through and including      , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             9,000,000 Shares

                                LookSmart, Ltd.

                                 Common Stock

                                ---------------

                     [LOGO OF LOOKSMART(SM) APPEARS HERE]

                                ---------------

                             Goldman, Sachs & Co.

                         BancBoston Robertson Stephens

                               Hambrecht & Quist

                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     Information Not Required In Prospectus

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth all expenses to be paid by the Registrant, other than the underwriting discounts and commissions payable by the Registrant in connection with the sale of the common stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                       Amount
                                                                     to be Paid
                                                                     ----------
Registration fee.................................................... $   49,874
NASD filing fee.....................................................     18,440
Nasdaq National Market System listing fee...........................     95,000
Printing and engraving expenses.....................................    250,000
Legal fees and expenses.............................................    400,000
Accounting fees and expenses........................................    300,000
Transfer agent and registrar fees...................................     10,000
Miscellaneous expenses..............................................    176,686
                                                                     ----------
  Total............................................................. $1,300,000
                                                                     ==========

Item 14. Indemnification of Officers and Directors.

   Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors and other corporate agents under certain circumstances and subject to certain limitations. The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, the Registrant intends to enter into separate indemnification agreements with its directors, officers and certain employees which would require the Registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature). The Registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

   These indemnification provisions and the indemnification agreement to be entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

   The Registrant intends to obtain in conjunction with the effectiveness of the Registration Statement a policy of directors' and officers' liability insurance that insures the Registrant's directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

   The underwriting agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15. Recent Sales of Unregistered Securities.

   Since our incorporation in July 1996, we have sold and issued the following securities:

    (1) On July 24, 1996, we issued 119,640,000 shares of common stock to two founding stockholders for an aggregate consideration of $19,940.00.

    (2) On September 22, 1997, we repurchased 101,640,000 shares of our common stock from one founding stockholder for the aggregate repurchase price of $16,940.00 in exchange for the issuance of a warrant to purchase 9,000,000 shares of common stock and a promissory note in the aggregate amount of $1,500,000. Such warrant has an exercise price of $0.00017 per share.

    (3) On January 5, 1998, we issued a warrant for 1,500,000 shares of mandatorily redeemable convertible preferred stock (Series A) to a bank in connection with a line of credit agreement for an aggregate purchase price of $534,400.00.

    (4) On February 1, 1998, we issued to one investor a convertible promissory note in the aggregate amount of $250,000.00, mandatorily redeemable for preferred stock (Series A).

    (5) On February 5, 1998, we issued to two investors convertible promissory notes in the aggregate amount of $250,000.00, mandatorily redeemable for preferred stock (Series A).

    (6) On March 7, 1998, we issued to one investor a convertible promissory note in the aggregate amount of $50,000.00, mandatorily redeemable for preferred stock (Series A).

    (7) On March 12, 1998, we issued to one investor a convertible promissory note in the aggregate amount of $75,000.00, mandatorily redeemable for preferred stock (Series A).

    (8) On March 26, 1998, we issued a warrant for 1,010,412 shares of mandatorily redeemable convertible preferred stock (Series A) to one investor for an aggregate purchase price of $359,976.12.

    (9) On March 27, 1998, we issued to one investor a convertible promissory note in the aggregate amount of $1,500,000, mandatorily redeemable for preferred stock (Series A).

    (10) On April 6, 1998, we issued to one investor a warrant for 336,804 shares for an aggregate purchase price of $56,134.00 and a convertible promissory note in the aggregate amount of $500,000.00, both for mandatorily redeemable convertible preferred stock (Series A).

    (11) On May 6, 1998, we issued 1,057,500 shares of common stock to one director for an aggregate consideration of $8,906.25.

    (12) On May 7, 1998, we issued 6,352,614 shares of Series A to seven investors for an aggregate consideration of $2,287,493.39, we issued 14,327,748 shares of Series B to one investor for an aggregate consideration of 6,004,997.98, and we issued a warrant to purchase 1,500,000 shares of common stock to one investor for an aggregate purchase price of $3,750,000.00 and warrants to purchase an aggregate of 3,024,924 shares of Series A to two investors for an aggregate of $1,267,846.48.

    (13) On September 10, 1998, we issued a warrant to purchase 480,000 shares of common stock to one investor for an aggregate purchase price of $200,800.00.

    (14) On October 23, 1998, we issued 6,000,000 shares of Series 1 Junior Preferred to seven investors for an aggregate of $2,900,000.00 in connection with the acquisition of BeSeen.com, Inc. as a wholly-owned subsidiary.

    (15) On March 24, 1999, we issued 12,007,590 shares of Series C to 45 investors for an aggregate of $60,037,950.00, and a warrant to purchase 439,999 shares of Series C to one investor for an aggregate purchase price of $2,199,997.50. One April 26, 1999, we issued 75,939 shares of Series C Preferred Stock to 14 investors for an aggregate of $379,695.00.

    (16) On April 9, 1999, we issued 2,550,000 shares of common stock to one investor for the aggregate consideration of $6,375,000.00 in connection with an asset purchase.

    (17) On June 9, 1999, we issued warrants to purchase an aggregate of 540,000 shares of common stock to 4 investors for an aggregate consideration of $675,000 in connection with an asset purchase.

    (18) Since our incorporation, we have issued, and there remain outstanding, options to purchase an aggregate of 12,285,139 shares of common stock with exercise prices ranging from $0.00953 to $12.00 per share. Since our incorporation, options to purchase 2,313,212 shares of common stock have been exercised for an aggregate consideration of $49,910.02.

   There were no underwriters employed in connection with any of the transactions set forth in Item 15.

   The issuances of securities described in Items 15(1), (4), (5), (7), (9),
(12), and (15) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) and on Regulation S of the Securities Act as transactions by an issuer not involving a public offering and the offer and sale of securities to non-U.S. investors. The issuance of securities described in Items 15(2), (3), (6), (10), (11), (13), (16) and (17) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering. The issuance of securities described in item 15(14) were deemed to be exempt from registration in reliance on Sections (2) and 4(6) of the Securities Act. The issuances of securities described in Item 15(18) were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) or Rule 701 promulgated thereunder as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about the Registrant or had access, through employment or other relationships, to such information.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1*    Form of Underwriting Agreement
  3.1*    Certificate of Incorporation as currently in effect
  3.2*    Form of Restated Certificate of Incorporation (to be filed with the
          Delaware Secretary of State prior to the closing of the offering covered by this Registration Statement)
  3.3*    Bylaws as currently in effect
  3.4*    Form of Bylaws (to be adopted upon the completion of the offering covered by this Registration Statement)
  4.1*    Form of Specimen Stock Certificate
  4.2*    Second Amended and Restated Investor Rights Agreement dated March
          24, 1999
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, regarding legality of the securities being issued
 10.1*    Form of Indemnification Agreement, to be entered into between the
          Registrant and each of its directors and officers, to become effective upon the closing of the offering made under this
          Registration Statement
 10.2*    Amended and Restated 1998 Stock Plan
 10.3*    1999 Employee Stock Purchase Plan
 10.4+    License and Update Agreement with Microsoft Corporation
 10.5+*   Asset Purchase Agreement with Guthy-Renker Internet, LLC
 10.6+*   Agreement and Plan of Reorganization with BeSeen.com, Inc.
 10.7 *   Procurement and Trafficking Agreement with DoubleClick, Inc.

 Exhibit
 Number  Description of Document
 ------- -----------------------
 10.8+*   Development Agreement with Cox Interactive Media, Inc.
 10.9+*   Premier Positions on US Search Pages with Netscape Communications
          Corporation
 10.9A+*  1999-2000 U.S. Net Search Premier Provider Agreement with Netscape
          Communications Corporation.
 10.10+*  PBS Group Sponsorship Agreement
 10.10A*  Agreement with Educational Broadcasting Corporation regarding Chefs of Cucina Amore, dated June 18, 1999
 10.10B*  Agreement with Educational Broadcasting Corporation regarding Great
          Food, dated June 18, 1999
 10.10C*  Agreement with Educational Broadcasting Corporation regarding Master
          Chef USA, dated June 18, 1999
 10.10D*  Agreement with WGBH Educational Foundation regarding Mystery!, dated
          June 7, 1999
 10.10E*  Agreement with Children's Television Workshop regarding Sesame
          Street, dated June 28, 1999
 10.11*   Sublease Agreement with Wired Ventures, Inc. for property located at
          660 Third Street, San Francisco, California, dated December 2, 1998
 10.12*   Lease Agreement with 487 Bryant Street, LLC for property located at
          487 Bryant Street, San Francisco, California, dated May 4, 1998
 10.13*   Sublease Agreement with Skidmarks, Inc. for property located at 550
          Bryant Street, San Francisco, California, dated November 18, 1998
 10.14*   Sublease Agreement with Jaran, Inc. for property located at 275
          Brannan Street, San Francisco, California, dated April 30, 1999
 10.15*   Lease Agreement with Rosenberg SOMA Investments III, LLC for property located at 625 Second Street, San Francisco, California, dated May 5, 1999
 10.16*   Consent to Sublease Agreement with Ninety Park Property LLC, and
          First Manhattan Consulting Group Inc. for property located at 90
          Park Avenue, New York, New York, dated October 22, 1998
 10.17*   Lease Agreement with Euro Asia Properties Pty Ltd for property located at Level 5, 388 Lonsdale Street, Melbourne, Australia, dated
          September 1, 1998
 10.18*   Lease Agreement with Tonicalon Pty Limited for property located at
          Level 3, 68 Alfred Street, Milsons Point, Sydney, Australia, dated
          June 1, 1999
 10.19*   Summary Plan Description of 401(k) Plan
 21.1*    List of Subsidiary
 23.1     Consent of PricewaterhouseCoopers LLP (LookSmart, Ltd.)
 23.2     Consent of PricewaterhouseCoopers LLP (BeSeen.com, Inc.)
 23.3     Consent of Ernst & Young LLP (Guthy-Renker Internet, LLC)
 23.4     Consent of PricewaterhouseCoopers LLP (ITW NewCorp, Inc.)
 23.5     Consent of PricewaterhouseCoopers LLP (HomeBase Directories Pty
          Ltd.)
 23.6*    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in Exhibit 5.1)
 24.1*    Power of Attorney (contained in the signature page to this
          Registration Statement)
 27.1*    Financial Data Schedule

--------
+  confidential treatment requested
*  previously filed

(b) Financial Statement Schedules.

   Schedule II--Valuation and Qualifying Accounts.

Item 17. Undertakings

   The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification by the Registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

    (17) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, County of San Francisco, State of California, on the day of August 19, 1999.

                                          LOOKSMART, LTD.

                                                       Evan Thornley*
                                          By: _________________________________
                                               Evan Thornley, Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                           Title                    Date
              ---------                           -----                    ----

            Evan Thornley*             Chairman, Chief Executive      August 19, 1999
______________________________________  Officer and Director
           (Evan Thornley)              (Principal Executive
                                        Officer)

            Tracey Ellery*             President, Director            August 19, 1999
______________________________________
           (Tracey Ellery)

        /s/ Patricia Cole              Chief Financial Officer        August 19, 1999
______________________________________  (Principal Financial and
           (Patricia Cole)              Accounting Officer)

          Anthony Castagna*            Director                       August 19, 1999
______________________________________
          (Anthony Castagna)
             Paul Riley*               Director                       August 19, 1999
______________________________________
             (Paul Riley)

           Robert J. Ryan*             Director                       August 19, 1999
______________________________________
           (Robert J. Ryan)

           Scott Whiteside*            Director                       August 19, 1999
______________________________________
          (Scott Whiteside)

        /s/ Patricia Cole
*By:_____________________________
          Patricia Cole
        Attorney-in-fact

       REPORT OF INDEPENDENT ACCOUNTANTS ON FINANCIAL STATEMENT SCHEDULE

Board of Directors and Stockholders of LookSmart, Ltd. and Subsidiaries:

   We have audited the financial statements of LookSmart, Ltd. and subsidiaries as of December 31, 1997 and 1998 and for the period from July 19, 1996 (inception) to December 31, 1996 and for each of the two years in the period ended December 31, 1998, and have issued our report thereon dated May 7, 1999. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

San Francisco, California
May 7, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                                 (in thousands)

                        LookSmart, Ltd. and Subsidiaries

                                                                        Balance
                                       Balance at Charged to            at End
                                       Beginning  Costs and               of
             Description               of Period   Expenses  Deductions Period
             -----------               ---------- ---------- ---------- -------
Period from July 19, 1996 (inception)
 to December 31, 1996:
  Deferred tax valuation allowance...    $  --      $  986     $ --     $  986
                                         ------     ------     -----    ------
    Total............................    $  --      $  986     $ --     $  986
                                         ======     ======     =====    ======
Year ended December 31, 1997:
  Deferred tax valuation allowance...    $  986     $3,191     $ --     $4,177
                                         ------     ------     -----    ------
    Total............................    $  986     $3,191     $ --     $4,177
                                         ======     ======     =====    ======
Year ended December 31, 1998:
  Allowance for doubtful accounts....    $  --      $  127     $ --     $  127
  Deferred tax valuation allowance...     4,177      4,657       --      8,834
                                         ------     ------     -----    ------
    Total............................    $4,177     $4,784     $ --     $8,961
                                         ======     ======     =====    ======

                                 EXHIBIT INDEX

 Exhibit
 Number  Description of Document
 ------- -----------------------
  1.1*    Form of Underwriting Agreement
  3.1*    Certificate of Incorporation as currently in effect
  3.2*    Form of Restated Certificate of Incorporation (to be filed with the
          Delaware Secretary of State prior to the closing of the offering covered by this Registration Statement)
  3.3*    Bylaws as currently in effect
  3.4*    Form of Bylaws (to be adopted upon the completion of the offering covered by this Registration Statement)
  4.1*    Form of Specimen Stock Certificate
  4.2*    Second Amended and Restated Investor Rights Agreement dated March
          24, 1999
  5.1*    Opinion of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation, regarding legality of the securities being issued
 10.1*    Form of Indemnification Agreement, to be entered into between the
          Registrant and each of its directors and officers, to become effective upon the closing of the offering made under this
          Registration Statement
 10.2*    Amended and Restated 1998 Stock Plan
 10.3*    1999 Employee Stock Purchase Plan
 10.4+    License and Update Agreement with Microsoft Corporation
 10.5+*   Asset Purchase Agreement with Guthy-Renker Internet LLC
 10.6+*   Agreement and Plan of Reorganization with BeSeen.com, Inc.
 10.7*    Procurement and Trafficking Agreement with DoubleClick, Inc.
 10.8+*   Development Agreement with Cox Interactive Media, Inc.
 10.9+*   Premier Positions on US Search Pages with Netscape Communications
          Corporation
 10.9A+*  1999-2000 U.S. Net Search Premier Provider Agreement with Netscape
          Communications Corporation
 10.10+*  PBS Group Sponsorship Agreement
 10.10A*  Agreement with Educational Broadcasting Corporation concerning Chefs of Cucina Amore, dated June 18, 1999
 10.10B*  Agreement with Educational Broadcasting Corporation concerning Great
          Food, dated June 18, 1999
 10.10C*  Agreement with Educational Broadcasting Corporation concerning
          Master Chef USA, dated June 18, 1999
 10.10D*  Agreement with WGBH Educational Foundation concerning Mystery!, dated June 7, 1999
 10.10E*  Agreement with Children's Television Workshop concerning Sesame
          Street, dated June 28, 1999
 10.11*   Sublease Agreement with Wired Ventures, Inc. for property located at
          660 Third Street, San Francisco, California, dated December 2, 1998
 10.12*   Lease Agreement with 487 Bryant Street, LLC for property located at
          487 Bryant Street, San Francisco, California, dated May 4, 1998
 10.13*   Sublease Agreement with Skidmarks, Inc. for property located at 550
          Bryant Street, San Francisco, California, dated November 18, 1998
 10.14*   Sublease Agreement with Jaran, Inc. for property located at 275
          Brannan Street, San Francisco, California, dated April 30, 1999
 10.15*   Lease Agreement with Rosenberg SOMA Investments III, LLC for property located at 625 Second Street, San Francisco, California, dated May 5, 1999
 10.16*   Consent to Sublease Agreement with Ninety Park Property LLC, and
          First Manhattan Consulting Group Inc. for property located at 90
          Park Avenue, New York, New York, dated October 22, 1998
 10.17*   Lease Agreement with Euro Asia Properties Pty Ltd for property located at Level 5, 388 Lonsdale Street, Melbourne, Australia, dated
          September 1, 1998

 Exhibit
 Number  Description of Document
 ------- -----------------------
 10.18*   Lease Agreement with Tonicalon Pty Limited for property located at
          Level 3, 68 Alfred Street, Milsons Point, Sydney, Australia, dated
          June 1, 1999
 10.19*   Summary Plan Description of 401(k) Plan
 21.1*    List of Subsidiary
 23.1     Consent of PricewaterhouseCoopers LLP (LookSmart, Ltd.)
 23.2     Consent of PricewaterhouseCoopers LLP (BeSeen.com, Inc.)
 23.3     Consent of Ernst & Young LLP (Guthy-Renker Internet, LLC)
 23.4     Consent of PricewaterhouseCoopers LLP (ITW NewCorp, Inc.)
 23.5     Consent of PricewaterhouseCoopers LLP (HomeBase Directories Pty
          Ltd.)
 23.6*    Consent of Wilson Sonsini Goodrich & Rosati, Professional
          Corporation (contained in Exhibit 5.1)
 24.1*    Power of Attorney (contained in the signature page to this
          Registration Statement)
 27.1*    Financial Data Schedule

--------
+  confidential treatment requested
*  previously filed